Exhibit 10.17

AGREEMENT OF LEASE

55 PROSPECT OWNER LLC,

Landlord

And

2U NYC, LLC

Tenant

For

The Entire 8th, 9th and 10th Floors

At

55 Prospect Street,

Brooklyn, New York

i

ARTICLE 33 EXPANSION PREMISES	90
ARTICLE 34 EXPEDITED ARBITRATION	92

Schedules and Exhibits

Schedule “A”	Fixed Rent Schedule
Schedule “B”	Form of Insurance Certificate
Schedule “C”	HVAC Design Space Conditions
Exhibit A-1	Floor Plan of Premises (9th and 10th floors)
Exhibit A-2	Floor Plans of Expansion Premises
Exhibit B	Definitions
Exhibit C	Work Letter
Exhibit C-1	Layout Plan
Exhibit D	Cleaning Specifications
Exhibit E	Rules and Regulations
Exhibit F	Intentionally Deleted
Exhibit G	Form Letter of Credit
Exhibit H	Guarantor Competitors
Exhibit I	Intentionally Deleted
Exhibit J	Prohibited Sign Area
Exhibit K	Tenant’s Roof Deck Area
Exhibit L	Form of Memorandum of Lease
Exhibit M	Expansion Premises Work Letter
Exhibit N	Approved SNDA Form

ii

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (“Lease”), is made as of the 13th day of February, 2017 (the “Effective Date”), by and between 55 PROSPECT OWNER LLC, as landlord (“Landlord”), a Delaware liability company, having an office at c/o Kushner Companies, 666 Fifth Avenue, 15th Floor, New York, New York 10103 and 2U NYC, LLC,, a Delaware limited liability company, having its office at 8201 Corporate Drive, Suite 900, Landover, MD 20785 (“Tenant”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and the rents contemplated hereby, Landlord and Tenant, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

9TH AND 10TH FLOOR PREMISES:

The entire 9th and 10th floors, with each floor comprising 26,500 rentable square feet (as mutually determined by Landlord and Tenant), as more particularly shown by the hatching on the drawings annexed hereto as Exhibit A-1 and made a part hereof, subject to the terms of this Lease.

EXPANSION PREMISES:

The entire 8th floor, comprising 26,500 rentable square feet (as mutually determined by Landlord and Tenant), as more particularly shown by the hatching on the drawings annexed hereto as Exhibit A-2 and made a part hereof, subject to the terms of this Lease.

PREMISES

Prior to the Expansion Premises Commencement Date, the 9th and 10th Floor Premises. After the Expansion Premises Commencement Date, collectively, the 9th and 10th Floor Premises and the Expansion Premises.

BUILDING:

The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land located at 55 Prospect Street, Brooklyn, New York (the “Building”).

REAL PROPERTY:	The Building, together with the plot of land upon which it stands.
THE DUMBO HEIGHTS CAMPUS:	The Building together with the buildings located at 117 Adams Street, 77 Sands Street, 81 Prospect Street, 175 Pearl Street; each in the Borough of Brooklyn, State of New York.
COMMENCEMENT DATE:

The date that is the earlier of (a) the date that Tenant, or a person acting through, or on behalf of, Tenant first occupies any portion of the Premises for the conduct of Tenant’s ordinary business, and (b) last of the following to occur: (i) the Lease is fully executed by, and delivered to, both Landlord and Tenant, (ii) the Landlord’s Premises Work

Substantial Completion Date (as herein defined), and (iii) July 1, 2017.
EXPANSION PREMISES COMMENCEMENT DATE:

The date that is the earlier of (a) the date that Tenant, or a person acting through, or on behalf of, Tenant first occupies any portion of the Expansion Premises for the conduct of Tenant’s ordinary business and (b) last of the following to occur: (i) the Commencement Date, and (ii) the Expansion Premises Substantial Completion Date (as herein defined).

LANDLORD’S PREMISES WORK SUBSTANTIAL COMPLETION DATE:

The date that Landlord’s Premises Work is Substantially Completed in the 9th and 10th Floor Premises and in the Roof Deck Area (but exclusive of Tenant Roof Work (as hereinafter defined) and Secondary Base Building Roof Work (as hereinafter defined)) or the date Landlord would have Substantially Completed Landlord’s Premises Work (but exclusive of Tenant Roof Work and Secondary Base Building Roof Work) in the 9th and 10th Floor Premises but for Tenant Delays.

EXPANSION PREMISES SUBSTANTIAL COMPLETION DATE

The date Landlord’s Expansion Premises Work is Substantially Completed in the Expansion Premises or the date Landlord would have Substantially Completed Landlord’s Expansion Premises Work in the Expansion Premises but for Tenant Delays.

EXPIRATION DATE:

If the Rent Commencement Date shall be the first day of a calendar month, then the date which is the day immediately preceding the eleventh (11th) year anniversary of the Rent Commencement Date; otherwise, the last day of the month in which the eleventh (11th) year anniversary of the Rent Commencement Date occurs.

TERM:	The period commencing on the Commencement Date and ending on the Expiration Date in accordance with the terms and conditions of this Lease or pursuant to law.
RENT COMMENCEMENT DATE:	The date that is the nine (9) month anniversary of the Commencement Date.

EXPANSION PREMISES RENT COMMENCEMENT DATE:	Expansion Premises Commencement Date

INTEREST RATE:	The lesser of (i) ten (10%) percent per annum, and (ii) the maximum rate permitted by applicable law.
BASE TAXES:	Taxes payable for the Base Tax Year.
BASE TAX YEAR:	The Tax Year commencing July 1, 2017 and ending June 30, 2018; provided if ICAP benefits are not incorporated into Taxes for such Tax Year, the Base Tax Year shall be the first Tax Year thereafter that ICAP benefits are obtained for the Real Property and the Taxes payable by Landlord incorporate such benefits. Until a Base Tax Year is so determined, Tenant shall have no obligation to pay any Taxes; provided that if ICAP benefits are not obtained and/or incorporated into Taxes by the Tax Year commencing July 1, 2020 and ending June 30, 2021 (the “2020/2021 Tax Year”), then the Base Tax Year shall be the 2020/2021 Tax Year.

BASE OPERATING EXPENSES:	Operating Expenses incurred for the Base Expense Year.

BASE EXPENSE YEAR:	The 2017 calendar year.
TENANT’S PROPORTIONATE SHARE:	20.837% until the Expansion Premises Commencement Date and thereafter 31.255%.

FIXED RENT:	As set forth on Schedule “A-1” and Schedule “A-2” annexed hereto and made a part hereof.
LETTER OF CREDIT:	$4,362,750.00, subject to the terms of Article 27.
TENANT’S ADDRESS FOR NOTICES:

2U NYC, LLC
8201 Corporate Drive, Suite 900
Landover, MD 20785
Attention: Chief Financial Officer
With a copy to: General Counsel

With a copy of default and termination notices to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Christy L. McElhaney, Esq.

LANDLORD’S ADDRESS FOR NOTICES:

55 Prospect Owner, LLC
c/o Kushner Companies
666 Fifth Avenue, 15th Floor
New York, New York 10103
Attn: Leasing Department and General Counsel

With a copy to:

RFR Holding LLC
390 Park Avenue, 3rd Floor
New York, New York 10022
Attn: Mr. Michael Fuchs and Mr. Frank Mangieri
and

INVESCO Real Estate

1166 Avenue of the Americas 26th floor New York, New York 10036 Attn: Mr. James Gillen
PERMITTED USE:

With respect to the 8th through 10th Floors, general, executive and administrative office and lawful customary ancillary uses customarily found in Comparable Buildings (as hereinafter defined) in connection therewith, which may include one or more pantries, one or more employee non-cooking kitchens and cafeterias, employee fitness center (and related locker rooms and showers), executive bathrooms with showers, one or more employee r lounge areas, presentation areas, conference rooms, corporate or corporate sponsored events connected to Tenant’s ordinary business, meeting and gathering areas, one or more screening rooms, one or more performance rooms, board rooms, a day care center for Tenant’s employees, exhibition areas, classrooms for Tenant’s employees and training purposes, data room/center directly related to Tenant’s business, sound rooms, storage areas, libraries, messenger and mail room facilities, reproduction and copying facilities and file rooms; provided that all such uses shall be in compliance with the terms and conditions of this lease and Requirements (including, without, limitation, the TCO and/or CO, as applicable).

With respect to Tenant’s Roof Deck Area (as hereinafter defined), the RDA Permitted Use (as hereinafter defined).

LANDLORD’S PREMISES WORK AND LANDLORD’S EXPANSION PREMISES WORK:

“Landlord’s Premises Work” means collectively, (i) the Base Building Work for the 9th and 10th Floor Premises, (ii) the Primary Base Building Roof Work and (iii) the Premises Build-Out Work.

“Landlord’s Work” means collectively, (i) Landlord’s Premises Work, (ii) Tenant’s Roof Work and (iii) the Secondary Base Building Roof Work.

“Landlord’s Expansion Premises Work” means collectively (i) the Base Building Work for the Expansion Premises and (ii) the Expansion Premises Build-Out Work.

TENANT’S BROKER:	Savills Studley
LANDLORD’S AGENT:	CBRE, Inc., or any other person or entity designated at any time and, from time to time, by Landlord, in writing to Tenant, as Landlord’s Agent.
DEFINITIONS:	The Definitions set forth on Exhibit B hereof are incorporated herein by reference.
WORK LETTER	Exhibit C with respect to the Landlord’s Premises Work and the Roof Work and Exhibit M with respect to Landlord’s Expansion Premises Work.

ARTICLE 2
PREMISES, TERM, RENT

Section 2.1            Lease of Premises. Subject to the terms of this Lease (including, without limitation, Article 33 hereof), Landlord leases to Tenant and Tenant leases from Landlord the Premises as described in Article 1 for the Term.  In addition, Tenant shall have a right to and Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas (as hereinafter defined) of the Building.  For so long as Landlord or its Affiliate owns 77 Sands Street, Brooklyn, New York (the “77 Sands Building”), Tenant shall have the non-exclusive right to access and use the rooftop of the 77 Sands Building, all in accordance with the reasonable rules and regulations related thereto (whether promulgated by Landlord or the landlord of such Building) and in compliance with Requirements.

Section 2.2            Commencement Date. The Term of this Lease with respect to the 9th and 10th Floor Premises shall commence on the Commencement Date and (unless sooner terminated or extended as hereinafter provided), shall end on the Expiration Date.  If Landlord does not tender possession of the 9th and 10th Floor Premises to Tenant on, or before, any specified date, for any reason whatsoever, then, except as expressly provided herein, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and the Term shall not commence until the Commencement Date.  The provisions of this Section 2.2 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement. Promptly after the Commencement Date, Landlord may deliver to Tenant a “Commencement Letter” setting forth the Commencement Date, the Rent Commencement Date, and the Expiration Date.  Tenant’s obligation for commencement of the payment of Fixed Rent and Additional Rent under this Lease shall in no way be contingent upon Tenant’s receipt of the Commencement Letter.

Section 2.3            Payment of Rent.  Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by check or by wire transfer of funds, Fixed Rent, as set forth on Schedule “A”, in equal monthly installments, in advance, on the first day of each month during the Term, commencing (i) with respect to the 9th and 10th Floor Premises on the Rent Commencement Date, and (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, and (b) Additional Rent (as hereinafter defined) commencing (i) with respect to the 9th and 10th Floor Premises on the  Commencement Date and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date (but in each case subject to the terms of the Lease and Tenant’s obligations hereunder, and excluding payment of Tenant’s Tax Payment and Operating Expense Payment which shall commence on the dates set forth in Article 7 of this Lease), at the times and in the manner set forth in this Lease. Collectively, Fixed Rent and Additional Rent shall be referred to herein as “Rent”.  There shall be no separate Fixed Rent payable by Tenant with respect to Tenant’s Roof Deck Area.

Section 2.4            First Month’s Rent.  Tenant shall upon its execution of this Lease pay to Landlord, by check or wire transfer of funds, one month’s Fixed Rent, in the amount of $278,250.00 (“Advance Rent”).  If the Rent Commencement Date is (i) the first day of a calendar month, the Advance Rent shall be credited towards the Fixed Rent payment for the month in which the Rent Commencement Date occurs, or (ii) if the Rent Commencement Date does not occur on the first day of a calendar month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

ARTICLE 3
USE AND OCCUPANCY

Section 3.1            Tenant shall use and occupy the Premises for the Permitted Use in compliance with the terms of this Lease, the TCO and/or Certificate of Occupancy applicable to the Premises, and all applicable Requirements, and for no other purpose subject to the terms of Section 5.1(a), with respect to a permitted amendment of the TCO and/or CO, as applicable.   Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use (as hereinafter defined).  If Tenant uses the Premises for a purpose constituting a Prohibited Use, then Tenant shall promptly discontinue such use upon notice from Landlord of such violation.  Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Use in the Premises, as required under this Lease.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have access to the Premises until June 8, 2017 other than in connection with the performance of Early Access Work (as hereinafter defined), which work shall be performed in accordance with and subject to the terms and conditions hereof.

ARTICLE 4
CONDITION OF THE PREMISES

Section 4.1            Condition.  Tenant agrees (a) to accept possession of the 9th and 10th Floor Premises on the Commencement Date in the condition existing on the date hereof, “as is”, subject to Landlord’s obligation to perform Landlord’s Premises Work pursuant to the terms and conditions of Exhibit C, and (b) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises or the Building in order to prepare the same for Tenant’s initial occupancy of the 9th and 10th Floor on the Commencement Date other than Substantially Complete Landlord’s Premises Work (and, subsequent to the Commencement Date, as set forth in the Exhibit C, to Substantially Complete Tenant’s Roof Work and the Secondary Base Building Roof Work).  Subject to Landlord’s obligation to complete any Landlord Work Punch List Items (as defined herein) and Tenant’s Roof Work and Secondary Base Building Roof Work, Tenant’s occupancy of any portion of the Premises for the conduct of business shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises, in its then current condition and at the time such possession was taken, the Premises was in the condition required hereby.  Upon Substantial Completion of Landlord’s Premises Work, Landlord shall notify Tenant that it has Substantially Completed the same.  Tenant shall have ten (10) Business Days within which to notify Landlord, in writing, that it disputes Landlord’s determination that it has Substantially Completed Landlord’s Premises Work and whether any additional items which should be Punch List Items.  If Tenant does not provide such list within the foregoing ten (10) Business Days period, it shall be deemed that Landlord’s Premises Work has been Substantially Completed. Any dispute as to whether Landlord has Substantially Completed Landlord’s Premises Work or Landlord’s Expansion Premises Work, or whether an item should be a Punch List Item, shall be resolved in accordance with Article 34.

Section 4.2            Landlord’s Premises Work/Landlord’s Expansion Premises Work.

(a)           Landlord will commence the performance of Landlord’s Premises Work  reasonably promptly following the Final Plans Approval Date (as defined in Exhibit C) and Landlord’s Expansion Premises Work reasonably promptly following the Expansion Premises Final Plans Approval Date (as defined in Exhibit M), subject to Tenant’s compliance with the provisions of this Lease (including, without limitation, the terms and conditions of Exhibit C, with respect to the Leased Premises Work, and Exhibit M, with respect to Landlord’s Expansion Premises Work), and, will complete Landlord’s Premises Work and Landlord’s Expansion Premises Work in a first-class, good and workmanlike manner.  Landlord and its employees, contractors and agents shall have access to the 9th and 10th Floor Premises at all reasonable times for the performance of Landlord’s Premises Work and for the storage of materials reasonably required in connection therewith (and for such time as may be reasonably required). Landlord shall perform Landlord’s Premises Work with reasonable due diligence.  Landlord shall give Tenant written notice (“Landlord’s Delivery Notice”) on or about fifteen (15) days prior to the anticipated date of Substantial Completion of Landlord’s Premises Work (the “Anticipated Date of Substantial Completion”). Following the giving of the applicable Landlord’s Delivery Notice, Landlord and Tenant shall schedule the time and date (the “Inspection Date”) on which the Walk-Through (as defined below) shall be conducted, which shall be a Business Day reasonably anticipated to be at least five (5) Business Days prior to the Anticipated Date of Substantial Completion. On the Inspection Date, Landlord and Tenant (including any of its representatives, which shall include Tenant’s representative and Tenant’s architect) shall conduct a joint walk-through and review and inspect Landlord’s Premises Work (collectively, the “Walk-Through”). During the Walk-Through, Landlord and Tenant shall jointly prepare a list of the minor so-called “punch list” items, the non-completion of which does not, either individually or in the aggregate, interfere, in any material way, with Tenant’s ability to conduct its business or otherwise use the applicable portion of the Premises (a “Punch List” and such initial list, the “Initial Punch List”) with Tenant delivering any requested changes to such Initial Punch List within seven (7) days after the Walk-Through.  Landlord shall diligently pursue completion of any and all Punch List Items within 60 days after Substantial Completion of Landlord’s Premises Work (subject to Tenant Delay and Unavoidable Delay); provided that Landlord shall not unreasonably and materially interfere with Tenant’s access to or installations or operations within 9th and 10th Floor Premises.  The above notice, inspection and Walk-Through procedures and time to complete Punch List Items shall apply to the Substantial Completion of Tenant’s Roof Work and, the Secondary Base Building Roof Work (and such Substantial Completion date shall be the “Roof Substantial Completion Date”) and Landlord’s Expansion Premises Work.

(b)           Landlord shall use reasonable efforts to Substantially Complete Landlord’s Premises Work and deliver vacant possession of the 9th and 10th Floor Premises to Tenant no later than two hundred ten (210) days after the Final Proposed Plans Delivery Date (as hereinafter defined)(provided that if such preliminary plans were not timely submitted to Landlord in stages, as provided by Sections 2.2 and 2.5 of Exhibit C, such two hundred ten (210) day period shall be increased to two hundred fifty five (255) days) (the “Anticipated Required Delivery Date”), which Anticipated Required Delivery Date shall be extended for Unavoidable Delays and other Tenant Delays).

(c)           Notwithstanding anything contained herein to the contrary, if  Landlord’s Premises Work has not been Substantially Completed (or deemed Substantially Completed) and Landlord has not delivered vacant possession of the 9th and 10th Floor Premises to Tenant on or prior to the date which is sixty (60) days after the Anticipated Required Delivery Date, which date shall be extended by reason of Unavoidable Delay and/or by Tenant Delay (the

“Outside Date”), then, provided that on the Outside Date or any time thereafter, no Event of Default exists (and if such an Event of Default does exist, as long as the Lease is not terminated as a result of thereof, then commencing on the curing thereof), and Tenant’s occupancy of the 9th and 10th Floor Premises for the ordinary conduct of business is actually delayed as a result thereof, and further provided the Commencement Date has not occurred, as Tenant’s sole and exclusive remedy in connection therewith, the nine (9) month time period described in the definition of the Rent Commencement Date in Article 1 above shall be extended by one day for each day after the Outside Date that the Commencement Date has not occurred until the Commencement Date occurs (but the Expiration Date shall not be similarly extended).

(d)           Notwithstanding anything contained herein to the contrary, if  Landlord’s Premises Work has not been Substantially Completed (or deemed Substantially Completed) and Landlord has not delivered vacant possession of the 9th and 10th Floor Premises to Tenant on or prior to the date which is sixty (60) days after the Outside Date, which date shall be extended by reason of Unavoidable Delay and/or by Tenant Delay (the “Second Outside Date”), then, provided that on the Second Outside Date or any time thereafter, no Event of Default exists (and if such a default does exist, as long as the lease is not terminated as a result of thereof, then commencing on the curing thereof), and further provided the Commencement Date has not occurred, as Tenant’s sole and exclusive remedy in connection therewith, the nine (9) month time period described in the definition of the Rent Commencement Date in Article 1 above shall be extended by two days for each day after the Second Outside Date that the Commencement Date has not occurred until the Commencement Date occurs (but the Expiration Date shall be similarly extended).

(e)           Notwithstanding anything contained herein to the contrary, if Landlord’s Premises Work has not been Substantially Completed (or deemed Substantially Completed) and Landlord has not delivered vacant possession of the 9th and 10th Floor Premises to Tenant on or prior to the date which is seven (7) months after the Anticipated Required Delivery Date, which date shall be extended by reason of Unavoidable Delay and/or by Tenant Delay (the “Third Outside Date”), then in addition to the remedies provided in clause (d) above, as Tenant’s exclusive remedy with respect thereto Tenant shall be entitled to complete such work, at Tenant’s expense, subject to its right to receive reimbursement from Landlord to the extent described below.  Tenant shall only be entitled to complete such work if the following conditions shall be satisfied: (i) Tenant shall deliver notice (a “Tenant Notice”) to Landlord stating the nature of such incomplete work and that Tenant intends to complete the same, (ii) Landlord shall fail to deliver a notice to Tenant within 10 days following Tenant’s delivery to Landlord of the Tenant Notice stating that Landlord intends to complete such work (which notice shall set forth in reasonable detail the steps Landlord intends to take in completing the same), and (iii) Landlord shall fail within such 10-day period to diligently pursue completion of such work.  Substantial Completion of such Landlord’s Premises Work shall occur on the date of such Substantial Completion or the date same would have been Substantially Completed if Tenant diligently pursued such completion after the Tenant Notice and Landlord’s failure to pursue completion.  The extent of the work performed by Tenant in completing such work shall not exceed the work that is reasonably necessary to complete such work.  In the event Tenant shall complete such work, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in completing such work within 30 days following the provision of an invoice therefor (together with reasonable substantiation), unless Landlord is disputing the incompleteness of such work, in which case such dispute shall be resolved by a single arbitrator appointed in accordance with the American Arbitration Association Arbitration Rules for the Real Estate Industry.  Landlord shall have no obligation to reimburse Tenant until and unless such dispute is finally resolved in favor of Tenant.  In the event Landlord fails to reimburse Tenant as aforesaid in this Section 4.2(e), Tenant may offset the unreimbursed amount from the next succeeding monthly installment or installments of Rent due and payable hereunder.

(f)            Notwithstanding anything contained herein to the contrary, if Tenant Roof Work and Secondary Base Building Roof Work has not been Substantially Completed (or deemed Substantially Completed) on or prior to the date which is the later to occur of (i)  one hundred fifty (150) days after the Substantial Completion Date, (ii) May 1, 2018, and (iii) two (2) days after Tenant occupies the Premises (including the 10th Floor) for the conduct of business, which date in each case shall be extended by reason of Unavoidable Delay and/or by Tenant Delay (the “Tenant Roof Work Outside Date”), then, provided that on the Tenant Building Roof Work Outside Date or any time thereafter, no Event of Default exists (and if such an Event of Default does exist, as long as the lease is not terminated as a result of thereof, then commencing on the curing thereof), and Tenant is conducting normal business operations in the 9th and 10th Floor Premises then as Tenant’s sole and exclusive remedy in connection therewith, Tenant shall be entitled to a credit against Rent next coming due in a per diem amount equal to 10% of the per diem amount of Fixed Rent then payable by Tenant with respect to the Premises (or which would have been due if a rent concession or abatement period was not then occurring, in which event, Tenant shall be credited with such reduction against the next installments of Fixed Rent actually payable) for each day after the Tenant Roof Work Outside Date that Tenant is conducting business in the 9th and 10th Floor Premises and Tenant Roof Work and Secondary Base Building Roof Work has not been Substantially Completed until the Tenant Roof Work and the Secondary Base Building Roof Work is Substantially Completed.

(g)           Except as otherwise expressly set forth in this Lease to the contrary, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from the performance of Landlord’s Premises Work or Landlord’s Expansion Premises Work, as applicable or the storage of any materials in connection therewith (but only for so long as is reasonably necessary and if reasonably practicable Landlord shall remove such material when not in use), provided that in connection with any such storage (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof, (b) Tenant is not deprived of reasonable access to the Building or the Premises.  Notwithstanding anything to the contrary contained herein the Substantial Completion of Tenant Roof Work and the Secondary Base Building Roof Work shall not be a condition to Substantial Completion of Landlord’s Premises Work or Landlord’s Expansion Premises Work for purposes of the Commencement Date and/or Expansion Premises Commencement Date (if applicable), respectively.

(h)           Landlord shall deliver to Tenant an ACP-5 covering the Premises within ten (10) days after request therefor after the Commencement Date

(i)            Landlord shall use reasonable efforts to Substantially Complete Landlord’s Expansion Premises Work and deliver vacant possession of the Expansion Premises to Tenant no later than two hundred seventy (270) days after the Final Expansion Premises Proposed Plans are delivered to Landlord (provided that if preliminary plans were not timely submitted to Landlord in stages, as provided by Sections 2.2 and 2.5 of Exhibit M, such two hundred seventy (270) day period shall be increased to three hundred (300) days) (the “Expansion Premises Anticipated Required Delivery Date”), which Expansion Premises

Anticipated Required Delivery Date shall be extended for Unavoidable Delays and other Tenant Delays).

(j)            Notwithstanding anything contained herein to the contrary, if  Landlord’s Expansion Premises Work has not been Substantially Completed (or deemed Substantially Completed) and Landlord has not delivered vacant possession of the Expansion Premises to Tenant on or prior to the date which is sixty (60) days after the Expansion Premises Anticipated Required Delivery Date, which date shall be extended by reason of Unavoidable Delay and/or by Tenant Delay (the “Expansion Premises Outside Date”), then, provided that on the Expansion Premises Outside Date or any time thereafter, no Event of Default exists (and if such an Event of Default does exist, as long as the Lease is not terminated as a result of thereof, then commencing on the curing thereof), and Tenant’s occupancy of the Expansion Premises for the ordinary conduct of business is actually delayed as a result thereof, and further provided the Expansion Premises Commencement Date has not occurred, as Tenant’s sole and exclusive remedy in connection therewith, Tenant shall be entitled to a credit against Rent next coming due for the Expansion Premises, in a per diem amount equal to the per diem amount of Fixed Rent then payable by Tenant with respect to the Expansion Premises (i.e., 4,637.50), for each day after the Expansion Premises Outside Date that the Expansion Premises Commencement Date has not occurred until the Expansion Premises Commencement Date occurs (but, for the avoidance of doubt, the Expiration Date shall not be extended in connection therewith).

ARTICLE 5
ALTERATIONS

Section 5.1            Tenant’s Alterations.

(a)           Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided such Alterations: (i) are non-structural and do not affect any Building Systems other than by connecting thereto, (ii) affect only the Premises, and other than Alterations on the Tenant’s Roof Deck Area, are not visible from the street level outside of the Premises, (iii) do not effect a modification of the Temporary Certificate of Occupancy (“TCO”) or the Certificate of Occupancy (“CO”), as the case may be, issued for the Building or the Premises and allowing for general office use of the Premises (but the existing Certificate of Occupancy may be amended and updated at Tenant’s cost, as necessary and reasonably approved by Landlord, to reflect the completion of approved Alterations that otherwise conform to this Lease, subject to Landlord’s obligations and Tenant’s rights expressly contained in Article 3), and (iv) do not violate any Requirement. Landlord’s consent shall not be required for any Alteration that (A) does not require the issuance of a Building Permit by the Department of Buildings of the City of New York, provided such Alteration meets the requirements set forth in (i)-(iv) above (collectively, the “Reasonable Alteration Conditions”), provided the cost of such Alteration does not exceed $150,000.00, or (B) an Alteration which is of a purely cosmetic nature in the Premises such as painting, wallpapering, hanging pictures or installing carpeting (collectively, “Decorative Alterations”). Tenant shall give Landlord notice prior to performing any Decorative Alteration, the cost of which exceeds $50,000.00, which notice shall contain a description of such Decorative Alteration.  Notwithstanding the foregoing, “Alterations” shall not include Landlord’s Work or Landlord’s Expansion Premises Work which shall all be subject to the requirements of the applicable Work Letter and not this Article 5 (other than Section 5.3 which shall apply to

Landlord’s Work and Landlord’s Expansion Premises Work), except as otherwise expressly provided in this Lease.

(b)           Plans and Specifications.  Prior to making any Alterations, Tenant, at its reasonable expense, shall (i) submit to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed as and to the extent required by Section 5.1 above, detailed plans and specifications (“Alteration Plans”) of each proposed Alteration (other than Decorative Alterations or Alterations that can be performed by Tenant without Landlord’s consent pursuant to Section 5.1(a) above), and with respect to any Alteration affecting any Building System other than by connecting thereto, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, and (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11), naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee of whom Tenant has been notified as additional insureds (provided, however, that for contractors performing work costing less than $200,000.00 (which amount shall increase by 2% each year on a compounding basis) which does not in any manner affect the structural integrity of the Building or any Building Systems or the TCO and/or CO of the Building and are not visible from the street level outside the Building, Landlord shall accept such lower limits of liability insurance then being accepted by landlords of Comparable Buildings [hereinafter defined]).  Landlord shall respond to any request for approval of Tenant’s plans and specifications for Alterations (the “Plans”) within ten (10) Business Days after such request is made.  In addition, Landlord agrees to respond to any resubmission of the Plans within seven (7) Business Days after resubmission to Landlord.  If Landlord fails to respond to Tenant’s request within the applicable review period set forth herein, Tenant shall have the right to provide Landlord with a second request for approval (a “Second Request”), which shall specifically identify the Plans to which such request relates, and set forth in bold capital letters the following statement:  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THE PLANS SHALL BE DEEMED APPROVED AND TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION OF THE ALTERATIONS IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND.  If Landlord fails to respond to a Second Request within five (5) Business Days after receipt by Landlord, the Plans or revisions thereto for which the Second Request is submitted shall be deemed to be approved by Landlord and Tenant shall be entitled to commence construction of the Alterations or portion thereof to which the Plans relate and which were approved by Landlord, provided that such Plans have (if required) been appropriately filed in accordance with any applicable Requirements (provided that if applicable Requirements require Landlord to sign an application in connection therewith, Landlord shall do so with reasonably promptness provided Landlord does not have any liability or expense in connection therewith), all permits and approvals required to be issued by any Governmental Authority as a prerequisite to the performance of such Alterations shall have been duly issued, and Tenant shall otherwise have complied with all applicable provisions of this Lease relating to the performance of such Alterations.

(c)           Governmental Approvals.  Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall, with all reasonable promptness after completion of any Alterations, furnish Landlord with copies thereof, together with “as-built” Plans, marked to reflect field changes, provided such field changes are not substantial, for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DWG format or another format reasonably acceptable to Landlord. Landlord shall promptly and expeditiously cooperate with Tenant, at no cost or expense to Landlord, in obtaining any permits or approvals necessary from any Governmental Authority having jurisdiction in connection with the performance of Tenant’s Alterations.

(d)           Hazardous Materials.

(i)            Landlord represents to Tenant that to the best of Landlord’s knowledge there will be no Hazardous Materials in violation of applicable Requirements (i) in the 9th and 10th Floor Premises or the Building on the Commencement Date, (ii) in Tenant’s Roof Deck Area on the delivery thereof with the Secondary Base Building Roof Work and Tenant’s Roof Deck Work Substantially Complete), or (iii) in the Expansion Premises on the Expansion Premises Commencement Date.

(ii)           Notwithstanding anything to the contrary contained herein, if in connection with any future approved Alterations, Requirements mandate that Hazardous Materials (defined as same on the date hereof)  be abated, removed, encapsulated or remediated from within the Premises or Tenant’s Roof Deck Area and not core areas or areas around columns that are not typically accessible by tenants in connection with Alterations, Landlord shall, at its sole (but reasonable) cost and expense, perform such work as it deems necessary and as required by any Governmental Authority after notice (a “HazMat Work Notice”) from Tenant thereof to comply with Requirements (“Landlord’s HazMat Work”). Tenant shall use commercially reasonable efforts to minimize the extent of such abatement.  In the event Landlord is required to perform Landlord’s HazMat Work as aforesaid, Landlord shall diligently perform the same (using overtime work) at a time to be mutually agreed upon by Landlord and Tenant.  Tenant will afford Landlord and its employees, contractors and agents access to the Premises at all reasonable times for the performance of Landlord’s HazMat Work and for the storage of materials reasonably required in connection therewith, and Tenant will avoid any unreasonable interference by any Tenant Party with the performance of such work.  Upon Landlord’s request, all Tenant Parties shall vacate the Premises during the performance of Landlord’s HazMat Work (and Landlord shall not be obligated to perform Landlord’s HazMat Work if any Tenant Party fails to do so) and Tenant shall, at Landlord’s sole cost and expense, remove or relocate Tenant’s Property in the Premises during the performance of Landlord’s HazMat Work so as not to unreasonably interfere with the performance of Landlord’s HazMat Work and to protect same against damage or loss during the performance of Landlord’s HazMat Work (and Landlord shall not be obligated to perform Landlord’s HazMat Work if any Tenant Party fails to do so).  Except as otherwise specifically set forth herein, there shall be no Rent abatement or allowance to Tenant or a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, delay, annoyance or injury to business or to Tenant’s installations (or the performance of Alterations) or Tenant’s Property in the Premises arising from the performance of Landlord’s HazMat Work or the storage of any materials in connection therewith.

(iii)          In furtherance of Landlord’s obligations set forth in Section 5.1(d)(ii) above with respect to the Premises, if Tenant is prevented from conducting its business in the entire Premises or performing approved work and/or obtaining a required permit therefor (and Tenant shall not actually conduct business in the Premises or does not actually perform such work, as applicable) as a result of required Landlord’s HazMat Work, no Event of Default then exists, the Hazardous Materials required to be removed were not introduced by Tenant (or anyone acting by or through Tenant), and Landlord shall fail to substantially complete such HazMat Work within three (3) Business Days after receipt of the HazMat Work Notice (subject to Unavoidable Delay and/or Tenant Delay) and notice that Tenant is unable to conduct business in the entire Premises or perform (or to obtain required permit(s) for) approved work as the result of such (the “HazMat Work Abatement Date”), then, as Tenant’s sole and exclusive remedy therefor, Tenant shall receive a credit against Fixed Rent in the amount equal to one (1) day of then Fixed Rent for the Premises per day for each day after the Landlord’s HazMat Work Abatement Date that Tenant is not occupying the Premises for the conduct of business until the Landlord’s HazMat Work is Substantially Complete or Tenant occupies the Premises for the conduct of business. If, however, Tenant shall continue to conduct business or perform work in the Premises during the period when such Landlord’s HazMat Work is required, then Tenant shall not receive any credit against Fixed Rent attributable thereto.

(iv)          Notwithstanding anything to the contrary contained herein, if Tenant shall only be prevented from conducting business or performing Alterations, as applicable, in a portion of the Premises (as opposed to the entire Premises) as a result of required Landlord’s HazMat Work, then if Landlord shall not substantially complete such Landlord’s HazMat Work on or prior to the HazMat Work Abatement Date, Tenant shall be entitled to receive, as Tenant’s sole and exclusive remedy therefor, the credit against Fixed Rent to which Tenant would be entitled pursuant to Section 5.1(d)(iii) above, provided that the same shall be prorated by multiplying the aggregate amount thereof by a fraction, the numerator of which shall be the rentable square footage (“RSF”) of the portion of the Premises then leased by Tenant and affected by the applicable violation and the denominator of which shall be the total RSF of the Premises then leased by Tenant. If, however, Tenant shall continue to conduct business or perform Tenant’s Work in the applicable portion of the Premises during the period when such Landlord’s HazMat Work is required, then Tenant shall not receive any credit against Fixed Rent attributable thereto.

Section 5.2            Manner and Quality of Alterations.  All Alterations shall be performed (a) in a good and workmanlike manner, (b) substantially in accordance with the Alteration Plans, and by contractors reasonably approved by Landlord, (c) in compliance with all Requirements, the terms of this Lease and all reasonable Building standard construction procedures and regulations then prescribed by Landlord, provided the same do not reduce Tenant’s rights hereunder other than to a de minimis extent, and provided, further, that any conflict between such procedures and regulations and the terms and conditions of this Lease, shall be resolved in favor of the terms and conditions of this Lease, and (d) at Tenant’s expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.  At Tenant’s request and if and to the extent Landlord maintains such a list, Landlord shall furnish Tenant with a list of contractors (“Landlord’s Contractor List”), which shall contain the names of at least three (3) contractors for each trade other than in respect of any Building Systems. Tenant shall be required to use Landlord’s designated contractor(s) to perform any work connecting the premises to a building system up to the point of entry to the Premises, including, without limitation, Class E and fire alarm system work, and BMS System, and Landlord’s expediter, provided that such contractor(s) shall charge such rates as are substantially similar, customary and competitive when compared to other contractors performing such work for Comparable Buildings. If Tenant engages any contractor set forth on Landlord’s Contractor List, Tenant shall not be required to obtain Landlord’s consent to such contractor, provided Tenant shall be required to obtain Landlord’s confirmation (which confirmation may be oral) that such contractor remains on Landlord’s Contractor List. If Landlord shall not then maintain a list of approved contractors for the Building, or if Tenant desires to use a contractor who is not named on such list, Landlord shall not unreasonably withhold, condition or delay its approval of any reputable contractor proposed by Tenant (except for those contractors performing work on Building Systems), provided such contractor shall provide Landlord upon written request with appropriate positive references and reasonable proof of financial responsibility reasonably satisfactory to Landlord.  Landlord shall, within ten (10) Business Days after receiving any request from Tenant for such approval, together with such references and proof, respond to such request. If Landlord fails to respond to Tenant’s request within the applicable review period set forth in this Section 5.2 related to contractor approval, Tenant shall have the right to provide Landlord with a second request for approval (a “Second Contractor Request”), which shall specifically identify the contractor to which such request relates, and set forth in bold capital letters the following statement:  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THE CONTRACTOR SHALL BE DEEMED APPROVED AND TENANT SHALL BE ENTITLED TO USE SUCH CONTRACTOR FOR APPLICABLE WORK AT THE BUILDING.  If Landlord fails to respond to a Second Contractor Request within five (5) Business Days after receipt by Landlord, the contractor for which the Second Contractor Request is submitted shall be deemed to be approved by Landlord and Tenant shall be entitled use such contractor for applicable work at the Building, provided the use of such contractor shall otherwise comply with all applicable provisions of this Lease relating to contractors performing services at the Building.  At Tenant’s request and if and to the extent Landlord maintains such a list, Landlord shall furnish Tenant with a list of contractors (containing at least 3 contractors for each trade other than in respect of any Building System) approved by Landlord (which list may change from time to time), who may perform on behalf of Tenant the types of Alterations described on such request. If Tenant engages any contractor set forth on such list, Tenant shall not be required to obtain Landlord’s consent to such contractor, provided Tenant shall be required to obtain Landlord’s confirmation that such contractor remains on such list unless, prior to the execution of an agreement between Tenant (either directly or through another contractor or subcontractor) and such contractor (or, if no written agreement is entered into, prior to the commencement of work by the contractor), Landlord shall notify Tenant that such contractor has been removed from such list.  If Landlord shall not then maintain a list of approved contractors for the Building or if Tenant desires to use a contractor who is not named on such list, Landlord shall not unreasonably withhold its approval of any reputable contractor proposed by Tenant (except for those contractors performing work on Building Systems), provided such contractor shall provide Landlord with appropriate positive references and proof of financial responsibility and insurance coverages reasonably satisfactory to Landlord.

Section 5.3            Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date, as the same may be extended. On or prior to the Expiration Date, as the same may be extended, Tenant shall, at Tenant’s cost and expense, remove Specialty Installations and all of Tenant’s Property (other than cables or wires running from the basement of the Building to the Premises (or the Roof Deck Area), between the floors of the Premises (or the Roof Deck Area), or above any hung ceilings that have been designated by Landlord for future use by Tenant or another tenant of the Building) and close up any slab penetrations made by Tenant in the Premises, if any. For purposes of this lease, “Specialty Installation(s)” shall mean installations consisting of, but not limited to, kitchens (but not customary office pantries that do not have cooking equipment), executive bathrooms (but not any ADA compliant bathroom installed in addition to the core bathrooms), raised computers floors, computer installations, communication installations and wiring, security systems, fire detection and suppression systems, vaults, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems and other installations of similar character or nature that are above and beyond standard or typical office installations. The Slab Cut (as defined in Exhibit C), the Stairway/Lift (as defined in Exhibit C) shall not constitute a Specialty Installation (but all other slab cuts (including, without limitation, slab cuts required for any internal staircases between the office floors) shall be deemed to be Specialty Installations).  Notwithstanding the foregoing, the Skylight (as defined in Exhibit C) as depicted (in all material respects) on the Layout Plan shall not constitute a Specialty Installation and Tenant shall have no responsibility to remove the Skylight at the end of the Term, but shall be required to deliver it at the end of the Term in good condition, reasonable wear and tear and casualty excepted.  Unless otherwise expressly communicated by Landlord to the contrary by notice to Tenant, on or before the Expiration Date or sooner termination of this Lease, Tenant shall, at its sole cost and expense, remove all Specialty Installation(s) from the Premises and restore all slab and wall penetrations to the condition that existed prior to such penetrations (such removal and repair work being hereinafter referred to as the “Restoration Work”); provided, however, that no installations or alterations made as part of the Landlord’s Premises Work (as presently defined on Exhibit C attached hereto) shall be considered Specialty Installations (including without limitation, slab cuts for the stairs to the roof and hydraulic vertical lifts as part of Landlord’s Premises Work). Tenant’s obligation and liability with respect to the removal of Specialty Installation(s), and Tenant’s Property and the performance of the Restoration Work shall survive the Expiration Date (as same may be extended) or sooner expiration or termination of this lease. Notwithstanding anything contained in this Section to the contrary, if in Tenant’s request for Landlord’s approval of the Alteration Plans for any Alteration, Tenant expressly requests in all CAPS AND BOLD FACE TYPE that Landlord notify Tenant of the particular Specialty Installations thereon along with Landlord’s approval of such plans, then Landlord, if it approves the Alterations Plan in question, shall also notify Tenant in such approval of those certain Specialty Installations thereon. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Building or the Building caused by Tenant’s removal of any Specialty Alterations or Tenant’s Property or closing of any slab penetrations by Tenant or on behalf of Tenant, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket cost of repairing or restoring such damage or Landlord’s demolition, as the case may be. Any Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same after five (5) Business Days written notice to Tenant, and repair and restore any damage caused thereby, at Tenant’s reasonable out-of-pocket cost and without accountability or liability to Tenant. Notwithstanding the foregoing, Landlord at any time may elect for Tenant to leave such Specialty Installations in the Premises and not remove same, in which case if Landlord will be removing such items, then Tenant shall pay Landlord, as additional rent, within ten (10) days after notice from Landlord that such Specialty Installations may remain, Landlord’s good faith estimate of the cost to remove such Specialty Installations that may remain. Notwithstanding any of the foregoing to the contrary, if Tenant is obligated to remove any Specialty Alterations or close any slab penetrations identified by Landlord as Specialty Alterations (if not otherwise specifically identified in this Lease as such) prior to the Expiration Date as set forth herein and perform any repair/restoration work in connection therewith as described above in this Section 5.3), Tenant shall have the right not to perform such work (such work, collectively the “Expiration Date Work”) by providing notice to Landlord at least 9 months prior to the Expiration Date (TIME BEING OF THE ESSENCE) and by paying Landlord the actual out-of-pocket cost of performing such work (which shall include, without limitation, the employment by Landlord of a project manager) within 30 days after demand therefor, which obligation shall expressly survive the Expiration Date or sooner termination of the Term. In addition, Tenant shall pay to Landlord or its designee, upon demand, an administrative fee with respect to the performance of the Expiration Date Work and the scheduling of Building equipment, facilities and personnel in connection therewith, which fee shall be equal to 3% of the costs of the Expiration Date Work. In furtherance of the preceding sentence, at Landlord’s election, within 10 days following request from Landlord, and as a condition precedent to Landlord’s obligation to perform the Expiration Date Work, Tenant shall deposit with Landlord, in cash, an amount equal to 125% of the estimated cost, as reasonably determined by Landlord after obtaining the arms-length bid from at least one contractor or service provider (which is not an affiliate of Landlord) with experience performing similar work, of the performance the Expiration Date Work (such amount, the “Estimated Expiration Date Work Amount”). Any Estimated Expiration Date Work Amount deposited with Landlord pursuant to the immediately preceding sentence shall be applied by Landlord to the performance of the Expiration Date Work. If Landlord performs the Expiration Date Work, then during Landlord’s performance thereof, Landlord shall periodically reconcile the actual cost of the performance of the Expiration Date Work compared with the Estimated Expiration Date Work Amount deposited by Tenant with Landlord, and upon the determination of any overpayment or underpayment by Tenant, as the case may be, Landlord shall pay to Tenant any overpayment, or Tenant shall pay to Landlord any underpayment, as applicable, within 30 days after such determination and, if applicable, Tenant’s receipt of a reasonably detailed invoice therefor from Landlord. The Expiration Date Work performed by Landlord, if applicable, shall be performed by Landlord after the Expiration Date. In the event that (i) Tenant has elected to have Landlord perform the Expiration Date Work, (ii) Tenant has otherwise complied with the terms and conditions of this Section 5.3, (iii) no Event of Default has occurred and is continuing hereunder, and (iv) Tenant has timely vacated the Premises, removed Tenant’s Property therefrom, and surrender the same to Landlord free of all tenancies and occupants, then Tenant shall not be deemed to be in holdover pursuant to Section 18.2 hereof if Landlord has failed to complete the Expiration Date Work on or prior to the Expiration Date.

Section 5.4            Mechanic’s Liens.  Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within thirty (30) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

Section 5.5            Labor Relations.  Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others.  If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.  Landlord confirms that no Building staff or employees are presently unionized. Landlord agrees to use and follow good construction practice in order to coordinate Landlord’s Work or Landlord’s Expansion Premises Work with any other work that either Landlord, or any other tenant at the Building, including Tenant, may be performing at the same time but without an obligation to use overtime labor.  Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to use non-union labor in the performance of Alterations, including Tenant’s Initial Installations, provided all such labor shall be in harmony with all other workers in the Building and shall not create disruption or work stoppages.

Section 5.6            Tenant’s Costs. Except as expressly set forth herein, Tenant shall pay to Landlord, as Additional Rent within thirty (30) days of written request for same from Landlord together with supporting documentation therefor, all reasonable third-party out-of-pocket costs actually incurred by Landlord in connection with any Alterations, including costs incurred in connection with (a) Landlord’s review of Alteration Plans for such Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration(s), to operate elevators or otherwise to facilitate such Alterations. Tenant shall, upon request, provide Landlord with reasonable evidence of all amounts expended by it for Alterations (including any “soft costs”).

Section 5.7            Tenant’s Equipment.  Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord (without mark-up) in connection therewith.  If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) that all work performed in connection therewith shall comply with all applicable Requirements and (c) that such work shall be done only during hours reasonably designated by Landlord.

Section 5.8            Legal Compliance. The approval of Alteration Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Alteration Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Buildings in order to comply with any Requirements, Tenant shall pay all reasonable actual costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9            Floor Load.  Tenant shall not place a load upon any floor of the Premises that is in violation of Requirements or that exceeds the particular live load the floor load was designed to carry.  To the extent Tenant’s floor load requires the floors (or any portion thereof) of the Premises to be reinforced, Tenant shall be responsible for all costs related thereto (and any changes made by Tenant in connection therewith shall be subject to the terms and conditions of this Lease); provided that Landlord shall not unreasonably withhold its approval to such reinforcement so long as same is performed using good and customary construction and engineering practices.

Section 5.10          Security System.  Landlord hereby approves in concept the installation by Tenant of a customary security system within the Premises which is compatible with the Building System, subject to Landlord’s receipt and approval of final plans and specifications therefor (which approval shall not be unreasonably withheld, conditioned or delayed), all of which shall be performed in accordance with all of the applicable terms and conditions of this Lease

Section 5.11                             Contemplated Alterations. Without in any way limiting Tenant’s obligation to submit Plans and Landlord’s right to review and approve of Alterations as set forth above in the applicable Work Letter and Tenant’s obligation to comply with all applicable terms and conditions of this Lease in connection therewith, Landlord acknowledges in concept only that in connection with the Premises Build-Out Work and the Expansion Premises Build-Out Work, Tenant contemplates installing internal staircases to connect the 8th floor to the 9th floor and the 9th floor to the 10th floor floors which internal staircases may require structural reinforcement of the respective floors if reasonably recommended by Tenant’s structural engineer (the “Internal Staircase Work”), which reinforcement installation shall be subject to Landlord’s reasonable approval.

Section 5.12                             Early Access. Tenant shall have the right from time to time to come onto the Premises and Tenant’s Roof Deck Area for inspections and measurements and for up to 30 days immediately prior to the date of Substantial Completion of Landlord’s Premises Work to access the Premises and Tenant’s Roof Deck Area, upon prior notice to Landlord at times reasonably designated by Landlord, for purposes of taking measurements, conducting due diligence and inspections thereof, installing wiring and cabling, installing workstations, building-out the IT room, and accessing the IT closets in the Premises at the same time that Landlord performs Landlord’s Premises Work (collectively, the “Early Access Work”). Landlord and Tenant shall use reasonable efforts to cooperate with each other so as to permit Tenant’s access and Landlord’s performance of work in the Premises and Tenant’s Roof Deck Area at the same time. If Tenant’s access to the Premises or Tenant’s Roof Deck Area interferes with the performance by Landlord of Landlord’s Premises Work, Landlord shall, notwithstanding the foregoing, have the right to notify Tenant of such interference (which notification may be oral) and Tenant shall immediately discontinue such interference.  Such access to the Premises or Tenant’s Roof Deck Area by Tenant prior to the Commencement Date shall not be deemed to be use and occupancy by Tenant of the Premises nor Tenant having taken possession of the Premises for purposes of determining the Commencement Date but shall otherwise be subject to all of the terms of the Lease. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to notice of a claimed Tenant Delay as and to the extent provided in a Work Letter.

ARTICLE 6
REPAIRS

Section 6.1                                    Landlord’s Repair and Maintenance.  Except as provided in Section 6.2 or Section 6.4 below, Landlord shall operate, maintain and replace, if necessary, except for such repairs as are expressly made the obligation of Tenant as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems up to the point of entry to the Premises, and (ii) the public portions of the Building and Common Areas, and (iii) the structural elements of the Building, both exterior and interior, including the roof, external windows, parapet walls, foundation and curtain walls thereof, in a manner consistent with Building Standard.

Section 6.2                                    Tenant’s Repair and Maintenance. Subject to repair of Landlord’s Premises Work, Tenant’s Roof Work and Base Building Roof Work by Landlord if covered by warranty or if a defect is discovered within one (1) year after the Commencement Date and notice of such defect was given to Landlord within such one (1) year period (which defect was not caused by Tenant’s negligence or willful misconduct) and Section 6.4 below, Tenant shall promptly, at its expense and in compliance with Article 5, make all nonstructural repairs, to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning systems installed by Tenant, sprinklers and life safety systems and all other systems exclusively serving the Premises and/or in and serving the Premises from the point of connection to the Building Systems and the roof lift and related equipment installed by Landlord (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for (x) reasonable wear and tear and damage as a result of a casualty in the Premises for which Tenant is not responsible or (y) such repairs as are required as the result of the negligence or willful misconduct of Landlord, Landlord’s Agent, or their respective employees or contractors. Subject to waiver of subrogation in Section 11.2 hereof and except for casualty, all damage to the Building or to any portion thereof or to any Tenant’s Fixtures or any other reason, event and/or condition requiring structural or nonstructural repair caused by or directly resulting from any (i) negligence or willful misconduct of a Tenant Party, (ii) Tenant’s particular manner of use of the Premises, (iii) Alterations performed by Tenant, (iv) Tenant’s placement of FF&E and/or property, and/or (v) Tenant’s breach of any of the terms of this Lease, shall be repaired at Tenant’s expense by (A) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (B) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System outside of the point of connection to the Premises. All Tenant repairs shall be of good quality utilizing new construction materials of comparable quality as the construction material in existence as of the Commencement Date. In the event Tenant shall fail to make a repair or perform a maintenance obligation(s) on its part to be performed under this Section 6.2, after the expiration of applicable notice and cure periods or if none are specified thirty (30) days of written notice thereof, Landlord may make such repair or perform such maintenance obligation(s), at Tenant’s expense (immediately, and without advance notice, in the case of emergency). All actual, reasonable out of pocket costs and expenses incurred by Landlord in connection with the making of such repair or performance of such maintenance obligation by, or on behalf of Landlord, and all actual, reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord, as a result of such failure by Tenant under this Lease, in any action or proceeding brought by Landlord, shall be paid by Tenant to Landlord within thirty (30) days of demand, with interest thereon at the Interest Rate from the date incurred by Landlord.

Section 6.3                                    Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems reasonably necessary or desirable, and to take all materials into the Premises reasonably required for the performance of such Restorative Work upon reasonable advanced notice to Tenant (except in the case of an emergency when no advanced notice shall be required and in a commercially reasonable and customary manner), provided that (a) the level of any Building service shall not decrease from the level required of Landlord in this Lease as a result thereof other than to an immaterial extent (other than as required by Requirements or temporary changes in the level of such services during the performance of any such Restorative Work), (b) Tenant is not deprived of reasonable access to the Premises or the Tenant’s Roof Deck Area except on a temporary basis, (c) there is no reduction in the ceiling heights of the Premises other than to an immaterial extent, (d) the usable area of the Premises and the Tenant’s Roof Deck Area is not to be reduced beyond an immaterial extent, and (e) such Restorative Work shall not adversely affect the layout or use of the Premises (including, without limitation, by materially changing the location of the core bathrooms or the elevator shafts, or lowering the ceiling heights other than to an immaterial extent) or the Tenant’s Roof Deck Area on a permanent basis except to an immaterial extent, and further provided that in respect of Tenant’s Roof Deck Area, such Restorative Work shall not include vertical improvements or additions which materially and adversely affect Tenant’s use thereof unless required for proper function of the Building or to comply with Requirements (and in such cases no reasonable an practical alternative is available to Landlord). Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises and the Tenant’s Roof Deck Area (as applicable) during the performance of such Restorative Work. During the course of performance of such Restorative Work, Landlord shall use all commercially reasonable efforts not to, reduce the level of any Building service nor decrease the same in any material respect from the level required of Landlord in this Lease as a result thereof (other than necessary temporary changes in the level of such services during the performance of any such Restorative Work, and Landlord shall use reasonable efforts such that continued access by Landlord or its contractors or agents does not unreasonably interfere with Tenant’s ordinary use and occupancy of the Premises and the Tenant’s Roof Deck Area. In connection with any access by Landlord pursuant to this Section 6.3, Landlord shall promptly repair damage, if any, caused by such entry, subject to the terms of Section 11.2 below. There shall be no abatement of Rent or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or others performing, or failing to perform, any Restorative Work, in accordance with the terms hereof, except as otherwise expressly provided herein. In entering the Premises and/or the Tenant’s Roof Deck Area pursuant to this Section 6.3, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises and the Tenant’s Roof Deck Area during any such entry, provided Landlord shall not be required to perform work on an overtime basis unless Tenant delivers to Landlord a written request to proceed using overtime labor and Tenant agrees therein to reimburse Landlord, within thirty (30) days after demand therefor, for any overtime and/or additional expenses incurred by Landlord in complying therewith. Tenant shall have the right to have a representative accompany any party entering the Premises pursuant to this Section 6.3 (except in cases of emergency) provided such representative is made available at the time of such entry.

Section 6.4                                    Notwithstanding anything to the contrary contained herein, Landlord shall maintain and repair the air-package HVAC units (“Air-Package HVAC Units”) existing in the Premises on the Commencement Date subject to the terms and conditions of this Section 6.4.  Landlord shall maintain an air conditioning service maintenance contract (the “Maintenance Contract”) with a reputable air conditioning contractor or servicing organization after Tenant takes possession of the Premises for the conduct of Tenant’s business, at Tenant’s reasonable cost and expense (and the cost therefor shall be deemed to be additional rent payable within 30 days of demand).  The Air-Package HVAC Units are and shall at all times remain the property of Landlord, and at the expiration or sooner termination of this Lease Tenant shall surrender to Landlord the Air-Package HVAC Units.  Tenant shall not make any changes or additions to the Air-Package HVAC Units.  In the event the Air-Package HVAC Units need repair which is not fully covered by the Maintenance Contract (at no additional cost), or replacement, then Landlord shall be responsible for such repair or replacement, as the case may be, at Tenant’s cost except replacement of “major” component parts shall be at Landlord’s sole cost, provided the need for such replacement, as the case may be, did not result from the negligence, willful misconduct, misuse, or improper use of Tenant or any Tenant Party.

ARTICLE 7
INCREASES IN TAXES AND OPERATING EXPENSES

Section 7.1                                    Definitions.  For the purposes of this Article 7 with respect to Taxes, the following terms shall have the meanings set forth below:

(a)                                 “Assessed Valuation” shall mean the amount for which the Building is assessed pursuant to the applicable provisions of the City Charter and the Administrative Code of New York, or any successor Requirements, for the purpose of imposition of Taxes.

(b)                                 Intentionally Omitted.

(c)                                  “Base Taxes” are defined in Article 1.

(d)                                 “Comparison Year” shall mean each Tax Year all or a portion of which occurs during the Term, commencing with the Tax Year immediately following the Base Tax Year.

(e)                                  “Statement” shall mean a written statement containing a comparison of (i) the Base Taxes and the Taxes for any Comparison Year.

(f)                                   “Tax Year” shall mean the twelve month period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate tax purpose).

(g)                                  “Taxes” shall mean (i) all real estate taxes, assessments (including any ICAP benefits and any assessments made as a result of the Building being within a business improvement), and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) actually incurred in contesting any of the foregoing or the Assessed Valuation of the Building (such expenses shall be included in  Base Taxes if incurred during the Base Tax Year, or included in Taxes if incurred in a Comparison Year).  Taxes shall not include (x) fines, interest or penalties together with any interest or costs with respect to the foregoing incurred by Landlord as a result of Landlord’s late payment of Taxes or failure to pay any Taxes required to be paid, (y) capital levy, franchise, transfer, gift, inheritance, succession, estate or net municipal, state or federal income taxes imposed upon Landlord or tenants of the Building, or (z) unincorporated business taxes, income or profit tax, or any transfer or mortgage recording tax imposed upon any owner of the Real Property or Building. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year.  If at any time the methods of taxation prevailing on the Commencement Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Building whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Building and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then to the extent the same shall be similarly treated as Taxes by owners of Comparable Buildings all such alternative or additional taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2                                    Tenant’s Tax Payment.

(a)                                 If the Taxes payable for any Tax Year or portion of a Tax Year beginning with the Tax Year commencing immediately following the Base Tax Year, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”) as Additional Rent. For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Tax Year (the “Tax Estimate”).  Tenant shall pay to Landlord on the 1st day of each month prior to and during such Comparison Year (but not more than six (6) months prior to the start of such Comparison Year) an amount equal to 1/12th of the Tax Estimate for such Tax Year (“Tenant’s Monthly Tax Payment”).  If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2(a) for the last month of the preceding Comparison Year; (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give written notice to Tenant stating whether the installments of the Tax Estimate previously made for such Comparison Year were greater or less than the installments of the Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after receipt of written demand, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent next coming due hereunder (or if there shall be no subsequent payments of Rent next coming due, Landlord shall pay to Tenant the amount of such overpayment within thirty (30) days; and (iii) on the 1st day of the month following ten (10) Business Days’ notice, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year (and the next comparison year until a new estimate or statement is provided), Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Estimate.  Landlord may, at any time, furnish to Tenant a revised Tax Estimate for such Comparison Year, and in such case, Tenant’s Tax Payment for such Comparison Year shall be adjusted and any deficiencies paid (including, without limitations as a result of late billing of Tenant) or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence.  Within 180 days after the end of each Comparison Year, Landlord shall furnish to Tenant a Statement of Taxes applicable to Tenant’s Tax Payment payable for such Comparison Year together with copies of the actual Tax bills used in connection with such calculation (if received), and (A) if such Statement shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment due for such Comparison Year, Tenant shall pay to Landlord the amount of such deficiency within 30 days after delivery of the Statement to Tenant, or (B) if such Statement shall show that the sums so paid by Tenant were more than such Tenant’s Tax Payment, Landlord shall credit such overpayment against subsequent payments of Rent next coming due, if any (or if there shall be no subsequent payments of Rent next coming due, Landlord shall pay to Tenant the amount of such overpayment within thirty (30) days).  If there shall be any increase in the Taxes for any Tax Year during the Term, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, Tenant’s Tax Payment for such Comparison Year shall be appropriately adjusted and any deficiencies paid or overpayments credited (or repaid), as the case may be, substantially in the same manner as provided in the preceding sentence.  Landlord agrees that the Base Tax Year shall be the first Tax Year that ICAP benefits are obtained and applicable for the Real Property. Until a Base Tax Year is so determined, Tenant shall have no obligation to pay Tenant’s Proportionate Share of any Taxes, unless ICAP benefits are not obtained (or are obtained but withdrawn) on or before the 2020/2021 Tax Year, then in such case the Base Tax Year shall be the 2020/2021 Tax Year.

(b)                                 Only Landlord may institute proceedings to reduce the Assessed Valuation of the Building and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default.  If the Base Taxes are reduced, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, within thirty (30) days after demand therefore, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputation.  If the Base Taxes are increased, then Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent due, if any (or if there shall be no subsequent payments of Rent next coming due, Landlord shall pay to Tenant the amount of such overpayment within twenty (20) Business Days), the amount by which such Additional Rent previously paid on account of Tenant’s Tax Payment exceeds the amount actually due as a result of such recomputation.  If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder (or if there shall be no subsequent payments of Rent next coming due, Landlord shall pay to Tenant the amount of such overpayment within twenty (20) Business Days), an amount equal to Tenant’s Proportionate Share of the refund, net of any reasonable, actual, out of pocket expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Building shall accrue to the benefit of Landlord provided, however, that Taxes for the Base Tax Year and all Comparison Years shall be computed by taking into account any such exemption or abatement.

(c)                                  Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted to the extent Tenant is primarily liable for same or if applicable to Tenant’s use and occupancy of the Premises and, if such tax is payable by Landlord, Tenant shall pay such amounts to Landlord within thirty (30) days following Tenant’s receipt of Landlord’s written request therefor.

(d)                                 Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any taxes as the result of any reduction, abatement, or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax exempt status.

Section 7.3                                    Operating Expense Definitions.   For the purposes of this Article 7 with respect to Operating Expenses, the following terms shall have the meanings set forth below:

(a)                                 “Base Operating Expenses” shall mean the Operating Expenses as stated in Article 1 for the “Base Expense Year”.

(b)                                 “Comparison Year” shall mean with respect to Operating Expenses, each calendar year commencing subsequent to the first day of the Base Expense Year.

(c)                                  “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership,

operation, repair and maintenance of the Real Property, including the rental value of Landlord’s Building office and capital improvements to the Building  incurred after the Base Expense Year only if such capital improvement either (i) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement) provided, the amount included in Operating Expenses in any Comparison Year from and after the Commencement Date shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made during any Comparison Year to cause the Building to be in compliance with Requirements enacted after the Commencement Date.  Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine in accordance with GAAP or other customary and uniform ownership accounting practices, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount.  Operating Expenses shall not include any Excluded Expenses.  If during all or part of the Base Expense Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for the Base Expense Year or any Comparison Year, if less than 100% of the Building rentable area is occupied by tenants at any time during the Base Expense Year or any such Comparison Year, Operating Expenses shall be determined for the Base Expense Year or such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100% throughout the Base Expense Year or such Comparison Year.  For each calendar year or portion thereof occurring during the Term (including the Base Expense Year), Operating Expenses shall include a management fee of three percent (3%) of all rents and other charges made to and/or collected from all office tenants of the Building during such calendar year (or which would have been made to and/or collected if the Building was one hundred percent (100%) occupied with office tenants paying rent as provided under their respective leases for the entire year, assuming for purposes of this calculation that rents and other charges payable in respect of any unoccupied office space would be payable at the average rate of rents and other charges payable in respect of all occupied office space, in each case on a per rentable square foot basis, for such calendar year), but excepting in any event rent and other charges collected from tenants or other permitted occupants with respect to Building retail spaces, the provisions of this clause to apply regardless of the actual management fee, or increases in the actual management fee, incurred by Landlord during such calendar year or portion thereof (i.e., any management fee paid by Landlord in excess of the management fee permitted under this clause shall not be an Operating Expense).

(d)                                 “Excluded Expenses” shall mean:  (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions; (f) the cost of the Base Building Work, (g) any amounts payable for rent under Superior Leases, if any except similar operating expenses; (h) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion”

basis which are not provided to Tenant on such basis in which event such costs shall be excluded from Base Expenses (provided if such services are no longer provided on a rent-inclusion basis, such cost shall be retroactively included in Base Operating Expenses if not then included; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lounge, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional  cost (other than payments for key deposits, use of towels or other incidental items) or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials existing in the Building or on the Real Property as of the date hereof, and defined as a Hazardous Material as of the date hereof, and (s) rental cost of items which (if purchased) would be capitalized and excluded from Operating Expenses; (t) costs in connection with the creation or amendment of any Superior Lease (including without limitation any legal fees and expenses, third party reports, title policies and compliance costs and expenses); (u) the portion of any fee or expenditure paid to any Affiliate of Landlord which exceeds the amount which would be paid for comparable services and/or goods in the absence of such relationship; (v) auditing fees in connection with tenant (including Tenant) disputes; (w) depreciation or amortization, except as provided in the definition of Operating Expenses above; (x) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or other Requirement; (y) expenditures for repairing and/or replacing any defect in any work performed by or on behalf of Landlord pursuant to the provisions of this Lease or elsewhere in the Building, in each case to the extent expenditures for such repairs and/or replacements are recovered by warranty for such work; (z) any fees, dues or contributions to charitable organizations, civic organizations, political parties or political action committees; (aa) costs and expenses resulting from the gross negligence or willful misconduct of Landlord, any Landlord Party or any of Landlord’s contractors and any damages and attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord, any Landlord Party or any of Landlord’s contractors; (bb) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any tenant (including Tenant) pursuant to its lease or otherwise or which solely result from Landlord’s or any other tenant’s breach of a lease and except to the extent such cost would otherwise be includable in Operating Expenses; (cc) costs relating to any conversion to of the Building to a condominium or dissolution of such condominium; (dd) costs of purchasing, insuring, repairing or removing works of fine art and in excess of customary Building artwork; (ee) reserves for bad debt, rental loss, or any similar charge not involving payment of money to third parties; (ff) costs of organizing or maintaining Landlord as an entity, such as annual registration fees for limited liability companies or partnerships, and legal and accounting fees in organizing or maintaining Landlord as an entity; (gg) costs to correct any condition that is in material violation of any representation, warranty or covenant of Landlord made in this Lease, but only if costs relating to the item to be corrected are not otherwise includable in Operating Expenses; (hh) costs that are otherwise expressly excluded from Operating Expenses pursuant to the express terms of this Lease; (ii) omitted; (jj) the cost of any repair, replacement or restoration or other work occasioned by fire, windstorm or other casualty insured under a standard “all risk” policy of insurance (regardless of whether Landlord has in fact maintained such insurance) other than commercially reasonable deductible amounts or self-retention, in each case consistent with amounts carried by landlords of comparable office buildings  or the exercise by government authorities of the right of eminent domain (whether taking is total or partial) or condemnation, to the extent Landlord is compensated therefore and in either case, subject to the limitations on reimbursements for capital expenditures; (kk) costs incurred in connection with the financing or refinancing of the Real Property or any interest (direct or indirect) in Landlord, or a sale or transfer of all or any portion of the Real Property (including the acquisition or sale of air rights, transferable development rights, easements or other real property interests) or any interest therein or in any Person of whatever tier owing an interest therein (including without limitation any legal fees and expenses, third party reports, title policies and compliance costs and expenses);payments made to tenants or their landlords to take over leases; and (ll) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Article 7.

(e)                                  “Statement” with respect to Operating Expenses shall mean a reasonably detailed and customary statement containing a comparison of the Base Operating Expenses and the Operating Expenses for any Comparison Year, which shall include major categories of expenses and be reasonably similar to such statements provided at Comparable Buildings as reasonably determined by Landlord.

Section 7.4                                    Tenant’s Operating Payment.  (a)  If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”).  For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”).  Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate (“Tenant’s Monthly Operating Payment”).  If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.4 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate.(b)                         Landlord shall endeavor to furnish to Tenant a final Statement for the immediately preceding Comparison Year on or before July 1st of each Comparison Year.  If the Statement shows that the sums paid by Tenant under this Section 7.4 exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder.  If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 10 Business Days after delivery of the Statement to Tenant.

Section 7.5                                    Non-Waiver; Disputes

(a)                                 Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year, provided, however, in no event shall Tenant have any liability hereunder with respect to any Statement or corrected Statement not delivered to Tenant within two (2) years following the Comparison Year in question, or earlier termination of the Lease (except for Taxes for a Comparison Year that are then being contested by Landlord in accordance with Section 7.2 (b), in which event the foregoing two (2) year period shall commence on the Expiration Date, or early termination date, as the case may be, and shall end on the date that a final determination is rendered by the Department of Taxation and Finance of the City of New York for the Comparison Year contested.

(b)                                 Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 120 days after such Statement is sent requests to review backup information in respect of such Statement, provided, however, that Tenant’s right to review and/or dispute the Statement for the Base Expense Year shall be exercised, if at all, concurrently with Tenant’s first review of the Statement for the first Comparison Year.  Upon Tenant’s request, Landlord shall provide Tenant or its representative any information as shall reasonably be necessary to enable Tenant to assess the accuracy of the Operating Expenses applicable to such Statement and, if applicable, the Operating Expenses for the Base Expense Year. Each Statement shall be conclusively binding upon Tenant unless Tenant (or its representative) shall, within 90 days after such information is provided to Tenant, send a written notice to Landlord objecting to such Statement and specifying the reasons for Tenant’s claim that such Statement is incorrect. Tenant agrees that Tenant will not employ, in connection with any review or dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to a nationally recognized independent public accounting firm mutually acceptable to Landlord and Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant.  In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review.  Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 5% for such Comparison Year, in which case Landlord shall pay such fees and expenses.  Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any Statement. If the parties hereto are unable to mutually agree to a nationally recognized accounting firm, then either party, on behalf of both, may request appointment of such accountants by the American Arbitration Association.

Section 7.6                                    Proration.  If the Commencement Date is not January 1, the Additional Rent for the applicable Comparison Year shall be apportioned on the basis of the number of days in the year from the Commencement Date to the following December 31.  If the Expiration Date occurs on a date other than December 31, any Additional Rent under this Article 7 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the year from January 1 to the Expiration Date.  Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Comparison Year.

Section 7.7                                    No Reduction in Rent.  In no event shall any decrease in Taxes or Operating Expenses in any Comparison Year below the Base Taxes or Base Operating Expenses, respectfully, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.

ARTICLE 8
REQUIREMENTS OF LAW

Section 8.1                                    Compliance with Requirements.

(a)                                 Tenant’s Compliance.  Tenant, at its cost and expense, shall comply with all Requirements applicable to the Premises and/or Tenant’s use or occupancy thereof, including, without limitation, the installation of a life safety system in the Premises from the point of connection into the base Building life safety system, in accordance with all applicable Requirements governing the installation, maintenance and operation of such system (subject to the terms of Article 5 above) provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building or alterations to Building Systems beyond the point of connection to the Premises, unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, (iii) a breach by Tenant of any of the provisions of this Lease, or (iv) the negligence or willful misconduct of Tenant.  Subject to the provisions of Article 12, any repairs or alterations required to be made by Tenant for compliance with applicable Requirements to the extent required  by this Section 8.1(a) shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System outside of the Premises and to the extent such repairs or alterations do not affect areas outside the Premises, or (2) by Landlord if such repairs or alterations are structural or affect any Building System or to the extent such repairs or alterations affect areas outside the Premises, provided, however, the foregoing provisions of this Section 8.1(a) shall not be construed to require Tenant to perform structural Alterations, unless the same are required due to clauses (i), (ii), or (iii) of the immediately preceding sentence.  If Tenant obtains written notice or otherwise has actual knowledge of any failure to comply with any Requirements applicable to the Premises (where Tenant has a duty to comply with such Requirements), Tenant shall give Landlord prompt notice thereof. Tenant hereby agrees to indemnify Landlord for any actual costs, loss, injury, expense or fees (including reasonable attorneys’ fees) incurred by reason of such non-compliance that is the responsibility of Tenant as provided in this Section 8.1(a).  If Tenant’s occupancy of the Premises, based on Tenant’s pro-rata share of any partial floor of a Building that it occupies violates the density requirements set forth in the existing TCO or Certificate of Occupancy for such Building for any full floor or the portion of such floor that it occupies, then Tenant shall either (i) modify the Building’s TCO or  Certificate of Occupancy, as the case may be, to permit such occupancy, or (ii) take all action necessary to put the Premises in compliance with such density requirements (i.e., if the TCO or Certificate of Occupancy permits 100 persons on a floor and Tenant occupies one-half of such floor, then Tenant shall not be permitted to have more than 50 people occupy such floor).

(b)                                 Hazardous Materials.  Tenant shall not cause (or permit): (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in or about the Building or the Premises (subject to the second sentence of this

Section 8.1[b]), in the case of clause (i) and (ii), and then in any manner other than in full compliance with any Requirements), or (iii) the escape, disposal or release of any Hazardous Materials  brought into the premises by or through any Tenant Party within or in the vicinity of the Building (provided none of the foregoing shall apply to Hazardous Materials in the Building as of the Commencement Date).  Nothing herein shall be deemed to prevent Tenant’s use and storage of any Hazardous Materials customarily used in the ordinary course of Permitted Use or in connection with Alterations, provided such use is customary and in accordance with all Requirements and consistent with Building Standard.  Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party.  Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith.  Landlord or its agents may perform non-invasive environmental inspections of the Premises at all reasonable times upon not less than twenty-four (24) hours’ notice to Tenant (except in the case of an emergency, in which case the inspection may be performed at any time and without advance notice to Tenant); provided, that any such access by Landlord and/or its agents shall be subject to all the terms and conditions of this Lease, including using commercially reasonable efforts to minimize any interference with the conduct of Tenant’s business in the Premises.

(c)                                  Landlord’s Compliance.  Landlord, at its cost and expense, shall comply with (or cause to be complied with) all Requirements applicable to the Common Areas and the Building which are not the obligation of Tenant in accordance with the terms hereof and/or the need for such compliance was not caused by Tenant, to the extent that non-compliance (i) would impair Tenant’s use and occupancy of the Premises for the Permitted Use (as opposed to Tenant’s particular manner of use of the Premises) and Tenant’s Roof Deck Area for the RDA Permitted Uses, or (ii) would threaten the health and safety of Tenant and Tenant Parties, (iii) would delay Tenant’s ability to start or finish any Alterations, (iv) would result in the imposition upon Tenant or any Tenant Party of civil or criminal penalties or (v) would violate any insurance policy maintained by Tenant or render the same null and void.   Landlord represents that (A) the Premises on the Substantial Completion Date will be in compliance in all material respects with applicable laws and requirements of public authorities (including, without limitation, the ADA in respect of access thereto) having jurisdiction over the Building and (B) Tenant’s Roof Deck Area on the Substantial Completion Date for Tenant’s Roof Work and the Secondary Base Building Roof Work will be in compliance in all material respects with applicable laws and requirements of public authorities (including, without limitation, the ADA) having jurisdiction over the Building.  For the avoidance of doubt, (i) Landlord shall have no obligation to obtain a public assembly permit in respect of Tenant’s Roof Deck Area and/or in connection with the Roof Work, and (ii) whether or not a public assembly permit is obtained shall not affect the Commencement Date or Rent Commencement Date.

(d)                                 Landlord’s Insurance.  Tenant shall not cause or knowingly permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies provided the same shall be commercially reasonable, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings (unless Tenant pays such increase), or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. Landlord hereby represents that, to the best of Landlord’s actual knowledge as of the date hereof, Tenant’s use of the Premises for the Permitted Use and the Tenant’s Roof Deck Area for the

RDA Permitted Use (i) does not violate any condition of Landlord’s insurance policies referred to in this Article 8, and (ii) will not cause an increase in the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be. If fire insurance premiums for the Building increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Landlord shall provide reasonable proof thereof and Tenant shall promptly cure such failure and reimburse Landlord for the actual cost of the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant. For purposes of clarity, Tenant acknowledges that Tenant’s failure to so promptly cure shall be a default hereunder.

(e)                                  Certain Violations  If the existence of any violations of Requirements noted of record against the Real Property (other than any such violations created by any Tenant Party or which will be cured by Tenant by the performance of the Initial Installations) shall actually delay (or prevent) Tenant from obtaining any governmental permits, consents, approvals or other documentation required by Tenant for (A) the performance of any Initial Installation or Alteration affecting a full floor or more, or (B) the lawful occupancy of any portion of the Premises upon completion of any Initial Installations or Alterations affecting a full floor or more, therein (it being understood that the imposition of conditions by a Governmental Authority requiring the cure of any such violation as a condition precedent to obtaining any such governmental permits, consents, approvals or other documentation which shall so actually delay Tenant from obtaining any required governmental permits, consents, approvals or other documentations shall be deemed such a prevention or delay), then, upon the giving of notice by Tenant to Landlord of such prevention or delay and of the applicable violations, (x) Landlord shall promptly commence and thereafter diligently prosecute to completion the cure and removal of record of such violations, (y) Tenant shall be entitled to an abatement of rent equal to the Fixed Rent and Additional Rent allocable to the affected portion of the Premises for the period commencing on the date Tenant gives to Landlord notice of such  prevention or delay and ending on the earlier of the (i) date Tenant is no longer prevented from obtaining such governmental permit, consent or approval (ii) the date Tenant obtains such governmental permit, consent or approval or a waiver of such requirement continuing thereafter for the duration of such prevention or delay, and (iii) the date Tenant commences or continues the performance of such affected work or occupies the Premises for the conduct of business.

Section 8.2                                    Tenant Fire and Life Safety; Sprinkler.  If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Premises or Building by reason of Tenant’s manner of use or occupancy of the Premises (as opposed to mere Office Use), or any Alterations performed by Tenant, or Tenant’s Property, or other contents of the Premises (which are not customary office contents), Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s cost and expense.

Section 8.3                                    Landlord Fire and Life Safety; Sprinkler.  Landlord shall maintain, repair and replace, if necessary, at Landlord’s sole cost and expense, the Building Systems situated outside of the Premises, including, but not limited to, the main sprinkler valves and risers, base building fire alarm systems and devices. In addition, Landlord shall also provide sufficient points of connection to the base Building fire alarm system for Tenant’s fire alarm input and output devices as well as for Tenant sub-systems (e.g., pre-action sprinkler system), in compliance with all applicable New York City code Requirements.  Any modification to the base Building infrastructure shall be at Landlord’s sole cost and expense, unless such modification is necessitated by reason of Tenant’s Alteration(s), gross negligence or willful misconduct.  In connection with Tenant’s performance of any Alterations, Tenant shall not be required, but shall be permitted, to perform daily drain-downs of the sprinkler system, at Tenant’s cost and expense in accordance with all applicable Requirements.

ARTICLE 9
SUBORDINATION

Section 9.1                                    Subordination and Attornment.

(a)                                 This Lease is subject and subordinate to all Mortgages and Superior Leases (now and/or hereafter), and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale. Notwithstanding the foregoing, provided that this Lease shall then be in full force and effect and no Event of Default shall then exist, then as a condition to Tenant’s obligation to subordinate this Lease to any future Mortgage or Superior Lease, Landlord shall secure from any future Mortgagee or Superior Lessor, as applicable, at no cost or expense of Landlord, a subordination, non-disturbance and attornment agreement (“SNDA”) in a reasonable and customary form (and Tenant agrees that the form of SNDA attached hereto as Exhibit N or a form substantially comparable thereto (the “Approved SNDA Form”) is reasonable and customary) provided that Tenant shall execute and deliver any such SNDA in such Approved SNDA Form within ten (10) days following Landlord’s request therefor, time being of the essence, failing which this Lease shall be deemed to be subordinate pursuant to the terms of this Article 9.

(b)                                 Subject to Section 9.1(a) above, if a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease.  The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be reasonably required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, increase Tenant’s other obligations or adversely affect Tenant’s rights under this Lease, in each case beyond a de minimis extent and are in accordance with the Approved SNDA Form.

(c)                                  Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease subject to the terms of the SNDA entered into by Tenant and such successor landlord (substantially as set forth in the Approved SNDA Form with reasonable modifications to reflect completion of Landlord’s Work and other applicable changes (whether or not executed)).

(d)                                 Tenant shall from time to time within ten (10) Business Days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

Section 9.2                                    Mortgage or Superior Lease Defaults.  Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease.  In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent or increase the other obligations, or materially decrease Landlord’s obligations, or adversely affect the rights, of Tenant under this Lease.

Section 9.3                                    Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees of which it has been provided actual notice, and (b) a reasonable period of time (not to exceed 120 days) shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy (not to exceed 120 days). This Section 9.3 does not apply to Tenant’s ability to terminate this Lease in accordance with Sections 11.5, 11.6, and 12.1(d) or in connection with a termination permitted by Section 10.1(b).

Section 9.4                                    Provisions.  The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor.

Section 9.5                                    Future Condominium Declaration.  This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the  “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Article 9-B of the New York Real Property Law or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease.  At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime and the condominium board delivers a subordination, non-disturbance and attornment agreement form reasonably satisfactory to Tenant

Section 9.6                                    Current Mortgagee SNDA.  This Lease shall be binding on the parties upon full execution and delivery hereof but shall not be effective until delivery of an SNDA which meets the standard sets forth in Section 9.1(a) in the Approved SNDA Form from Landlord’s current Mortgagee.  If Landlord shall fail to deliver to Tenant such an SNDA from its current Mortgagee within 60 days following the date on which this lease is fully-executed and delivered by Tenant and Landlord, Tenant shall have the right for 10 days after the expiration of such 60-day period to either waive the requirement of delivery of an SNDA or cancel this Lease by giving Landlord notice of such cancellation election (time being of the essence), whereupon this Lease shall become null and void as of the date which is 10 days after the giving of such notice of cancellation unless Landlord delivers such SNDA within 10 days after Tenant gave such cancellation notice, in which case Tenant’s cancellation notice shall be void and this Lease shall continue in full force and effect. The failure by Tenant to expressly and timely cancel this Lease as aforesaid within such 10-day period shall constitute a waiver by Tenant of any right to cancel this Lease on account of the non-delivery of such an SNDA and this Lease shall thereafter be fully enforceable and not subject to cancellation.

ARTICLE 10
SERVICES

Section 10.1                             Electricity.

(a)                                 Landlord shall redistribute or furnish electricity to or for the use of Tenant in the 9th and 10th Floor Premises (but not Tenant’s Roof Deck Area, subject to Landlord’s Premises Work) for the operation of Tenant’s electrical systems and equipment in the Premises, at a level sufficient to accommodate a load of six (6) watts per usable foot on a connected load basis (excluding usage for base Building Systems including heating, ventilation and air conditioning) (the “Electrical Capacity”). Any electrical distribution work a part of Landlord’s Premises Work shall be Premises Build-Out Work, except work to bring the Electric Capacity to the floor of the 9th and 10th Floor Premises or that is required in connection with Base Building Work, and any electrical distribution work a part of Landlord’s Expansion Premises Work shall be Expansion Build-Out Work, except work to bring the Electric Capacity to the floor of the Expansion Premises. Landlord shall redistribute or furnish the electricity provided for herein to the electrical closets servicing each floor of the Premises, and subject to all applicable provisions of this Lease, Tenant shall have the right, at Tenant’s expense, to redistribute such electricity within the Premises in Tenant’s discretion, except to the extent that such redistribution would cause damage to or overloading of the Electrical Equipment (as hereinafter defined) and wiring of the Building as reasonably determined by Landlord, subject to the following sentence. In the event Tenant surrenders a portion of the Premises to Landlord, whether by recapture or otherwise, Tenant shall surrender such portion with a reasonable and proportionate amount of Electrical Capacity allocable thereto. Any such redistribution shall be deemed a Specialty Installation.

(b)                                 Submetering.  Landlord shall, at its sole cost and expense, prior to the Commencement Date, provide at least one (1) submeter on each floor of the Premises, to measure Tenant’s electrical consumption therein, which submeters Tenant shall, at its cost and expense, maintain throughout the Term, as the same may be extended.  Tenant shall effective the Commencement Date, pay to Landlord, from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, a sum equal the product obtained by multiplying 103% of (i) the Cost Per Kilowatt Hour, and (ii) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period.  If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall pay such tax if and to the extent permitted by law as if Tenant were the ultimate consumer of such electricity.  Bills for such amounts shall be rendered to Tenant in writing at such times as Landlord may elect, but not more frequently than monthly and at least thirty (30) days prior to the due date thereof. Landlord shall not terminate electricity service to the Premises until replacement metering is in place and operational.  Tenant shall not be obligated or liable to double pay any particular sales taxes in respect of charges for electricity (and Tenant shall not double pay any costs related to a demand charge due to the fact that more than one such meter measures electricity to the Premises).  Landlord agrees to maintain a valid resale certificate at any time during the Term that Landlord is reselling (on a submetered basis) electricity to Tenant for use in the Premises.

(c)                                  Tenant shall furnish, install and replace, as required and at its own cost and expense, all lighting fixtures, tubes, lamps, bulbs, ballasts and outlets required in the Premises.  All such fixtures, tubes, lamps, bulbs, ballasts and outlets so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease.

(d)                                 Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building or which Tenant has notice.  Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the Electrical Capacity for the Premises.  In the event that Tenant’s electrical use actually exceeds the Electric Capacity (the “Excess Usage”), Landlord shall so notify Tenant of same, and Tenant shall immediately cease the Excess Usage, subject to the provisions of this clause (e).  Within 15 days after receipt of such notice, Tenant may reasonably request additional electrical capacity (by delivery of a so-called “Load Letter” to Landlord from a reputable electrical consultant, specifying the amount requested and that same is required for the normal conduct of Tenant’s business and operation of equipment in the Premises) be made available to Tenant. If after delivery of a satisfactory Load Letter to Landlord, Landlord, reasonably determines that Tenant’s Excess Usage requirements (not to exceed 2 additional watts per usable square foot) necessitate installation of any additional and reasonable quantities of risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), Landlord shall, at Tenant’s cost and expense, install such additional Electrical Equipment, provided that Landlord (subject to the next sentence), in its reasonable judgment, determines that (i) such installation is practicable any necessary shaft space is available (as determined by Landlord in its reasonable judgment taking into account, without limitation, the then tenant occupancy throughout the Building), (ii) such additional Electrical Equipment is permissible under applicable Requirements, and (iii) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Buildings or exceed the limits of the switchgear or other facilities serving the Buildings, or require power in excess of that available from the utility serving the Buildings. Notwithstanding anything to the contrary in the previous sentence, Landlord confirms to Tenant that the Building is capable, at a commercially reasonable cost, of providing power to the Premises at least substantially consistent with the power required for the Permitted Use conducted in Comparable Buildings; and so long as Tenant’s power requirements do not exceed such standard, the conditions described in clauses “i,” “ii,” and “iii” of the previous sentence shall be deemed satisfied. Landlord shall make available additional power for Tenant’s use.  Landlord shall reasonably determine the conduit path for Tenant to access such additional power, and Tenant shall pay Landlord, as Additional Rent, all costs shall be determined in accordance with the formula set forth in Section 10.1(b) above for such additional power.

(e)                                  Tenant shall provide Landlord with reasonable access, upon reasonable prior notice (except in the case of an emergency in which case no notice shall be required) to any elevator machine rooms located within the Premises. Landlord shall use all reasonable efforts not to unreasonably interfere with the conduct of Tenant’s ordinary business at the Premises with respect to such access, subject to Tenant’s right of abatement under Section 10.11 if a Substantial Portion of the Premises becomes Untenantable (but only to the extent Tenant is entitled to such abatement in accordance with the terms and conditions of Section 10.11).  Landlord shall provide Tenant with a reasonable amount of shaft space (as reasonably determined by Landlord) from the telecommunications “point of entry room” of the Building to the Premises, which shaft space shall be free of Hazardous Materials, at no additional charge to Tenant.

(f)                                   Notwithstanding anything to the contrary in this Lease, at no additional charge to Tenant, Landlord shall provide to Tenant reasonably sufficient unobstructed, Hazardous Materials free, shaft space from the Telecom “Point of Entry” room in the Building to the Premises and Tenant’s Roof Deck Area (the “Dedicated Shaft”) to run reasonable and customary communications wiring for Tenant’s use, subject to the terms and conditions of this Lease

(g)                                  For the avoidance of doubt, Landlord shall not be required to run connections for electricity and/or water to Tenant’s Roof Deck Area, except to the extent such work is provided for as part of Landlord’s Work.

Section 10.2                             Elevators.  Landlord shall provide passenger elevator service to the Premises twenty-four (24) hours per day, seven (7) days per week; provided, however, Landlord may reasonably limit passenger elevator service during times other than Business Hours provided, however, there shall be at least one (1) passenger elevator available on call to serve the Premises at all times, subject to police emergency and/or Unavoidable Delay.  Landlord shall provide at least one freight elevator serving the Premises upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other tenants of the Building, on all Business Days from 8:00 a.m. to 6:00 p.m. Monday through Friday.

Section 10.3                             Heating, Ventilation and Air Conditioning.  Landlord shall provide, in accordance with the HVAC specifications to the HVAC Design Space Conditions set forth on Schedule “C” annexed hereto, heating, ventilation and air-conditioning (“HVAC”) to the Premises during the hours of 8:00 a.m. to 8:00 p.m. Monday through Friday, and upon written request by 2 p.m. of the preceding Business Day, if needed by Tenant, during the hours of 9:00 a.m. to 1:00 p.m. on Saturdays (“HVAC Business Hours”) (except in all such cases for Observed Holidays (as hereinafter defined) during the applicable seasons at times of the year as reasonably determined by Landlord.  Landlord shall have access, at reasonable times and upon reasonable prior notice (except in the case of an emergency, in which case notice shall not be required) to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord in or in proximity to the Premises (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions (which partitions or obstructions are not subject to Landlord’s prior approval in accordance with the provision of Article 5), which may interfere other than to a de minimis extent with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations.  No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations.  Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any improper rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant, or (iii) Tenant failing to keep all of the operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement.  Tenant shall reasonably cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.  Tenant shall have, within the HVAC specifications to the HVAC Design Space Conditions set forth on Schedule “C” annexed hereto during HVAC Business Hours, reasonable control over the temperature (within the design specifications of the system) within the Premises through the means of a thermostat located within the Premises or other applicable means and to the extent areas are affected by changing the thermostat.

Section 10.4                             Overtime HVAC.  If Tenant desires any HVAC services during times other than HVAC Hours (“Overtime HVAC Hours”), then Tenant shall deliver notice (which notice may be via email to Frank Janos at frank.janos@cbre.com (which email address Landlord may change from time to time upon notice to Tenant) to the Building office (i) at least six (6) hours prior to the time that Tenant desires such service to be provided if such service is desired on Monday through Friday, and (ii) at least prior to 2 p.m. of the previous business day in advance of the time that Tenant desires such service to be provided if such service is desired on weekends and/or Observed Holidays (provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide) and Tenant shall pay the then established Building rate for such service except if such service is provided on proper advance request for periods between 9:00 a.m. to 1:00 p.m. on Saturdays (except for Observed Holidays). The current rate for HVAC during Overtime HVAC Hours at the Buildings is $200.00 per hour.  Tenant shall pay for a minimum of 4 hours of use if not contiguous to Business Hours.  HVAC charges during Overtime HVAC Hours shall only be subject to increases based on CPI increase (but not less than Landlord’s actual out-of-pocket cost).

Section 10.5                             Overtime Freight Elevators.  There shall be no charge to Tenant for the furnishing of any freight elevator service to the Premises other than during Overtime Periods.  If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Dumbo Heights Campus office requesting such services (i) at least six (6) hours prior to the time that Tenant desires such service to be provided if such service is desired on Monday through Friday, and (ii) at least one business day in advance of the time that Tenant desires such service to be provided if such service is desired on weekends and/or Observed Holidays; provided, however, that  Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide.  All use of the freight elevator during Overtime Periods shall be exclusive to Tenant for the reserved period. If Landlord furnishes freight elevator service during Overtime Periods, Tenant shall pay to Landlord the actual cost thereof to Landlord at the then established rates for such services in the Building.  The current rate for freight elevator service is $150.00 per hour. Tenant shall pay for a minimum of 4 hours of use if not contiguous to Business Hours.  Costs during Overtime Periods for such freight services shall only be subject to increases CPI increase (but not less than Landlord’s actual out-of-pocket cost).  Tenant shall, at no additional charge, be entitled to use the Building’s freight elevator during Overtime Periods comprising thirty (30) hours in the aggregate in connection with Tenant’s initial move into the Premises.

Section 10.6                             Cleaning.  Landlord shall, at its cost and expense, cause the Common Areas to be cleaned five (5) days per week, substantially in accordance with the standards set forth in Exhibit D annexed hereto and made a part hereof, using materials and methods which are consistent with “environmentally friendly” criteria.  Tenant shall, at its cost and expense, be responsible to supply cleaning services to the Premises and Tenant’s Roof Deck Area on all business days, including, without limitation, such portions of the Premises used for (i) the storage, preparation, service or consumption of food or beverages, (ii) for an exhibition area, (iii) mailroom, storage, or a shipping room, or substantially similar purposes, (iv) bathrooms, showers or exercise facilities. Tenant’s cleaning contractor shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 10.7                             Water.  Landlord shall provide reasonable office use quantities of hot and cold water service to (i) the existing wet columns located in the Premises (but Tenant shall be responsible to distribute such water throughout the Premises), and (ii) the core bathrooms on each floor of the Premises, each subject to Landlord’s Premises Work and Landlord’s Expansion Premises Work.   In the event Tenant desires that hot water be provided, Tenant shall, at Tenant’s cost and expense, install a hot water heater to provide such hot water, and a meter(s) to measure Tenant’s consumption of electricity and water in connection with such service to the Premises, subject to Landlord’s Premises Work and Landlord’s Expansion Premises Work.  If Tenant requires water in connection with any purpose that is not typical office use, other than those set forth above, Tenant shall pay for the cost of bringing such additional water to the Premises and Landlord shall, at Tenant’s reasonable cost and expense, install a meter to measure the Tenant’s consumption of such water.  Tenant shall be responsible for all reasonable costs associated with the maintenance, repair and replacement, if any, of the hot water heater and meter(s) as provided above.

Section 10.8                             Refuse Removal.  Landlord shall, in conformity with its sustainability efforts at the Buildings, provide refuse removal services at the Buildings for ordinary office refuse and rubbish, incidental to Tenant’s Permitted Use. Tenant shall pay to Landlord Landlord’s reasonable charge for the removal of (i) wet refuse, and (ii) to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants.  Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

Section 10.9                             Condenser Water.  Tenant shall, at its cost and expense, be permitted to install independent supplemental water-cooled air conditioning units (“Tenant’s Supplemental Units”) in Tenant’s equipment rooms, subject to the provisions of Article 5 including, without limitation, the requirement to obtain Landlord’s prior approval thereto, which approval shall not be unreasonably withheld. Landlord shall provide up to ten (10) tons of condenser water for each full floor then comprising the Premises (except that in respect of the 10th floor only, Landlord shall provide up to fifteen (15) tons of condenser water) (“Condenser Capacity”) to a wet column in the Premises in connection with Tenant’s Supplemental Units (24 hours per day, 7 days per week, and 365 days per year).  Tenant can reasonably allocate such condenser water among the floors of the Premises.  Tenant shall pay Landlord an annual charge for such condenser water throughout the term of this Lease, which charge is $450.00 per ton of the Condenser Capacity, payable in annual installments, and shall be payable whether or not Tenant utilizes such amount of condenser water.  In addition, Tenant shall connect Tenant’s Supplemental Units to Tenant’s electric submeters and pay for electric consumption therefor in accordance with Section 10.1 above.  Notwithstanding the foregoing to the contrary, Tenant shall have the right to reduce or increase the number of tons of condenser water which it desires by providing Landlord with written notice of such reduced or increased amount no later than the date that is twenty (24) months immediately following the date of this Lease; such increase shall be subject to availability, in Landlord’s sole judgment.  After that deadline, Landlord shall nevertheless reasonably endeavor to accommodate any such request by Tenant, subject however to capacity constraints and reasonable reservations for the remainder of the Building.  Notwithstanding anything to the contrary contained herein, all condenser valved and capped outlets on each floor of the Premises for Supplemental Units shall be installed by Tenant (subject to compliance with all applicable terms of this Lease), at Tenant’s sole cost.  Tenant shall have the right, at Tenant’s expense, to redistribute the aggregate amount of condenser water provided to it hereunder within the Premises in Tenant’s discretion, except to the extent that such redistribution would cause damage to or overloading of the Building Systems as reasonably determined by Landlord.  In the event Tenant requests condenser water in amounts which are in excess of the amounts reserved above, Landlord shall use reasonable efforts to provide such excess amount, up to an additional 10 tons, subject to availability as reasonably determined by Landlord, provided that Tenant shall pay all costs related to providing such excess condenser water (including, without limitation, all costs related to installing equipment required to deliver such water to the Premises and Landlord’s then Building standard charge for such water).  If, after the first anniversary of the Expansion Premises Commencement Date (or at such earlier date, at Tenant’s sole option), Tenant fails to utilize any quantity of condenser water for 180 days or more in a one year period, Landlord shall have the right upon notice to Tenant to irrevocably reduce the number of tons of condenser water to which Tenant is entitled by the number of such unutilized tons, in which case Landlord shall only charge Tenant for such lower number of tons of condenser water.

Section 10.10                      Telecommunications.  Landlord currently expects to provide dark fiber connection within the Building through its current single provider, Hudson Fiber (“Landlord’s Fiber Provider”).  Landlord’s Fiber Provider shall manage all telecommunications connectivity for the Building.  If Tenant shall desire a separate fiber line to serve the Premises, Tenant shall contract directly with Landlord’s Fiber Provider (or use a reputable telecom provider that Landlord approves in advance), at Tenant’s cost and expense, for such service. Landlord hereby acknowledges and represents that any such agreements shall conform to the telecommunication standards adopted by the Landlord for the Building to accommodate high tech tenants, and that the same shall be on Landlord’s standard form of such agreement. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall respond to such request within thirty (30) days.  Landlord shall not unreasonably withhold, condition or delay its consent to Tenant receiving telecommunications services from providers requested by Tenant to have access to the Building’s facilities, subject to compliance with Landlord’s reasonable requirements. All telecom provider work and access for Tenant shall be at Tenant’s sole cost.   Commencing on the Commencement Date, Tenant shall be permitted to use a reasonable amount of unobstructed, secure Landlord designated shaft space from the Telecom “Point of Entry” room in the Building to the Premises, without any additional charge, which shaft space shall be free of Hazardous Materials.  Such reasonable amount shall not exceed Tenant’s pro rata share of available shaft space within the Building.

Section 10.11                      Service Interruptions.

(a)                                 Subject to the provisions of Section 10.11(b) below, Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s commercially reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services.  Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business.  Subject to the provisions of Section 10.11(b) below, the exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnitees by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall provide Tenant with thirty (30) days advance written notice of any scheduled electric shutdowns, or if unscheduled, such advance notice as is practicable under the circumstances

(b)                                 Except as expressly set forth herein, Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises (including, without limitation, if due to Unavoidable Delay) for any reason, nor shall there be any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business whether electricity or gas is provided by public or private utility or by any electricity generation system owned and operated by Landlord.  Notwithstanding anything to the contrary contained in this Lease with the exception of Articles 11 and 12 relating to casualty and condemnation, respectively, if without the fault or neglect of Tenant or any person claiming through or under Tenant, any Substantial Portion of the Premises is rendered Untenantable for a period of five (5) consecutive Business Days (unless attributable to Unavoidable Delays then fifteen (15) consecutive Business Days), or in either such case twelve (12) Business Days in any 30-day period after Tenant shall have notified Landlord in writing of such Untenantability (an “Untenantability Notice”), by reason of (i) any stoppage or interruption of any Essential Service required to be provided by Landlord under this Lease or (ii) any repair or work performed by Landlord in the Building and attributable to Landlord’s acts not the result of a Tenant’s act, Tenant’s negligence or willful misconduct, Tenant’s breach of this Lease, and/or by reason of a casualty or condemnation, and Tenant is not using the Substantial Portion of the Premises so affected, then for the period commencing on the 6th Business Day, 16th Business Day, or 13th Business Day, as the case may be, after Tenant delivers the Untenantability notice and has ceased using the affected area, then, as Tenant’s sole remedy in connection therewith (except for an action for constructive eviction, which is not deemed waived, provided that Tenant may not commence any such action unless the entire Premises is Untenantable for at least sixty (60) consecutive days), then, Fixed Rent and all Additional Rent related to Operating Expenses and Taxes then payable by Tenant under this Lease with respect to the Substantial Portion of the Premises rendered Untenantable until such Substantial Portion of the Premises is no longer Untenantable or Tenant is using or occupying such space, Rent shall be appropriately abated, on a per rentable square foot basis, with respect only to such Substantial Portion.   “Untenantable” means that Tenant (or any other permitted user) shall be unable to use the Premises or the applicable portion thereof for the conduct of its business in the manner in which such business is ordinarily conducted, and shall not be using or in occupancy of the Premises or the applicable portion thereof (provided that the entry by representatives of Tenant to the affected area on a limited basis solely to retrieve files and documents or to maintain or safeguard equipment in such affected portion or any unaffected portion of Premises shall not by itself be deemed to be reoccupying for the ordinary conduct of its business).  “Essential Service” shall mean (a) HVAC service, (b) electrical service, (c) water service, (d) elevator service, or (e) unless a reasonable alternative is provided by Landlord (which shall mean that a reasonable number of alternate bathrooms are provided for Tenant’s use within five (5) floors of the Premises and the duration of the need to use such alternate bathrooms does not exceed 25 consecutive days or 35 days over a 60 day period), sewer service.  “Substantial Portion” shall mean (i) at least 30% of the usable area of any floor of the Premises, (ii) any critical server room located within the Premises, or (iii) all men’s bathrooms or all women’s bathrooms located within the Premises.

(c)                                  The rights and remedies of Tenant set forth in this Section 10.11 shall not be deemed a waiver by Tenant of Landlord’s continued obligation to make the repair or to provide the service in question required by the terms of this Lease, with respect to Landlord’s failure to make such repair or provide such service.

Section 10.12                      Building Security.  Subject to the terms of this Lease Landlord shall, at its cost and expense (provided same may be included as an Operating Expense), provide protection and security type services (which shall include, without limitation, a manned lobby desk or similar type of coverage) seven (7) days per week, twenty-four (24) hours per day, at the Building, comparable to that which the owners of Comparable Buildings (as hereinafter defined) would provide.  The lobby of the building will be attended and will have access control and surveillance comprising of turnstiles, card readers in the elevators and cameras in the lobby, loading dock, elevators and building exteriors subject to reasonable changes as Landlord deems prudent and consistent with Building Standards.  Landlord shall also place Tenant’s name in any Building directory (fixed or electronic) that may be located in the lobby of the Building.

Section 10.13                      Signage and Building Name.  Tenant shall, at its cost and expense, be permitted to install and display an identification sign with Tenant’s Name on the elevator vestibule on the floor of each full floor of the Premises leased by Tenant, subject to compliance with applicable laws and obtaining Landlord prior approval as to the size, color, specifications, materials and method of installation of such signage, which approval shall not be unreasonably withheld conditioned or delayed; and such other signage to be approved by Landlord in its sole discretion.  All signage shall be subject to compliance with all applicable laws, ordinances and zoning regulations. Tenant hereby acknowledges and agrees that Landlord shall have no liability in connection with such signage and shall have no obligation whatsoever in connection with the maintenance, repair or replace, if necessary of the same, which shall be the sole obligation of Tenant. Unless otherwise directed by Landlord, in writing, Tenant shall, at its cost and expense, on, or before, the Expiration Date, or early termination of this Lease, remove all such signage and repair any damage to the Buildings and/or the Premises caused by such removal.  Landlord agrees that, except to the extent required by Requirements, provided that (i) this lease is in full force and effect, (ii) Tenant named herein, its Affiliates, and/or a Successor Entity is the then Tenant, (iii) Tenant, Permitted Users, Affiliates and/or a Permitted Transferee is in occupancy of at least 50% of the Premises (which shall include at least the 9th and 10th floor Premises being leased by Tenant) and at least 75% of the tenth (10th) floor of the Building, and (iv) no Event of Default then exists, Landlord shall not permit signage (other than Tenant’s signage) to be installed or erected in the cross hatched areas shown on Exhibit J attached hereto.

Section 10.14                      Building Services/Access.  Tenant shall have access to and use of the Premises and the Tenant’s Roof Deck Area seven (7) days per week, twenty-four (24) hours per day, subject to Unavoidable Delay (as hereinafter defined) and police emergency. Landlord shall throughout the Term, as the same may be extended, maintain the Buildings in a first-class manner and shall provide all of the services expressly set forth in this Lease (i.e., heating and air conditioning, elevator service, security, repairs and maintenance, Building directory and cleaning of the Common Areas) in the manner and to the extent required hereunder.

Section 10.15                      Fire Stairs.  Tenant shall have a right to use the fire stairs serving contiguous floors of the Premises (and the fire stairs serving the Tenant’s Roof Deck Area, if applicable) (the “Fire Stairs”) only for access between the floors of the Building on which the Premises (and Tenant’s Roof Deck Area, if applicable) are located, at no additional rental charge to Tenant, provided that (a) such use shall be in compliance with Requirements, (b) with respect to the Fire Stairs serving the contiguous floors of the Premises, such use shall not adversely affect Landlord’s Building insurance beyond a de minimis extent, (c) Tenant shall comply with all of Landlord’s reasonable rules and regulations adopted in good faith in effect on the date hereof or adopted in accordance with Article 23 (which shall not limit the hours of use),

(d) access doors to the Fire Stairs shall never be propped or blocked open, (e) Tenant shall not store or place anything in the Fire Stairs or otherwise impede ingress thereto or egress therefrom, (f) Tenant shall not permit or suffer any Tenant Party to use any portion of the Fire Stairs other than for ingress and egress between the different floors of the Premises (and Tenant’s Roof Deck Area, if applicable), except in case of emergency, (g) use of the Fire Stairs shall not unreasonably disturb any other tenants or occupants of the Building, (h) Tenant shall, at its sole cost and expense, at Landlord’s election (provided that Landlord shall bear such cost with respect to Tenant’s Roof Deck Area), (1) install automatic door closing devices reasonably satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises (and the Tenant’s Roof Deck Area), (2) tie such devices into the base-Building fire-alarm and life-safety system, and (3) maintain the fire doors in good operable condition, free of dents and painted annually, (i) subject to applicable re-entry rules and regulations from time to time in effect, Tenant shall, at its sole cost and expense, install a key-card locking system satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises (and Tenant’s Roof Deck Area, if applicable).  All of the provisions of this Lease in respect of insurance and indemnification shall apply to the Fire Stairs as if the Fire Stairs were part of the Premises.  Subject to the provisions of this Section, Tenant may paint the Fire Stairs and install light fixtures therein and make such other Decorative Alterations as Landlord shall approve.

Section 10.16                      BMS.  Tenant, at its sole cost and expense, shall have the right, but not the obligation, subject to such reasonable rules and regulations promulgated by Landlord and the applicable provisions of this Lease including without limitation, Landlord’s approval thereof, to install within the Premises all equipment reasonably necessary to monitor certain equipment of Tenant through the Building’s Building Management System (the “BMS”), on a view only access basis, except that from such equipment installed by Tenant, Tenant shall be permitted to control the Supplemental HVAC Units and the variable air volume devices that are within and exclusively serve the Premises.  To the extent Tenant installs equipment connecting to the BMS that is compatible with the BMS (Tenant having no obligation to do so), then Tenant shall be fully responsible for such equipment being compatible with the Building’s BMS, as same may be modified, upgraded and/or replaced during the Term and all required installations in connection therewith and Tenant shall use Landlord’s designated contractor and/or vendor.

ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1                             Tenant’s Insurance.

(a)                                 Commencing as of the earlier of: (x) Tenant’s actual access to the Premises and (y) the Commencement Date (with respect to the Premises and Tenant’s Roof Deck Area) and as of the Expansion Premises Commencement Date (with to the Expansion Premises),Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

(i)                                     a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Buildings, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant, are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 25. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office tenants of similar office space in Comparable Buildings (but such increase shall not be greater than the increase in CPI between the Commencement Date and the applicable increase year. The self-insured retention for such policy shall not exceed $25,000;

(ii)                                  insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies with extended coverage, insuring Tenant’s Property, Landlord’s Premises Work and Landlord’s Expansion Premises Work (excluding the Base Building Work and the Base Building Roof Work in each case which shall be covered by Landlord’s property insurance) and all Alterations to the Premises to the extent such Alterations exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Buildings (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $50,000;

(iii)                               during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, provided that this subsection (iii) shall not apply so long as Landlord (and not Tenant) performs Landlord’s Work and Landlord’s Expansion Premises Work;

(iv)                              Workers’ Compensation Insurance, as required by law; and

(v)                                 Business Interruption Insurance coverage for a period of at least twelve (12) months.

(b)                                 All insurance required to be carried by Tenant (i)  shall be non-cancellable unless Landlord receives thirty (30) days’ (ten (10) days in case of cancellation for non-payment of premiums) prior notice of the same, by certified mail, return receipt requested (or if such notice to Landlord is not obtainable from the insurance company, then Tenant shall promptly notify Landlord of the same after receipt of such notice from the insurance company), and (ii) shall be effected under valid and enforceable policies issued by reputable insurers admitted to do business in the State of New York and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “IX” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time reasonably consider appropriate.

(c)                                  On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies or certificates of insurance (“Certificate[s] of Insurance”), including evidence of waivers of subrogation required to be carried pursuant to this Article 11 and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least ten (10) days prior to the expiration of the Policies. In lieu of the Policies, Tenant, at Tenant’s option, may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Accord 27” (Evidence of Property Insurance) and “Accord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds, which endorsement (x) is at least as broad as ISO policy form “CG acceptable to Landlord with Additional Insured — Managers or Lessors of Premises” (current State-Approved Edition) and (y) expressly provides coverage for the negligence of the additional insureds, which certification shall be binding on Tenant’s insurance company, and (z) shall be effective on or prior to the Commencement Date (or the date on which Tenant or any person by or through Tenant accesses the Premises for any reason, if earlier), with written evidence thereof from Tenant’s insurance company to follow within 30 days after such effective date. The policy and certificate shall expressly provide that such certification conveys to the Insured Parties all the rights and privileges afforded under the commercial general liability Policies as primary insurance. A copy of the Certificate of Insurance acceptable to Landlord is annexed hereto as Schedule “B” and made a part hereof.

(d)                                 Landlord shall (i) keep the Building insured against damage and destruction by fire, vandalism, and other perils under “all risk” property insurance, and (ii) maintain a policy of commercial general liability insurance for claims for personal injury, death and/or property damage occurring in or about the Buildings; both as to (i) and (ii) above, consistent with the insurance requirements of any Mortgage then affecting the Building or, in the event there is no Mortgage encumbering the Building, then consistent with limits general maintained by owners of Comparable Buildings.

(e)                                  Tenant shall have the right to satisfy its obligations under Section 11.1(a) by means of any so-called blanket policy or policies of insurance covering the Premises and other premises of Tenant or its Affiliates; provided that each such policy shall in all respects comply with Section 11.1(a) and shall specify that the portion of the total coverage of such policy that is allocated to the Premises is in the amounts required pursuant to Section 11.1(a) and shall provide that the amount of coverage afforded thereunder with respect to the Premises shall not be reduced below the limits required hereunder by claims thereunder against such other premises.

Section 11.2                             Waiver of Subrogation.  Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Building or the Premises, as the case may be, and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, (iii) the Skylight, (iv) Landlord’s Premises Work (other than the Base Building Work and the Base Building Roof Work (but excluding the Skylight which shall be Tenant’s obligation to insure)), and (iv) any loss suffered by Tenant due to interruption of Tenant’s business, except as expressly set forth in Section 11.1(d) above.

Section 11.3                             Restoration.   If the Premises are damaged by fire or other casualty, or if the Building is damaged, Landlord shall, to the extent of the insurance proceeds received therefor (including, without limitation, that Landlord shall only be responsible to repair the

Skylight to the extent of the insurance proceeds assigned and promptly paid to Landlord by Tenant and only if such Skylight and the entire roof membrane surrounding such Skylight is substantially damaged), be responsible only to repair and restore the Building (including the Common Areas) Base Building Work and the Base Building Roof Work to substantially the condition it existed prior to such event (collectively, the “Casualty Work”), subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property, (ii) any other portion of Landlord’s Premises Work, or (iii) any Alterations or improvements to the Premises.  Until the date which is the earlier of (1) 120 days following the date on which the Casualty Work is Substantially Completed (or would have been Substantially Completed but for Tenant Delay) and Tenant has reasonable access to the Premises, or (2) the date on which Tenant occupies the portion of the Premises that has been damaged for the normal conduct of business, (i) with respect to the Premises, Rent shall be reduced in the proportion by that area of the part of the Premises which is not usable (or accessible), and is not used by Tenant bears to the total area of the Premises, and Rent shall be reduced on a floor by floor basis in the same manner and if more than thirty (30%) percent of the usable square footage of the Premises shall be inaccessible, the Premises shall be deemed to be wholly unusable (and untenantable) and (ii) with respect to the Tenant’s Roof Deck Area, Rent shall be reduced by 10% if 33% (or more) of usable square footage of Tenant’s Roof Deck Area is not usable (or accessible) provided if the Premises and the Tenant’s Roof Deck Area are both not usable (or inaccessible) in no event shall the Rent be reduced below zero (0).  This Article 11 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and which shall supersede any Requirement providing for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.  This Article 11 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.

Section 11.4                             Landlord’s Termination Right.  If the Premises or the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) that its repair or restoration requires more than 12 months or the expenditure of more than 30% of the full insurable value of the Building immediately prior to the casualty (as estimated in any such case by a third-party reputable contractor, registered architect or licensed professional engineer designated by Landlord), and provided Landlord shall terminate leases covering no less than 75% of the office space in the Building then leased to tenants in the Building (including Tenant), then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within 60 days after the date of the casualty.  If this Lease is so terminated, (v) the Term shall expire upon the 30th day after such notice is given, (w) Tenant shall vacate the Premises and surrender the same to Landlord, (x) Tenant’s liability for Rent with respect to such portion of the Premises affected shall cease as of the date of the damage, (y) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (z) if the lease is so terminated, Landlord shall return to Tenant the Letter of Credit together with a letter addressed to the Issuing Bank acknowledging that Landlord has no further right to draw thereon.

Section 11.5                             Tenant’s Termination Right. If the Premises and/or the Tenant’s Roof Deck Area are damaged and are thereby rendered “wholly untenantable” (as hereinafter described), or if a Building shall be so damaged that Tenant is deprived of reasonable access to the Premises and/or the Tenant’s Roof Deck Area, use of the Premises for the Permitted Use, use of the Tenant’s Roof Deck Area for the RDA Permitted Use and if Landlord elects or shall be obligated to restore the Premises and the Tenant’s Roof Deck Area, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than twelve (12) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4. Notwithstanding anything to the contrary contained in this Section 11.5, in the event that the Restoration Notice set forth in Section 11.5 provides (a) for an estimated date of completion that is less than twelve (12) months from the date of the casualty and the restoration of the Premises is not Substantially Completed within twelve (12) months from the date of the casualty, or (b) for an estimated date of completion that is more than twelve (12) months from the date of the casualty and Tenant did not deliver a Termination Notice with respect thereto, but the restoration of the Premises is not Substantially Completed within sixty (60) days following the estimated date of completion in such Restoration Notice, then, in either of such events, Tenant shall have a right, upon thirty (30) days prior written notice to Landlord to give a Termination Notice as a result thereof and, unless Landlord Substantially Completes such restoration within the foregoing thirty (30) day period, the Lease shall be terminated in the manner provided in the second sentence of Section 11.4. For purposes of this Section 11.5 and 11.6, the Premises shall be deemed “wholly untenantable” if Tenant shall be precluded from using such material portion of the Premises as Tenant reasonably determines, in good faith, is required for the conduct of Tenant’s ordinary business in substantially the manner that existed immediately prior to the casualty (provided however, that if Landlord believes in good faith, that Tenant’s determination that the Premises are “wholly untenantable” is then unreasonable, such dispute shall be resolved in accordance with arbitration as set forth in Article 34 below) provided that if more than thirty (30%) percent of the usable square footage of the Premises shall be inaccessible, the Premises shall be deemed to be wholly untenantable which shall not be subject to dispute.

Section 11.6                             Final Eighteen Months.  Notwithstanding anything in this Article 11to the contrary, if any significant casualty during the final eighteen (18) months of the Term, as the same may be extended, renders the Premises all or partially wholly untenantable, and the restoration of the Premises is not Substantially Completed or capable of being Substantially Completed within six (6) months from the date of the casualty, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day following the date of such notice.

Section 11.7                             Landlord’s Liability.  Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any such property of Tenant by theft or otherwise.  None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business in each case resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6).

ARTICLE 12

EMINENT DOMAIN

Section 12.1                             Taking.

(a)                                 Total Taking.  If all or substantially all of the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b)                                 Partial Taking.  Upon a Taking of only a part of a Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Rent shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c)                                  Landlord’s Termination Right.  Whether or not the Premises are affected, Landlord may, by notice to Tenant, within sixty (60) days following the date upon which Landlord receives notice of the Taking of all or a substantial portion of the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least fifty (50%) percent of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates).Notwithstanding anything to the contrary contained herein, if Landlord shall be required to spend more than it collects as an award to restore the portion of the Premises to a self-contained rental unit, or if any Mortgagee or Superior Lessor shall retain such award without regard to Landlord’s obligation to restore, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant.

(d)                                 Tenant’s Termination Right.  If the part of the Real Property so taken contains more than twenty-five (25%) percent  of the total area of the Premises or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises or use of the Premises in a manner reasonably comparable to that conducted prior to such Taking, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking.  If Tenant so notifies Landlord, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice.  If a part of the Premises shall be so taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall restore that part of the Premises not so taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations, provided, however, if Landlord is unable to perform the restoration required hereunder because the same would cost more than the award, Tenant shall have the right to terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is notified of such circumstance.

(e)                                  Apportionment of Rent.  Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent, as the same may have been reduced pursuant to

Section 12.1(b)shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2                             Awards.  Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award.  Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 12.3                             Temporary Taking.  If all or any part of the Premises is taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant, with a proportionate reduction or abatement, and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13
ASSIGNMENT AND SUBLETTING

Section 13.1                             Consent Requirements.

(a)                                 No Transfers.  Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed in accordance with this Article 13.  Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b)                                 Collection of Rent.  If, without Landlord’s consent (unless Landlord’s consent is not required hereunder), this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved.  No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c)                                  Further Assignment/Subletting.  Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting, if such consent is required hereunder.  In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others, except with the consent of Landlord which shall be granted or withheld using the same standards set forth in Section 13.4.

Section 13.2                             Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises for all or substantially all of the remaining term of the Lease (other than as may be expressly permitted without Landlord’s consent pursuant to this Lease), Tenant shall give notice thereof to Landlord, which shall be accompanied by (i) a statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, and a description of the portion of the Premises to be sublet (in the case of a sublease), (ii) current financial information with respect to the Transferee, including its most recent financial statement, (iii) with respect to an assignment of this Lease or sublet of all or a portion of the Premises, a bona-fide term sheet, lease assignment or sublease, in either case describing all of the material terms and conditions of the proposed assignment or sublease, and (iv) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, and a bona-fide term sheet or sublease describing all of the material terms and conditions of the proposed sublease (collectively, a “Transferee Notice”). Except as provided below,, a Transferee Notice shall be deemed an irrevocable offer from Tenant to Landlord, whereby Landlord, in its sole discretion may either, by written notice to Tenant (a “Landlord Recapture Notice”):   (x) sublease, or landlord’s designee may sublease such space (the “Leaseback Space”) from Tenant upon the terms and conditions set forth in the Transferee Notice (if the proposed transaction is a sublease of all or part of the Premises), provided that, for the avoidance of doubt, such sublease shall be subject to the terms and conditions of Section 13.7 below, (y) terminate this Lease if the proposed transaction is an assignment or a sublease (whether by one sublease or a series of related or unrelated subleases) of all or substantially all of the Premises, or (z) terminate this Lease with respect to the Leaseback Space (if the proposed transaction is a sublease of part of the Premises).  If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet (whether by one sublease or a series of related or unrelated subleases) all or substantially all of the Premises, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Rent shall be paid and apportioned to such date, and Landlord shall be free to lease the Premises (or any part thereof) to any third party including, without limitation, Tenant’s prospective assignee or subtenant. If Landlord exercises its option to terminate this Lease in part in any case where Tenant desires to sublet a portion of the  Premises, then, (a) this Lease shall end and expire with respect to such portion of the Premises on the date that the proposed sublease was to commence; and (b) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the  Premises; and (c) Tenant shall pay to Landlord, upon demand, the costs actually incurred by Landlord in physically separating such portion of the Premises from the balance of the Premises and in complying with any laws and requirements of any public authorities relating to such separation. Said options may be exercised by Landlord by notice to Tenant at any time within twenty-five (25) days after such notice has been given by Tenant to Landlord; and during such twenty-five (25) day period Tenant shall not assign this Lease nor sublet such space to any person (other than as permitted herein without Landlord’s consent).  Notwithstanding anything to the contrary contained herein, in the event Landlord sends a Landlord Recapture Notice to Tenant in order to exercise a right of recapture under this Section 13.2 in respect only of a sublease which is 7,500 rentable square feet or less, then, for a period of five (5) Business Days (time being of the essence) after Tenant’s receipt of the Landlord Recapture Notice, Tenant shall have the right to withdraw the Transferee Notice related to such sublease sent to Landlord by delivery to Landlord of a notice withdrawing such Transferee Notice within said five (5) Business Day period.  In a case of such timely withdrawal by Tenant, the Transferee Notice and Landlord’s Recapture Notice shall both be deemed null and void and Tenant shall not be permitted to sublease the space in question unless and until Tenant again complies with all the provisions of this Article 13.  If Landlord fails to timely deliver a Landlord Recapture Notice, then

Landlord shall be deemed to have waived its right of recapture under this Section 13.2 with respect thereto, and provided the proposed assignment or sublease complies with the conditions set forth in Section 13.4 below, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed in accordance with said Section 13.4.  It is understood and agreed that Landlord shall have no right under this Section 13.2 through Section 13.3 to terminate the Lease or sublet the space  by a Landlord Recapture Notice if the space Tenant proposes to sublease is for term that is less than substantially all the remainder of the Term.

Section 13.3                             Landlord Leaseback.  If Landlord exercises its option to sublet the Leaseback Space in accordance with the provisions above, such sublease to Landlord or its designee (as subtenant) shall be at the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and such sublease shall provide that:

(a)                                 it shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section;

(b)                                 it shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

(c)                                  it shall give the sublessee the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the Leaseback Space or any part or parts of the Leaseback Space and to make any and all changes, alterations, and improvements in the space covered by such sublease at no cost or liability to Tenant and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the term of this Lease less one (1) day (provided that Tenant shall have no obligation to restore the Leaseback Space to any previous condition);

(d)                                 any assignee or further subtenant, of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in the Leaseback Space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in the Leaseback Space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to that portion of the Leaseback Space so sublet caused by such removal;

(e)                                  (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, Tenant shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from the Leaseback Space so sublet by Tenant to Landlord or its designee (the cost and expense and means of ingress and egress shall be as specified in Transfer notice), (iv) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Premises and to comply with any laws and requirements of public authorities relating to such separation, (v) that at the expiration of the term of such sublease,

Tenant will accept the Leaseback Space in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the Leaseback Space in good order and condition (and, if applicable, remove alterations made thereto by Landlord or its sublessee and restore the Leaseback Space to its previous condition if, and to the extent, the subtenant would have the obligation to remove alterations made by or on behalf of the subtenant at the end of the sublease term and restore the Leaseback Space to its previous condition). If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space only during the period of time it is so sublet;

(f)                                   performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease; and

(g)                                  If Landlord exercises its option to sublet the Leaseback Space:

(i)                                     Tenant shall be relieved of Tenant’s obligations under this Lease with respect to the Leaseback Space arising during the term of such sublease other than Tenant’s obligation to pay Rent with respect thereto (without limiting the generality of the foregoing, Tenant shall not be liable for any default under this Lease or deemed to be in default under this Lease if such default is occasioned by or arises from any act or omission of Landlord or the subtenant pursuant to such sublease or any person or entity claiming by, through or under any of them);

(ii)                                  Subject to the conditions and limitation contained in this Lease, Landlord hereby agrees to indemnify and hold Tenant harmless from and against any and all costs, expenses (including, without limitation, reasonable attorneys’ fees), damages, losses and liabilities in connection with third party claims arising from any act or omission of the subtenant in respect of the Leaseback Space or arising from any act or omission of, anyone occupying by, through or under the subtenant in respect of the Leaseback Space except to the extent the same arose from the negligence or willful misconduct of Tenant;

(iii)                               Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space or restore the Leaseback Space to any previous condition; and

(iv)                              Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Rent shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.

Section 13.4                             Conditions to Assignment/Subletting.

(a)                                 If Landlord does not exercise Landlord’s option provided under Section 13.2, and provided no Event of Default then exists and is continuing, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed and shall be granted or denied within twenty-five (25) days (or ten (10) Business Days if a Transferee Notice had been previously provided to Landlord for the assignment or subletting in question and Landlord failed to exercise its right to terminate the Lease or sublet the Leaseback Space, if applicable, in accordance with Section 13.2 or 13.3, as the case may be) after receipt of all required information including a fully executed assignment or sublease agreement, as applicable, accompanied by a notice requesting Landlord’s consent and all the information required to be provided with a Transferee Notice, if all of the following conditions are satisfied:

(i)                                     in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, and (2) does not violate any restrictions set forth in this Lease;

(ii)                                  Landlord’s reasonable judgment, the Transferee is reputable with sufficient financial means (and Landlord, in evaluating such financial means, shall take into account, all relevant factors) to perform all of its obligations under this Lease taking into account any security deposit or financial guaranty offered by the assignor or subtenant or if Tenant is not being released, Tenant;

(iii)                               if Landlord has comparable space available in the Dumbo Heights Campus  that is then available, or becoming available in the next six (6) months), for a comparable term, neither the Transferee nor any Affiliate of the Transferee is then an occupant of the Dumbo Heights Campus;

(iv)                              if Landlord has comparable space available in the Dumbo Heights Campus that is then available, or becoming available, for a comparable term, the Transferee is not a person or entity (or an Affiliate of a person or entity) with whom Landlord is then or has been within the prior six (6) months actively negotiating in connection with the rental of comparable space in the Building;

(v)                                 there shall be not more than two (2) subtenants plus Tenant on any single floor of the Premises at any one time;

(vi)                              Tenant shall, reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including any reasonable investigations as to the acceptability of the Transferee and all reasonable out of pocket legal costs incurred in connection with the granting of any requested consent;

(vii)                           Tenant shall not list or advertise the Premises to be sublet or assigned with a broker, agent or other entity at a rental rate less than the Fixed Rent at which Landlord is then offering to lease other comparable space in the Building (Landlord shall respond promptly to any request by Tenant for such rental rate); provided, however, that the foregoing shall not prevent Tenant from subleasing any portion of the Premises at a rental rate lower or higher than Landlord is offering to lease comparable space in the Building;

(viii)                        the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York; and

(ix)                              any sublease shall provide that the parties thereto shall not reveal the financial terms of the sublease other than to their officers, lenders, brokers, employees and professionals or to the extent required by law.

(b)                                 If Landlord fails to respond to a request for consent to an assignment or subletting proposed by Tenant within twenty-five (25) days or ten (10) Business Days, as the case may be, after Landlord’s receipt of all of the information required under Section 13.2, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”), which shall include all material previously delivered to Landlord together with Tenant’s Transferee Notice, and set forth on the first page thereof the following statement in bold capital letters:  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO ENTER INTO THE PROPOSED [ASSIGNMENT] [SUBLEASE] DESCRIBED IN THE NOTICE ENCLOSED HEREWITH, WHICH WAS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND.  If Landlord fails to respond to a Second Request within five (5) Business Days after receipt by Landlord, the proposed assignment or sublease as to which the Second Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to enter into such transaction, provided that such assignment or sublease complies with the requirements of this Article 13 and all other provisions of this Lease applicable there.

(c)                                  With respect to each and every subletting and/or assignment for which Landlord’s consent is required and given or deemed given by Landlord under the provisions of this Lease:

(i)                                     the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii)                                  no sublease shall be for a term ending later than one day prior to the Expiration Date (as same may be extended pursuant to the terms hereof);

(iii)                               Except for Landlord’s subletting pursuant to Section 13.3, each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and upon the termination of this Lease prior to the Expiration Date, Tenant and each subtenant shall be deemed to have agreed that Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease (except with respect to any act or omission which continues after such attornment), (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent (unless actually received by Landlord), (D) bound to return such subtenant’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease.  The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment

(d)                                 Modifications. Any modification, amendment or extension of a sublease (other than pursuant to an express provision of such sublease which was approved by Landlord) shall be deemed a sublease for the purposes of Section 13.1 hereof but unless such modification, amendment or extension adds additional space, Landlord shall have no right to terminate or recapture the premises so demised by such sublease and Section 13.2 and Section 13.3 shall not be applicable.

Section 13.5                             Binding on Tenant; Indemnification of Landlord.  Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant.  Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from (i) any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee where Landlord withheld its consent to the proposed transaction, or (ii) any claims that may be made against Landlord by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise its option to terminate under this Article 13.

Section 13.6                             Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and such assignment or sublease fails to become effective within one hundred twenty (120) days after giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, and 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.7                             Profits.

(a)                                 If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord (but not any transaction described in Sections 13.1, 13.8 and 13.11), Tenant shall, within sixty (60) days following Landlord’s consent to such assignment or sublease, deliver to Landlord a list which sets forth the amount of: (i) the commercially reasonable industry standard third-party brokerage fees paid by Tenant in such transaction, (ii) any free rent to be provided under such sublease, (iii) any tenant improvement work allowance or any construction costs paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space, and (iv) the reasonable legal fees incurred by Tenant with respect to the assignment or sublet(collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee.  Tenant shall deliver to Landlord reasonable evidence of the payment of any Transaction Costs within sixty (60) days after the same are paid (and if Tenant shall fail to do so, no such fees or costs for which Tenant shall have failed to provide evidence of payment shall qualify as Transaction Costs).  In consideration of such assignment or subletting, Tenant shall pay to Landlord.

(b)                                 In the case of an assignment, on the effective date of the assignment, fifty (50%) percent of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment of Tenant’s leasehold interest herein (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of the fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof) after first deducting the Transaction Costs provided, however, that the sums payable under this clause shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receiving same from assignee; or

(c)                                  In the case of a sublease, fifty (50%) percent of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent payable by Tenant under the Lease for the portion of the Premises demised under the sublease in respect of the sublet space (including sums paid for the sale or rental of Tenant’s Property, less the then fair market value or rental value thereof) after first deducting the Transaction Costs, which Transactional Costs shall be amortized over the term of the sublease. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

Section 13.8                             Transfers.

(a)                                 Permitted Transfers.  If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or Guarantor, of all or substantially all of the assets of Tenant or Guarantor, as applicable (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease.  For purposes of this Article, the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests either by way of a “public offering”, or establishment of a new fund, or otherwise, which results in a majority of the Ownership Interests in Tenant or Guarantor, as applicable, being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant or Guarantor, as applicable on the date hereof, (y) the sale of all or substantially all of Tenant’s or Guarantor’s assets, as applicable, and (z) except as provided below, the merger or consolidation, reorganization, recapitalization or conversion of Tenant or Guarantor, as applicable, into or with another business entity.  Notwithstanding anything to the contrary contained in this Article 13, the provisions of Sections 13.1, 13.2, 13.3, 13.4 (other than Sections 13.4(i), (vii), (viii), and (ix)), 13.6, and 13.7 shall not apply to, and Landlord’s consent shall not be required with respect to (i) the transfer of Ownership Interests (or issuance of new Ownership Interests) either directly or indirectly in Guarantor if and so long as the stock of either Tenant or Guarantor is then publicly traded on a nationally recognized stock exchange, (ii) transactions with a business entity(ies) into or with which Tenant or Guarantor, as applicable, is merged or consolidated or converted or to which all or substantially all of Tenant’s or Guarantor’s assets, as applicable, or a majority of the Ownership Interests of Tenant or Guarantor, as applicable, transferred (any of the foregoing, a “Successor Entity”), or (iii) transfers or issuances of Ownership Interests of Tenant or Guarantor, in each such case, so long as with respect to transaction described in clause (ii) or

(iii), (A) such transfer or other transaction was made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease and, in the case of a merger or consolidation only, (B) only if the stock of Guarantor is not then publicly traded on a nationally recognized stock exchange, the Successor Entity has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied that is at least equal to the tangible net worth of Guarantor computed in accordance with generally accepted accounting principles consistently applied as of the date of this Lease (the “Net Worth Test”)  (it being understood that this subsection (B) shall not apply if the stock of Guarantor is then publicly traded on a nationally recognized stock exchange, (C) only if the Net Worth Test is applicable, proof reasonably satisfactory to Landlord of such net worth is delivered to Landlord at least five (5) Business Days prior to the effective date of any such transaction (or promptly upon Landlord’s request); it being agreed that Tenant shall not be required to provide Landlord with prior notice of any such transactions if disclosure is prohibited by confidentiality requirements or by law, in which event Tenant shall provide Landlord with notice within ten (10) days after such transaction has been consummated (i.e., agreements executed and delivered), (D) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and (E) Tenant and Guarantor (except in the event of a merger where Tenant or Guarantor, as applicable, is not the surviving entity or a sale of all or substantially all of Tenant’s or Guarantor’s assets) shall remain fully liable for all obligations to be performed by Tenant under this Lease. Tenant may also, upon prior notice to Landlord, but without the provisions of Sections 13.1,13.2, 13.3, 13.4 (other than Sections 13.4(i), (vii), (viii), and (ix)), 13.6 and 13.7 being applicable, permit any Affiliate of Guarantor to accept an assignment of this Lease or sublet or occupy all or part of the Premises, provided such sublease may continue for so long as such entity remains an Affiliate of Guarantor. Any such sublease shall not be deemed to relieve, release, impair or discharge any of Tenant’s obligations hereunder.  Notwithstanding anything to the contrary contained in this Article 13, if the stock of Guarantor is publicly traded on a nationally recognized stock exchange, then the conversion of Guarantor to a private (i.e., non-publicly traded) entity shall not require Landlord’s consent, and the provisions of Sections 13.1, 13.2, 13.3, 13.4 (other than Sections 13.4(i), (vii), (viii), and (ix)), 13.6, and 13.7 shall not apply, provided (A) such conversion is made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (B) the Successor Entity (or entity existing after such conversion, as applicable) satisfies the Net Worth Test, and (C) proof reasonably satisfactory to Landlord of such net worth is delivered to Landlord at least five (5) Business Days prior to the effective date of any such transaction (or promptly upon Landlord’s request). All of the transfers described in this Section 13.8 that do not require Landlord’s consent being referred to as an “Permitted Transfer” and such transferees, including Successor Entities, a “Permitted Transferee”).

(b)                                 Applicability.  The limitations and rights set forth in this Section 13.8 shall apply to Transferee(s) of this Lease, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

Section 13.9                             Assumption of Obligations.  No assignment of this Lease which requires Landlord’s consent shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.10                      Tenant’s Liability.  The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this

Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease, provided, however, the predecessor tenant shall not be liable with respect to any agreement or stipulation which shall increase the obligations of Tenant under this Lease.

Section 13.11                      Lease Disaffirmance or Rejection.  If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this  Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto.  If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

Section 13.12                      Permitted Users.  (a)                                    Tenant has advised Landlord that one or more parties with whom Tenant (or Guarantor) has a bona fide independent, material and ongoing business relationship or is incubating (each a  “Permitted User” ) and/or an Affiliate of Tenant, may from time to time be using space in the Premises.  Notwithstanding anything to the contrary in this Article 13, each Permitted User shall be allowed such use, without Landlord’s consent, but upon ten (10) days prior written notice to Landlord upon the following conditions: (i) Landlord shall not be litigating against such proposed Permitted User within the prior 24 months, (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in, and the jurisdiction of the court of, the State of New York, (iii) there will be no separate entrances and/or demising walls for the Permitted User installed to prepare the Premises for a Permitted User, (iv) the aggregate number of rentable square feet occupied by all Permitted Users at any one time shall not exceed 20% of the then rentable square footage of the Premises (except such restriction shall not apply to then Affiliates of Tenant named herein), and (v) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in respect of such space other than nominal rent payments (in no event greater per rentable square foot plus cost reimbursements) than the fixed rent, and escalation rent payable hereunder per rentable square foot) or other consideration for actual services rendered or provided by or for such occupant.

(b)                                 With respect to each and every Permitted User, the following shall apply:  (i) each Permitted User shall have no privity of contract with Landlord and therefore shall have no rights under this Lease, and Landlord shall have no liability or obligation to the Permitted User under this Lease for any reason whatsoever in connection with such use or occupancy, which use and occupancy shall be subject and subordinate to this Lease, (ii) each Permitted User shall use the Premises in conformity with all applicable provisions of this Lease, (iii) each Permitted User shall provide evidence of commercial general liability insurance reasonably acceptable to Landlord (not in excess of $2,000,000.00), and (iv) Tenant shall be liable for the acts of such Permitted User in or about the Premises and Building as if same were the acts of Tenant, subject to the terms of this Lease.

ARTICLE 14
ACCESS TO PREMISES

Section 14.1                             Landlord’s Access.

(a)                                 Landlord, Landlord’s agents and utility service providers servicing the Building may, erect, use and maintain concealed ducts, pipes and concealed conduits in and through the Premises provided such use does not (i) cause the usable area of the Premises or the Tenant’s Roof Deck Area to be reduced other than to a de minimis extent unless required by Requirements and/or (ii) materially change the location of the core bathrooms, fire stairs, lifts or the elevator shafts, or lower the ceiling heights other than to an immaterial extent) and/or reduce, cover or darken the Skylight, unless required by Requirements. Landlord shall promptly repair any damage to the Premises, the Skylight and Tenant’s Roof Deck Area caused by any work performed pursuant to this Article 14. The foregoing is not intended to vitiate the provisions of Section 6.3 or Section 6.5.

(b)                                 Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises and Tenant’s Roof Deck Area at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency in which case any limitation on the number of entries and/or advance notice shall not be required (but Landlord shall use commercially reasonable efforts to notify Tenant via telephone or email), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or, in the last twelve (12) months of the Term, tenants, and their respective agents and representatives or others and to perform Restorative Work to the Premises or the Building.

(c)                                  All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises, upon reasonable advanced notice (except in the case of an emergency) to Tenant, for the purposes of Building operation, maintenance, alteration and repair subject to Tenant’s rights hereunder with respect to designated roof and/or shaft space for Tenant’s exclusive use in which event Landlord’s use thereof shall be that which is reasonably required to operate and maintain the Building.

(d)                                 Subject to emergency and police conditions and the provisions of Section 10.11(a) and Section 26.16 hereof, Tenant (and Tenant’s assignees, sub lessees, invitees, licensees, and employees) shall, during the term of this Lease, have access to and use of the

Premises and, subject to safety conditions, weather, and similar factors, Tenant’s Roof Deck Area twenty-four (24) hours per day seven (7) days per week, three hundred sixty-five (365) days a year.

(e)                                  Except in the case of an emergency, Landlord shall use all reasonable efforts, as practical under the circumstances, to comply with Tenant’s reasonable security measures when entering the Premises and Tenant’s Roof Deck Area.

Section 14.2                             Building Name.  Landlord has the right at any time to change the name, number or designation by which the Building is commonly known, subject to the terms and conditions of Section 26.1 below.

Section 14.3                             Light and Air.  If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work or for any other reason, Landlord shall diligently complete such work or otherwise act diligently to remove the temporary darkening or covering over of such windows.  If there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15
DEFAULT

Section 15.1                             Tenant’s Defaults.  Each of the following events shall be an “Event of Default” hereunder:

(a)                                 Tenant fails to pay when due any installment of Rent and such default shall continue for (x) five (5) Business Days in respect of Fixed Rent and recurring forms of Additional Rent payable pursuant to Article 7 above and (y) ten (10) Business Days in respect of all Rent which is not Fixed Rent, in any case immediately following written notice of such default is given to Tenant

(b)                                 Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days (ten (10) days with respect to a default under Article 3) immediately following written notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3) is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within one hundred eighty (180) days; or

(c)                                  if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails within ten (10) Business Days after written notice by Landlord to Tenant to either (i) deposit with Landlord the amount of cash so applied by Landlord, or (ii) provide Landlord with (x) a replacement Letter of Credit (as hereinafter defined), in the full amount required hereunder (less any cash security held by Landlord), or (y) a modification of the Letter of Credit which reinstates the amount so applied; or

(d)                                 Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization,

liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e)                                  a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof. Upon the occurrence and during the continuance of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant seven (7) Business Days’ written notice of cancellation of this Lease (or of Tenant’s possession of the Premises), in which event this Lease and the Term (or Tenant’s possession of the Premises) shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice were the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15.

Section 15.2                             Landlord’s Remedies.

(a)                                 Possession/Reletting.  If any Event of Default occurs and is continuing or this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1:

(i)                                     Surrender of Possession.  Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof in accordance with the terms of this Lease, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefore), and may repossess the Premises and dispossess Tenant and any other persons or entities from the Premises and remove any and all of their property and effects from the Premises.

(ii)                                  Landlord’s Reletting.  Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine.  Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease.  Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b)                                 Tenant’s Waiver.  Tenant, on its own behalf and on behalf of all persons or entities claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons or entities might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord or (C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

(c)                                  Tenant’s Breach.  Upon the breach or threatened breach by Tenant, or any persons or entities claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.  The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 15.3                             Landlord’s Damages.

(a)                                 Amount of Damages.  If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1, then:

(i)                                     Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord;

(ii)                                  Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

(iii)                               Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency (as hereinafter defined); it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iv)                              whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to the CPI (as hereinafter defined)  less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period.  If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord to an unaffiliated party for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b)                                 Reletting.  If the Premises or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3.  Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease.  Nothing contained in Article 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.

Section 15.4                             Interest.  If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment was due until paid at the Interest Rate except that no such interest shall accrue in respect of the first installment or payment that is past due during the Term provided that such installment or payment is not past due for more than five (5) days and, if such installment or payment is past due for more than five (5) days, interest shall accrue thereon from the first day such installment or payment became past due. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

Section 15.5                             Other Rights of Landlord.  If Tenant fails to pay any Additional Rent when due after the expiration of notice and cure period, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent after the expiration of notice and cure periods.  If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any Rent, as Landlord sees fit, regardless of any request by Tenant.

Section 15.6                             No Consequential, Etc. Damages.  Except for those damages for which Tenant is expressly liable under Article 18, Tenant shall not be liable to Landlord for consequential, punitive, or special damages.

ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If an Event of Default occurs and is continuing, Landlord, without waiving such default, may perform the obligations giving rise thereto, at Tenant’s cost and expense immediately, and without advance notice, (a) in the case of emergency, or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after the expiration of any applicable notice and grace period except as expressly provided to the contrary in this Lease. All actual out of pocket costs and expenses incurred by Landlord in connection with any such performance by it and all actual out of pocket costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord as a result of any default by Tenant under this Lease or in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within thirty (30) days of demand, with interest thereon at the Interest Rate from the date incurred by Landlord.  Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within thirty (30) days after receipt of Landlord’s invoice for such amount.

ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1                             No Representations.  Except as expressly set forth in this Lease, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Buildings, the Real Property or the Premises and no rights including, without limitation, any development rights, easements or licenses are acquired by Tenant by implication or otherwise.  Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2                             No Money Damages.  Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld, conditioned or delayed its consent or approval.  Tenant’s sole remedy shall be to bring an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment.  In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

Section 17.3                             Reasonable Efforts.  Except as expressly set forth in this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses of any extraordinary nature.

ARTICLE 18
END OF TERM

Section 18.1                             Expiration.  Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and casualty excepted, and Tenant shall remove all of Tenant’s Property (other than any wiring or cabling between the basement of the Building and the Premises between the floors or under the floors of the Premises or above any hung ceilings designated for use by Tenant or a future tenant of the Building) and any Alterations as may be required pursuant to Article 5.

Section 18.2                             Holdover Rent.  Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the entire Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure.  Accordingly, if possession of the entire Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date, or sooner termination of this Lease, a sum equal to (A) the greater of (i) 110% of fair market value for the Premises and (ii) 150% times the Rent payable under this Lease for the last full calendar month of the Term, as the same may be extended, for the first sixty (60) days (or portion thereof) that Tenant holds over at the Premises, and (B) the greater of (i) 150% of fair market value for the Premises and (ii) 200% of the Rent payable under this Lease for the last full calendar month of the Term thereafter; plus if possession of the Premises is not surrendered to Landlord within thirty (30) days of the Expiration Date or sooner termination of this Lease, any and all damages including, without limitation, consequential and/or special damages which Landlord may suffer by reason of Tenant’s holdover. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

Section 18.3                             Waiver of Stay.  Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Requirement and Rules and of any successor Requirement of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 18.

ARTICLE 19
QUIET ENJOYMENT

Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages (as same may be modified by the terms of an SNDA in the Approved SNDA Form between Tenant and such superior party).

ARTICLE 20
NO SURRENDER; NO WAIVER

Section 20.1                             No Surrender or Release.  No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver or acceptance of surrender is in writing and is signed by Landlord.

Section 20.2                             No Waiver.  The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease on the part of Tenant shall not be deemed a waiver of such breach.  The payment by Tenant of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease on the part of Landlord shall not be deemed a waiver of such breach.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21
WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1                             Jury Trial Waiver.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY WITH RESPECT TO THIS LEASE ANY STATUTE, EMERGENCY OR OTHERWISE.

Section 21.2                             Waiver of Counterclaim.  If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22
NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand either to the Premises or to Tenant’s address as set forth in Article 1 (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided in advance to Tenant in writing, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22.  Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given.  Notices given by the attorneys for Landlord or Tenant shall be deemed valid notice if sent in accordance with this Article 22.

ARTICLE 23
RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations then in effect; provided, however, that such additional Rules and Regulations shall not adversely affect Tenant’s rights or obligations hereunder, other than to a de minimis extent, and provided, further that in the event of any conflict between such additional Rules and Regulations and the terms of this Lease, the terms of this Lease shall prevail.  Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant at the Buildings, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall use reasonable efforts so as to not enforce any Rule or Regulation in a discriminatory manner against Tenant as compared to other office tenants in the Building.  If Tenant disputes the reasonableness of any of the Rules and Regulation hereafter adopted by Landlord, the dispute shall be resolved by arbitration as provided in Section 34 hereof, provided, however, that during the pendency of any such arbitration, Tenant shall comply with such Rule and Regulation.  Tenant’s right to dispute the reasonableness of any additional Rule and Regulation shall be deemed waived unless Tenant shall notify Landlord of such dispute within forty-five (45) days after delivery to Tenant of a notice of the adoption of any such additional Rule and Regulation.

ARTICLE 24
BROKER

Landlord has retained Landlord’s Agent as leasing agent, and Tenant has retained Tenant’s Broker, in connection with this Lease.  Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent and Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement.  Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker.  Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false (except, with respect to Landlord’s indemnity only, for any claims made by Serten Advisors (“Serten”)).  For the avoidance of doubt, Tenant’s indemnity in the foregoing sentence applies to claims made by Serten.

ARTICLE 25
INDEMNITY

Section 25.1                             Tenant’s Indemnity.  Subject to the waiver of subrogation required by Section 11.2, Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility to a third party for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless Landlord and each of the Indemnitees from and against any and all Losses, resulting from (i) any act or omissions of any Tenant Parties or, (ii) any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises, except to the extent attributable to the gross negligence or willful misconduct of Landlord, or its employees, agents, contractors, licensees or invitees (collectively, “Landlord Parties”), or (iii) any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed or (iv) any work performed by or on behalf of Tenant (but not Landlord’s Premises Work, Landlord’s Expansion Premises Work, Tenant’s Roof Deck Work and the Base Building Roof Work). Nothing in this Section shall be interpreted to make Tenant liable for any occurrence that is covered by any property insurance policy that this Lease requires Tenant or Landlord to obtain.

Section 25.2                             Landlord’s Indemnity.  Subject to the waiver of subrogation required by Section 11.2, Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant in connection with third party claims arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Building to the extent attributable to the negligence, gross negligence or willful misconduct of Landlord or its employees or agents.

Section 25.3                             Defense and Settlement.  If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, for which the provisions of Section 25.1 apply, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, for which the provisions of Section 25.2 apply, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section 25.3).  Notwithstanding the foregoing, an Indemnitee may retain its own attorneys, at its sole cost and expense, to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s (or as applicable Landlord’s) liability insurance carried under Section 11.1 for such claim. If Tenant or Landlord, as applicable, fails to properly and timely defend or if there is a legal conflict or other conflict of interest, then the other party may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, the indemnifying party may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by indemnifying party at the time such settlement is reached or otherwise in accordance with any settlement agreement related thereto, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26
MISCELLANEOUS

Section 26.1                             Delivery.  The submission of this Lease to Tenant shall not constitute an offer and shall not bind the parties hereto in any manner whatsoever until (a) Tenant has duly executed and delivered duplicate counterparts to Landlord, and (b) Landlord has executed and delivered one fully executed counterpart to Tenant.

Section 26.2                             Transfer of Real Property.  Landlord’s obligations under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Buildings, and in the event of any such Transfer, Landlord (and any such subsequent landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer, but only from and after the date that the transferee of Landlord’s interest (or that of such subsequent landlord) in the Buildings, shall have assumed in writing, in a document delivered to Tenant, all obligations under this Lease arising from and after the date of Transfer, and responsibility for any security deposit or letter of credit posted by Tenant under this Lease or any escrow deposit or performance fund posted by Tenant in connection with a Work Letter or Alterations.

Section 26.3                             Limitation on Liability.  The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Building (including the net proceeds of any sale of the Building and any net insurance and condemnation proceeds therefrom) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.

Section 26.4                             Entire Document.  This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease.  All of the Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.5                             Governing Requirement.  This Lease shall be governed in all respects by the laws of the State of New York.

Section 26.6                             Unenforceability.  If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.7                             Lease Disputes.  Except as required by Article 34 the parties agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New

York or the federal courts for the Southern District of New York and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

Section 26.8                             Landlord’s Agent.  Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent.  Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, or the Buildings.

Section 26.9                             Estoppel.

(a)                                 Within ten (10) business days following Tenant’s receipt of written request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent then payable, (iii) stating whether or not, to Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (iv) stating the amount of the security, if any, under this Lease, (v) stating whether there are any subleases or assignments affecting the Premises, (vi) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (vii) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor with respect to this Building only, and customary to such statement. Tenant acknowledges that any statement delivered pursuant to this Section 26.9 (a) may be relied upon by any purchaser or owner of the Building, or all or any portion of Landlord’s interest in the Building, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

(b)                                 Within ten (10) business days following request from Tenant, Landlord shall, not more than one (1) time in any consecutive twelve (12) month period, deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (iii) stating whether or not, to the best of Landlord’s knowledge, Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, (iv) stating the amount of the security, if any, under this Lease, and (v)

responding to any other matters reasonably requested by Tenant, and customary to such statement. Landlord acknowledges that any statement delivered pursuant to this Section 26.9(b) may be relied upon by Guarantor’s credit providers, a sublessee of any portion of the Premises or any assignee of this Lease.

Section 26.10                      Certain Interpretational Rules.  For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa.  This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.  The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.11                      Parties Bound.  The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

Section 26.12                      Counterparts.  This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument.  The signature page of any counterpart of this Lease may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart of this Lease identical thereto except having an additional signature page executed by the other party to this Lease attached thereto.  Any counterpart of this Lease may be delivered via facsimile, email or other electronic transmission, and shall be legally binding upon the parties hereto to the same extent as originals.

Section 26.13                      Survival.  All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, the return of the security deposit and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 26.14                      Adjacent Excavation; Shoring.  If construction shall be performed upon land adjacent to the Real Property, Tenant shall, upon reasonable prior notice, afford to the person or entity causing or authorized to cause such construction license to enter upon the Premises for the purpose of doing such work as such person or entity shall deem reasonably necessary to preserve the wall of the Building from injury or damage and to support the same. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent, provided that Tenant shall continue to have access to and use of the Premises for the Permitted Use and the Tenant’s Roof Deck Area for the RDA Permitted Use.

Section 26.15                      No Development Rights.  Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Real Property and Tenant consents, without further consideration, to any utilization of such rights by Landlord, subject to the terms and conditions of this Lease.  Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 26.15 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 of Zoning Lot of the Zoning Resolution of the City of New York) in the Real Property.

Section 26.16                      Rent.  All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.17                      Inability to Perform.  This Lease and the obligation of Tenant to pay Rent shall not be affected, impaired or excused by any Unavoidable Delays.  Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.  Tenant shall promptly notify Landlord of any Unavoidable Delay which prevents Tenant from fulfilling any of its obligations under this Lease.

Section 26.18                      Roof Top Use.  (a) Landlord grants to Tenant the right to use, on an exclusive basis, the portion of the roof deck set forth on Exhibit K attached hereto (“Tenant’s Roof Deck Area”) as reasonably permitted by Landlord and pursuant to Landlord’s reasonable requirements and the terms of this Lease; provided only that the then Tenant under this Lease leases the entire tenth (10th) floor of the Building and only one occupant (or one occupant and its Affiliates occupying without separate demising walls) occupies the entire 10th Floor of the Building.  Landlord reserves the right, in its reasonable good faith discretion, at any time to make or allow permanent or temporary changes or replacements to the common areas of the Building roof top and/or Tenant’s Roof Deck Area which are required due to Requirements and/or in order to ensure proper functioning of the Building and Building Systems, provided that Landlord shall exhaust all reasonable and practical alternatives (i.e., alternatives which will not create a materially excessive cost or burden on Landlord) prior to making or allowing any such changes or replacements in a manner that will adversely affect Tenant beyond a de minimis extent.  In the event that Tenant proposes to partially or fully demise the 10th Floor of the Building pursuant to what would otherwise be a permitted sublease hereunder, or, Landlord recaptures a portion of the 10th Floor of the Building in accordance with Article 13 above, then, in both such cases, Landlord and Tenant agree to discuss the possibility of allowing access to the Tenant Roof Deck Area for multiple occupants of the Building in order that such Building occupants may utilize the Tenant Roof Deck Area on a non-exclusive basis, without material additional cost or liability to either party, provided any resolution shall be subject to approval by both Landlord and Tenant.

(b)                                 Tenant’s Roof Deck Area shall be used only by Tenant named herein and any Permitted Transferees (as such term is defined in Article 13 hereof), and any other permitted assignees and subtenants (pursuant to the terms of Article 13 hereof) (it being agreed that Tenant shall not be entitled to sublet Tenant’s Roof Deck Area separately from another portion of the remainder of the Premises). Tenant shall use Tenant’s Roof Deck Area for the RDA Permitted Use (as hereinafter defined), and for no other purpose, and in any event only as provided in and subject to the following terms and conditions (collectively, herein called the “RDA Guidelines”):

(i)                                     Landlord reserves the right, upon reasonable notice (which notice may be oral) at reasonable times, or in an emergency at any time, to have access to, and the use of, Tenant’s Roof Deck Area to maintain, repair and inspect same or the structural components of the roof of the Building as well as any Building equipment located on the roof of the Building (it being agreed that if any Building equipment located on the roof of the Building unreasonably interferes with Tenant’s use or enjoyment of Tenant’s Roof Deck Area, then Landlord shall (at Tenant’s request and at Landlord’s sole cost and expense) relocate such equipment to another area of the roof if, in Landlord’s reasonable judgment, such relocation would be feasible and would not disrupt the operation of Building Systems or the provision of services to other tenants in the Building; provided that Landlord acknowledges that it shall relocate all equipment needed to deliver the Tenant’s Roof Deck Area substantially in accordance with the approved Layout Plan and to complete Tenant’s Roof Work and Base Building Roof Work. Tenant acknowledges that Landlord may place or shall have placed equipment on any portion of the roof of the Building outside of Tenant’s Roof Deck Area (but properly screened) to the extent within close proximity of Tenant’s Roof Deck Area and which is customary, provided, however, if such equipment is installed following the Lease Commencement Date and materially interferes with Tenant’s use of Tenant’s Roof Deck Area, then Landlord shall, at Landlord’s cost, use reasonable efforts to relocate such equipment to another area on the roof so as to minimize such interference with Tenant’s use thereof (provided such relocation would be reasonably feasible and would not materially disrupt the operation of Building Systems or the provision of services to other tenants in the Building);

(ii)                                  At all times Tenant’s Roof Deck Area, and Tenant’s use thereof shall comply with all Requirements;

(iii)                               Tenant agrees that it shall not (A) other than the Skylight, enclose any portion of the Tenant’s Roof Deck Area except as may be reasonably approved by Landlord and provided such enclosure is in compliance with Requirements and (i) if such enclosure is visible from the street then subject to Landlord’s consent, which may be withheld in its sole discretion, and (ii) if such enclosure is not visible from the street, then subject to Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, (B) permit any lodging on any portion of the Tenant’s Roof Deck Area or (C) place, hang, affix or otherwise attach anything on the ledges or railings of the Building which is not adequately secured to the Tenant’s Roof Deck Area down and in compliance with all Requirements and reasonably approved by Landlord (except that planters and furniture customarily placed on rooftops of Comparable Buildings which are not visible from the Street are not subject to Landlord’s prior approval.  Tenant shall not place or install anything on the exterior façade of the Building, any portion of the rooftop which does not comprise Tenant’s Roof Deck Area, or on the perimeter of the Tenant’s Roof Deck Area;

(iv)                              Subject to the completion of Tenant’s Roof Work and the Base Building Roof Work by Landlord, Tenant shall obtain all permits and licenses required by any applicable governmental authority, agency, commission or department with respect to Tenant’s use of the Tenant’s Roof Deck Area, renew all such permits and licenses as and when required by applicable Requirements and pay promptly as and when due all taxes, license, permit and other fees or charges imposed in respect thereof;

(v)                                 Tenant shall comply with all Building requirements which, in the reasonable judgment of Landlord, are necessary or advisable to assure the safety of all persons and property that may be adversely affected by Tenant’s use of the Tenant’s Roof Deck Area.  Tenant shall reasonably cooperate (at no cost to Landlord) in connection with Landlord’s obligations in respect of the Tenant’s Roof Deck Area;

(vi)                              Except as provided for in the Base Building Roof Work, Landlord shall have no independent obligation to provide any safety features with respect to Tenant’s Roof Deck Area and Landlord’s not doing so shall not vitiate to any extent any obligation of Tenant to indemnify Landlord hereunder or as otherwise provided for herein;

(vii)                           Tenant acknowledges that its use of the Tenant’s Roof Deck Area is at its sole risk and Tenant acknowledges that Landlord shall not be required to provide any security, or patrol the Tenant’s Roof Deck Area or any other portion of the roof the Building in any way whatsoever;

(viii)                        Intentionally Deleted.

(ix)                              Subject to the terms and conditions detailed herein, Tenant shall be entitled to separately demise Tenant’s Roof Deck Area from other portions of the roof of the Building in a manner reasonably approved by Landlord;

(x)                                 Tenant agrees not to place persons or property on the Tenant’s Roof Deck Area in excess of the authorized load permitted thereon based on the design therefor.  Tenant shall not use loudspeakers or other sound amplification systems or equipment on the Tenant’s Roof Deck Area, or create any noise in violation of Requirements.  If Landlord receives multiple written bona fide complaints related to Tenant’s noise or vibration levels, then (i) Tenant shall adequately (as reasonably determined by Landlord) remedy the cause for such complaint(s), and (ii) defend, indemnify and hold harmless Landlord and all Landlord Parties from and against any and all loss, cost, damage, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Landlord or any Landlord Party may sustain, in whole or in part arising out of, attributable to or resulting from such complaints and/or the noise which is the subject of such complaints;

(xi)                              Tenant covenants that the use of Tenant’s Roof Deck Area will in no way interfere with the proper functioning of the Building Systems or any other systems installed on the roof of the Building;

(xii)                           Tenant shall be permitted to make installations to the Premises and Tenant’s Roof Deck Area, subject in each case to the terms and conditions of this Lease, as may be reasonably required for Tenant to receive reasonable quantities of water and electricity to the Tenant’s Roof Deck Area, provided that in no event shall Landlord be required to provide (A) additional amounts of water to Tenant in excess of the amounts Landlord is required to provide under this

Lease irrespective of such installations and (B) electrical capacity to Tenant’s Roof Deck Area in excess of 8 kw;

(xiii)                        Tenant covenants that the Tenant’s Roof Deck Area shall be used by Tenant only in a safe and sanitary manner and in a manner which does not unreasonably disturb the quiet enjoyment of other tenants and occupants in the Building;

(xiv)                       Insurance required to be maintained by Tenant hereunder shall expressly cover the use of the Tenant’s Roof Deck Area and shall, by endorsement or other comparable written instrument, specifically acknowledge or reference coverage for Tenant’s use of the Tenant’s Roof Deck Area and Tenant shall secure and keep in full force and effect such supplementary insurance with respect to its use of the Tenant’s Roof Deck Area as Landlord may reasonably require, provided same is consistent with that required at other first-class office buildings in Manhattan of tenants with rights to roof top spaces similar to that of Tenant’s hereunder;

(xv)                          Tenant shall be liable for the actions or omissions of Tenant or any Tenant Party using Tenant’s Roof Deck Area;

(xvi)                       In no event shall any matter whatsoever be dropped or thrown from the Tenant’s Roof Deck Area;

(xvii)                    Tenant shall not permit Tenant’s Roof Deck Area to be used for broadcasting or filming, including, without limitation, use by third party film, television, or communications companies for any commercial or other purpose, without Landlord’s prior consent (it being understood that Tenant shall be permitted, subject to the terms and conditions of this Lease, to film and record from Tenant’s Roof Deck Area on a limited and infrequent basis, if the subject thereof is directly related to Tenant’s business and is for use by Tenant in connection with Tenant’s business only);

(xviii)                 Tenant agrees to defend, indemnify and hold harmless Landlord and all Landlord Parties from and against any and all loss, cost, damage, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Landlord or any Landlord Party may sustain, in whole or in part arising out of, attributable to or resulting from Tenant’s or any Tenant Party’s use of Tenant’s Roof Deck Area (as opposed to being attributable solely to the performance of Tenant’s Roof Work or the Base Building Roof Work which shall remain Landlord’s responsibility), including damage from any leaks caused by the use of Tenant’s Roof Deck Area; provided Tenant shall not indemnify Landlord for any damages arising out of Landlord’s, or Landlord’s agents, negligence or willful misconduct Tenant’s Roof Deck Area;

(xix)                       If a condition exists giving rise to a repair that affects the Tenant’s Roof Deck Area that shall constitute an emergency involving imminent threat to person or property, then Landlord may suspend Tenant’s use of the Tenant’s Roof Deck Area until such emergency has been eliminated, subject to the terms and conditions of 26.18(c) below;

(xx)                          Tenant shall at all times keep the drains on the Tenant’s Roof Deck Area free of leaves and debris so as to prevent any blockage;

(xxi)                       Any Alteration that Tenant is permitted to make hereunder with respect to the Tenant’s Roof Deck Area shall (A) be deemed a Specialty Alteration if (1) such Alteration is not customary for office tenants of Comparable Buildings leasing outdoor space, and (2) is of such a nature that it cannot be reasonably expected to be desired by a subsequent office tenant of the Building, (otherwise Alterations to the Tenant’s Roof Deck shall not constitute Specialty Alterations), (B) not materially impair or invalidate any warranty or guaranty Landlord has with respect to the Tenant’s Roof Deck Area or any other portion of the roof of the Building (unless Tenant provides Landlord with a replacement warranty or guaranty that is reasonable acceptable to Landlord), and (C) be performed by Tenant in accordance with all applicable provisions of this Lease and applicable Requirements.  It is agreed that Roof Work described on Exhibit C attached hereto including the Skylight on the date hereof (i) is deemed not to be a Specialty Alteration and (ii) will not invalidate any warranty or guaranty Landlord has with respect to the Tenant’s Roof Deck Area or any other portion of the roof of the Building;

(xxii)                    Landlord shall not have any liability to Tenant with respect to any plantings on the Tenant’s Roof Deck Area;

(xxiii)                 No furniture, furnishings, or related installations on Tenant’s Roof Deck Area shall be readily visible from the street unless Tenant obtains the prior written approval of Landlord (which approval, in the case of Landlord, may be granted or withheld in accordance with the provisions of Article 5 hereof). All such furniture, furnishings, or related installations shall be installed in such a manner so that they are securely affixed to the roof decking or movable. All movable furniture and installations not so affixed must be stored in an enclosed area of Tenant’s Roof Deck Area designated for such purpose whenever not in use; and

(xxiv)                Tenant shall comply with all such further precautions and safeguards, if any, reasonably required by Landlord or Landlord’s insurance company from time to time with respect to Tenant’s use of the Tenant’s Roof Deck Area;

(xxv)                   At Tenant’s sole cost and expense, Tenant shall keep and maintain Tenant’s Roof Deck Area in a safe and good condition (including the  making of ay repairs necessary), provided that Landlord shall maintain and repair the roof membrane and structural elements thereof at (i) Landlord’s cost, if the need for such maintenance and repair is not due to the negligence or willful misconduct of Tenant or any Tenant Party, and (ii) at Tenant’s sole cost if the need for such maintenance and repair is due to the negligence or willful misconduct of Tenant or any Tenant Party.

(c)                                  Notwithstanding anything to the contrary contained in this Lease, if Tenant is prevented from using at least 33% of the Tenant’s Roof Deck Area for the RDA Permitted Use by reason of Landlord’s acts, negligence, willful misconduct or a repair or work performed by Landlord in the Building and not (i) as the result of a Tenant’s act, Tenant’s negligence, willful misconduct, or Tenant’s breach of this Lease or (ii) due to Requirements enacted after the date hereof (except for prohibitions on the using of rooftops in general by commercial office tenants in office buildings in New York City, for similar purposes), and Tenant is not using the entire Roof Deck Area, and such condition continues for a period in excess of five (5) consecutive Business Days (unless attributable to a casualty then in accordance with Article 11 above or if attributable to an Unavoidable Delays then fifteen (15) consecutive Business Days) after (i) Tenant furnishes a notice to Landlord (the “Roof Abatement Notice”) stating that Tenant’s inability to use Tenant’s Roof Deck Area is solely due to such condition, (ii) Tenant does not actually use the affected portion of Tenant’s Roof Deck Area during any period of such period for any purpose, and (iii) such condition has not resulted from the negligence or misconduct of any Tenant Party, then, as Tenant’s sole remedy, Tenant shall receive a credit against the next installment of Rent due under the Lease in an amount equal to (A) a per diem amount equal to 10% of the per diem amount of Fixed Rent then payable by Tenant with respect to the Premises (or which would have been due if a rent concession or abatement period was not then occurring, in which event, Tenant shall be credited with such reduction against the next installments of Fixed Rent actually payable) (“Initial Roof Abatement Credit”) for each day of the period commencing on the 6th Business Day or 16th Business Day (or if attributable to a casualty, in accordance with Article 11), as the case may be, after Tenant delivers the Roof Abatement Notice to Landlord if and ending on the earlier of (x) the date Tenant uses the affected  portion of Tenant’s Roof Deck Area, and (y) the date on which such condition is substantially remedied. If, however, Tenant is entitled to the Initial Roof Abatement Credit for thirty (30) consecutive Business Days, then from and after such 30th Business Day, such daily credit shall be increased to a per diem amount equal to 15% of the per diem amount of Fixed Rent then payable by Tenant with respect to the Premises (or which would have been due if a rent concession or abatement period was not then occurring, in which event, Tenant shall be credited with such reduction against the next installments of Fixed Rent actually payable) until the earlier of (x) the date Tenant uses such affected portion  of Tenant’s Roof Deck Area, and (y) the date on which such condition is substantially remedied; provided that if such credits are applied due to casualty or condemnation, then in no event shall Tenant be entitled to an aggregate rent abatement greater than the amount of Rent payable by Tenant hereunder and applicable for the period to which such abatement is being applied.

Section 26.19                      Competitors.(a)           Notwithstanding anything to the contrary contained herein, provided that (i) the Original Tenant named herein, its Affiliates and/or its Successor Entities and then an Affiliate of Guarantor are then leasing and then in occupancy of at least 3 full floors (but 2 full floors prior to the Expansion Space Commencement Date) of the Building for the conduct of Tenant’s current business, (ii) Tenant is not in default under any of the terms, covenants or conditions of this Lease beyond the applicable cure period, Landlord covenants that it shall not (“Competitor Restrictions”) (a) lease on a direct basis any space comprising of more than 15,000 rentable square feet in the Building to any Guarantor Competitor (as hereinafter defined) (provided that nothing contained above shall purport to restrict the transfer of any lease in bankruptcy or any similar proceeding or in any instance where Landlord is required under the terms of a lease in effect prior to the date hereof with another tenant or occupant in the Building not to unreasonably withhold its consent to an assignment or sublease where Landlord believes in good faith under the circumstances that withholding such consent is unreasonable or where no such consent is required), or (b) grant any signage rights in the Building’s ground floor lobby area or on the exterior of the Building to a Guarantor Competitor, or (c) name the Building after a Guarantor Competitor.  “Guarantor Competitors” shall mean any of the companies listed on Exhibit H.  So long as any of the Competitor Restrictions are in effect, Landlord shall promptly remove any signage in violation of the Competitor Restrictions.

(b)                                 If Landlord shall violate (i.e., as opposed to another occupant of the Building causing such violation in breach of its lease or other occupancy agreement with Landlord) any of the provisions of Section 26.19(a) and shall not cure such violation within 30 days after receipt of Tenant’s notice thereof (such 30 day period, a “Violation Cure Period”), Tenant shall have the right to pay to Landlord Fixed Rent reduced to a level equal to (x) ninety percent (90%) of Fixed Rent due under this Lease for the first 90 days after the end of the Violation Cure Period (a “Violation 90 Day Period”), and (y) eighty-five percent (85%) of Fixed Rent due under this Lease after the Violation 90 Day Period ends, provided that at all times in which any such abatement is applicable (i) this lease is in full force and effect, (ii) Tenant named herein, its Affiliates, or a Successor Entity is the then Tenant, (iii) Tenant named herein, its Affiliates, and/or a Successor Entity is in occupancy of at least 50% of the Premises, and (iv) no Event of Default then exists.  Tenant’s Fixed Rent shall be so reduced until such time as such violation is cured.

(c)                                  Notwithstanding the provisions of Section 26.19(b), if any breach of the provisions of Section 26.19(a) shall occur solely as a result of any action taken by a tenant or occupant in breach of its lease or occupancy agreement, Landlord shall use its commercially reasonable efforts to enforce Tenant’s exclusive rights (including diligently and reasonably continuously seeking injunctive relief or other legal redress to cause such breach to end); and provided Landlord is using such diligent and reasonable efforts, Tenant shall not be entitled to reduce Fixed Rent, in connection with such other tenant’s breach and the Lease shall remain in full force and effect in accordance with its terms.

Section 26.20                      Bike Storage.  Tenant shall have the non-exclusive use of the Dumbo Heights Campus bike storage facility, on a first-come first-serve basis, subject to the Dumbo Heights Campus reasonable rules and regulations related thereto.

Section 26.21                      Memorandum of Lease.  This Lease shall not be recorded; however, at either party’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease in the form of Exhibit L, and the requesting party may record the memorandum at the requesting party’s expense.  Within 30 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove any such memorandum of record.

Section 26.22                      Tenant Incentive Programs.  (a) Should Tenant, in its sole discretion, elect to apply for benefits under any incentive programs in which Tenant shall, in its discretion, elect to participate (the “Incentive Programs”), the parties hereto agree that:

(i)                                     Following written request, Landlord shall reasonably and with due diligence cooperate with Tenant’s incentive program applications, at Tenant’s sole cost and expense provided Landlord incurs no expense or liability and same shall not adversely affect the Building or other occupant

(ii)                                  Landlord will enter into such reasonable modifications to the Lease, at no cost to Landlord, as is required by the applicable Incentive Program provided such modification does not increase Landlord’s obligations or rights hereunder,  reduce Tenant’s obligations hereunder, or adversely impact Landlord as reasonably determined by Landlord.

(iii)                               Tenant and Landlord hereby acknowledge that, notwithstanding anything to the contrary contained herein, all or any portion of the benefit from any such Incentive Program applied for by Tenant and actually received by or credited to Landlord solely in connection with this Lease shall be the property of Tenant (regardless of whether or not such benefits are larger or smaller than anticipated) and applied as a credit towards Rent next coming due (provided no Event of Default then exists), it being agreed by the parties hereto that the foregoing shall be effected by a deduction from Taxes pursuant to Section 7.1(g) of the amount of any refund, abatement or exemption of Taxes, if any, received by or credited to Landlord pursuant to the applicable Incentive Program.

(b)                                 Notwithstanding anything to the contrary contained herein or in the Incentive Programs, Landlord has made no representations to Tenant with respect to the Incentive Programs, and Landlord shall have no liability or responsibility to Tenant if all or any portion of any benefits from any Incentive Program are not received by or credited to Landlord or are received by or credited to Landlord and are thereafter revoked for any reason other than Landlord’s willful failure to comply with the provisions of this Section 26.22

Section 26.23                      Landlord’s Lien. Landlord hereby agrees, at the request of a Tenant lender or credit provider, to subordinate any statutory “landlord’s lien” granted to Landlord under applicable law in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, licenses, permits and all other tangible and intangible property of Tenant located in the Premises (but not improvements, fixtures, or equipment), to any lender who has a blanket lien on Tenant’s assets in a manner reasonably satisfactory to Landlord and subject to such lender entering into a reasonably satisfactory “collateral access agreement” (or an agreement reasonably acceptable to Landlord that gives such lender or lessor the right and a reasonable time to enter into the Building and the Premises and remove Tenant’s property) and provided that Tenant is a party to such agreement.

ARTICLE 27
SECURITY DEPOSIT

Section 27.1                             Letter of Credit.  Tenant shall, upon Tenant’s execution of this Lease, deliver to Landlord a clean, irrevocable and unconditional letter of credit (the “Letter of Credit”), in the amount stated in Article 1, as a security deposit (“Security Deposit”) for the performance by Tenant of the provisions of this Lease.  It is expressly understood and agreed that the aforesaid security deposit is not an advance rental deposit and may not be applied to the last month’s Fixed Rent, nor is the security deposit a measure of Landlord’s damages in the event of Tenant’s default.

Section 27.2                             Letter of Credit Requirements.  The Letter of Credit shall:

(i)                                     be in the form attached hereto as Exhibit G and made a part hereof with changes reasonably agreed to by Landlord.

(ii)                                  be addressed to Landlord and naming Landlord as beneficiary.

(iii)                               be issued in a form and substance acceptable to Landlord by a federally insured financial institution which is acceptable to Landlord in Landlord’s sole discretion, with minimum assets of Ten Billion Dollars ($10,000,000,000.00) (the “Minimum Assets”), with either a location in New York City where such Letter of Credit can be presented, or otherwise specifically provide that the Letter of Credit can be presented by facsimile, hand delivery or overnight courier.  As of the date hereof, Landlord hereby approves of Comerica Bank as the Issuing Bank.

(iv)                              be freely transferable without fee to Landlord or approval of the issuer, and Tenant shall at Tenant’s cost: (x) cooperate with Landlord in obtaining an amendment or replacement of the Letter of Credit to reflect any such change in beneficiary under the Letter of Credit; and (y) pay the cost thereof to the extent the issuer charges for such change in beneficiary.

(v)                                 be for a term of one (1) year, subject to automatic one (1) year extensions so that the Letter of Credit is in effect until a date which is at least sixty (60) days after the scheduled Expiration Date, as same may be extended.  Tenant shall, on, or before, the date which is forty-five (45) days prior to the expiration of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing requirements in lieu of the Letter of Credit then being held by Landlord.  If the issuer of such existing or new Letter of Credit provides notice of its election to not renew such Letter of Credit for any additional period, Tenant shall be required to deliver a new Letter of Credit on, or before the date which is forty-five (45) days prior to the expiration of the term of the Letter of Credit then being held by Landlord.  If neither a new Letter of Credit nor a renewal of the Letter of Credit is timely delivered to Landlord, then Landlord may (without prejudicing any other right or remedy available to Landlord) draw down the entire Letter of Credit and, until Tenant delivers to Landlord the new Letter of Credit as required by this Lease hold the drawn cash as a Security Deposit pursuant to this Lease.

(vi)                              be replaced by a new Letter of Credit if the issuing financial institution: (A) has assets which fall below the Minimum Assets; (B) enters into any form of regulatory or governmental proceeding, including, without limitation, any receivership instituted or commenced by the Federal Deposit Insurance Corporation (the “FDIC”); (C) is otherwise declared insolvent, is materially downgraded by the FDIC, or closes for any reason; (D) intentionally omitted; or (E) in any manner communicates (including, without limitation, communications sent by or on behalf of the FDIC) its unwillingness to honor the terms of the Letter of Credit.  If Tenant fails to deliver to Landlord the replacement Letter of Credit within ten (10) Business Days following Landlord’s written demand for same (or within 45 days if Tenant provides Landlord with cash equal to the full amount of the Letter of Credit within ten (10) Business Days), Landlord shall be entitled to draw down the entire Letter of Credit and, until Tenant delivers to Landlord the replacement Letter of Credit as required by this Lease, hold the drawn cash as a Security Deposit pursuant to this Lease.

(vii)                           Following a draw by Landlord under the Letter of Credit, at Landlord’s election (other than in connection with a draw under clauses (v) or (vi)): (A) be replaced by Tenant within ten (10) Business Days after written notice from Landlord by a new Letter of Credit in the Minimum Amount, in which event the Letter of Credit then held by Landlord shall be terminated (or within 45 days if Tenant provides Landlord with cash equal to the amount so drawn within ten (10) Business Days); or (B) be augmented by Tenant within ten (10) Business Days after written notice from Landlord by an additional Letter of Credit in the amount of a partial draw (the “Additional Letter of Credit”) subject to the requirements set forth above (or within 45 days if Tenant provides Landlord with cash equal to the amount so drawn within ten (10) Business Days), in which event the Letter of Credit then held by Landlord and Additional Letter of Credit shall both be held by Landlord.

Section 27.3                             Application.  In the event Tenant defaults beyond the expiration of applicable notice and cure period in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Fixed Rent or Additional Rent, Landlord may apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which

Tenant is in default or for any sum which Landlord may expend by reason of Tenant’s default hereunder.  If Landlord applies any part of the Security Deposit so deposited, Tenant, upon demand, shall deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on hand at all times during the Term.  In addition to the foregoing, in the event of a termination of this Lease based upon the default of Tenant, or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to retain the Security Deposit to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease.  Any amounts so retained by Landlord shall, at Landlord’s election, be applied first to any unpaid Rent and other charges that were due prior to the filing of the petition for protection under the Federal Bankruptcy Code.  Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw down from said Letter of Credit (and/or Additional Letter of Credit) including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from making such draw.

Section 27.4                             Transfer.  In the event of a sale or foreclosure of the Building, Landlord shall transfer the Security Deposit to the vendee or Mortgagee and, provided the vendee or Mortgagee acknowledges the receipt of the Security Deposit in writing to Tenant, Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit; and Tenant agrees to look to the new Landlord solely for the return of said Security Deposit, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord.

Section 27.5                             Encumbrance.  Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit deposited hereunder as security, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

Section 27.6                             No Waiver.  The use of security, as provided in this Article, shall not be deemed or construed as a waiver of Tenant’s default or as a waiver of any other rights and remedies to which Landlord may be entitled under the provisions of this Lease by reason of such default, it being intended that Landlord’s rights to use the whole or any part of the security shall be in addition to but not in limitation of any such other rights and remedies; and Landlord may exercise any of such other rights and remedies independent of or in conjunction with its rights under this Article.

Section 27.7                             Return of Letter of Credit.  Within sixty (60) days after the Expiration Date and the vacation of the Premises by Tenant and delivery of the Premises to landlord in the condition required hereunder, the Letter of Credit or such part thereof that has not been applied to cure any defaults, beyond applicable and notice and cure periods, shall be returned to Tenant.

Section 27.8                             Extension Option.  If Tenant exercises its option to extend the Term pursuant to Article 31 of this Lease then, not later than 60 days prior to the commencement of the Renewal Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing that such new Letter of Credit be for a term of one (1) year, subject to automatic one (1) year extensions so that the Letter of Credit is in effect until a date which is at least sixty (60) days after the scheduled Expiration Date (taking into consideration any then exercised extension option), as same may be extended.

Section 27.9                             Reduction.  Provided no monetary defaults in payment of either (x) Fixed Rent or (y) additional rent in excess of $25,000, in either case occurred more than three times in any 12 month period, and no Event of Default then exists, then, provided that Tenant complies with the provisions of this Section 27.9, (i) on the third (3rd) anniversary of the Rent Commencement Date, the Security Deposit shall be reduced to $3,110,625.00, and (ii) provided the Security Deposit shall have previously been reduced pursuant to the preceding clause (i), on the fifth (5th) anniversary of the Rent Commencement Date the Security Deposit shall be further reduced to $2,504,250.00. The Security Deposit shall be reduced as follows: (A) if the Security Deposit is in the form of cash, Landlord shall, within 10 Business Days following notice by Tenant to Landlord that Tenant is entitled to reduce the Security Deposit pursuant to this Section 27.9, deliver to Tenant the amount by which the Security Deposit is reduced, or (B) if the Security Deposit is in the form of a Letter of Credit, Tenant shall deliver to Landlord a consent to an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant delivers to Landlord an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within 10 Business Days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof.

ARTICLE 28

OFAC

Neither a Sanctioned Person (as hereinafter defined) nor Sanctioned Entity (as hereinafter defined) will benefit directly or indirectly through this Lease. Landlord and Tenant each (as to itself) hereby respectively covenant and warrant that:

(a)                                 it is not directly or indirectly controlled by a Sanctioned Entity or a Sanctioned Person.

(b)                                 it, nor any of its subsidiaries (a) is a Sanctioned Person, (b) has more than an insubstantial portion of its assets located in Sanctioned Entities, or (iii) derives more than an insubstantial portion of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  OFAC means The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).  “Sanctioned Entity” means: (a) an agency of the government of; (b) an organization directly or indirectly controlled by; or (c) a person resident in a country that is subject to a country sanctions program administered and enforced by OFAC described or referenced at OFAC’s website http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.  “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC available at or through OFAC’s website http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

ARTICLE 29
ICAP

Section 29.1                             Landlord may, at Landlord’s sole cost and expense, prepare and submit its application for the granting of the New York State Tax Requirement and the Administrative Code of the City of New York, the Industrial and Commercial Abatement Program (“ICAP”) tax benefits.

(a)                                 To the extent required by Landlord (with the parties hereby acknowledging that most if not all of the abatement attributable to the ICAP abatement program for the Building will be derived from the applicable work to be performed to the Building), Tenant shall, reasonably  cooperate with Landlord, at no material cost (unless Landlord agrees to pay such cost) in good faith in connection with the preparation of the application for the ICAP abatement, including supplying all available information and documentation required of Tenant and/or in connection with Tenant work.

(b)                                 Once the ICAP application has been submitted by Landlord, Landlord shall use all diligent efforts to pursue such application process.

(c)                                  Once the ICAP Abatement shall have been obtained, and thereafter during the Term, Tenant and Landlord shall, in a diligent and timely manner, comply with all of their respective requirements with respect to maintaining and preserving the ICAP Abatement including to duly and timely file all necessary reports, statements and schedules required to maintain the ICAP abatement in full force and effect.  Nothing contained in this Article 29 shall obligate Tenant to take any action or file any report, statement or schedule with respect to the Work or its employees.  Additionally, nothing contained in this Article 29 shall obligate Tenant to take any action or incur any expense beyond what is required of Tenant under and pursuant to the ICAP program so as to allow Landlord to provide required access to the Premises and submit required data and information known only to Tenant in order for Landlord to preserve and maintain the ICAP benefits.

(d)                                 Throughout the term of the ICAP abatement neither Landlord nor Tenant shall knowingly engage in any act or conduct which will jeopardize or void the abatement, subject to circumstances outside their control.

(e)                                  If and to the extent required for purposes of eligibility for the ICAP abatement, Landlord shall perform Landlord’s Premises Work and Landlord’s Expansion Premises Work and Tenant shall perform all Alterations in material compliance with any ICAP eligibility requirements (including, if and to the extent required for eligibility in connection with the ICAP abatement, any Minority and Women-Owned Business Enterprise firm requirements).

Notwithstanding anything to the contrary contained in this Article 29, in the event that Landlord and Tenant are unable to obtain the ICAP abatement as provided herein, this Lease shall nevertheless remain in full force and effect.

Section 29.2                             It is further understood and agreed that (in order to enable Landlord to comply with certain requirements of the ICAP abatement):

(a)                                 Tenant (and/or its contractors and subcontractors) agrees to report to Landlord the nature of its business, the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment (i.e., job classification or job title) and the New York City residency of each worker (and the names and addresses of such residents if required by New York City for verification) and Tenant will require that a clause similar to this be contained in any sublease, passing to the benefit of Tenant and of Landlord, if any sublease of all or a portion of the Premises is made;

(b)                                 Tenant (and/or its contractors and subcontractors) shall reasonably  cooperate with Landlord, and Tenant (and/or its contractors and subcontractors) will supply such information and comply with such reporting requirements as Landlord advises Tenant are reasonably necessary to comply with the ICAP Abatement to the extent relating to the Premises, including, but not limited to:  (a) such information concerning subleases (including a rent roll with respect thereto); and (b) the filing of employment reports and other such forms with the Division of Labor Services.  The parties will assist each other in connection with maintaining eligibility under the ICAP Abatement; and

(c)                                  Tenant agrees to provide reasonable access to the Premises by employees and agents of the Department of Finance of the City of New York, the Division of Labor Services or any such other agency, at all reasonable times.

Upon Landlord’s request, Tenant’s obligation under this Lease shall be subject to the provisions of (i) Local Law 67 and the Rules and Regulations promulgated thereunder, which requires compliance with the Minority and Women Owned Business Enterprise Program by including at least three (3) NYC Certified Minority and/or Women Owned Businesses in each of their trade categories, and document all outreach and responses via the submission of the ICAP MWBE Compliance Report, and (ii) the provisions of Executive Order Nos. 50 (1980) and 100 (1986) and the Rules and Regulations promulgated thereunder, as the same may, from time to time, be amended. To the extent required, all Alterations must be done in strict compliance with ICAP and the filing of employment reports and other such forms with the Division of Labor Services.  The parties will assist each other in connection with maintaining eligibility under ICAP.

ARTICLE 30

MUNICIPAL AND TAX INCENTIVES

Landlord shall, at no cost, expense, liability or adverse effect on Landlord, the Building and/or other tenants, cooperate with Tenant in obtaining any municipal incentives, LEED certifications or tax benefits, including but not limited to REAP benefits, in connection with this Lease and the Premises for which Tenant may qualify or seek to qualify provided that such municipal and tax incentives shall have no adverse impact upon Landlord, the Premises, the Building and/or the Dumbo Heights Campus.  Tenant hereby agrees, at Tenant’s expense, to comply with Landlord’s reasonable requirements in connection with performing work and/or making installations that are compatible with Landlord’s LEED (or other comparable) standards for the Building.

ARTICLE 31

RENEWAL TERM

Section 31.1                             Renewal Term.  Tenant shall have the right to renew the Term for all of the Premises only for one (1) renewal term of 5 (five) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day last day of the calendar month immediately preceding the fifth anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise.  The Renewal Term shall commence only if (a) Tenant notifies Landlord (the “Exercise Notice”) of Tenant’s exercise of such renewal right not later than fifteen (15) months prior to the Expiration Date, (b) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no Event of Default shall have occurred and be continuing hereunder, and (c) Tenant named herein and/or an assignee permitted under Section 13.8(a) without Landlord’s consent thereof occupy at least two full contiguous floors in the Building (the “Occupancy Threshold”) at the time the Exercise Notice is given.  Time is of the essence with respect to the giving of the Exercise Notice.  The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (x) the Fixed Rent shall be determined as provided in Section 31.2, (y) Tenant shall have no further right to renew the Term,  and (z) the Base Tax Year shall be the Tax Year commencing on the July 1st of the calendar year in which the Renewal Term Commencement Date occurs and (z) the Base Expense Year shall be the calendar year in which the Renewal term Commencement Date occurs.  Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term, and (3) the expiration of the Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder.

Section 31.2                             Renewal Term Rent.  The annual Fixed Rent payable during the Renewal Term shall be equal to the greater of (a) the annual Fair Market Value (as hereinafter defined) as of the Renewal Term Commencement Date and (b) the annual Fixed Rent then in effect at the expiration of the initial term of this Lease.  “Fair Market Value” shall mean the fair market annual rental value of the Premises as of the Renewal Term Commencement Date for a term equal to the Renewal Term, based on comparable space in the Building, or on comparable space in Comparable Buildings, including all of Landlord’s services provided for in this Lease, and with (i) the Premises considered as vacant, and in “as is” condition existing on the Renewal Term Commencement Date, and (ii) the Base Tax Year being the Tax Year commencing on the July 1st of the calendar year in which the Renewal Term Commencement Date occurs.  The calculation of Fair Market Value shall also be adjusted to take into account all other relevant factors.  Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value prior to the Renewal Term Commencement Date. If Tenant disputes Landlord’s determination of Fair Market Value, Tenant shall provide its determination of Fair Market Value within 10 days after Landlord delivers the Rent Notice and in such event the dispute shall be resolved by arbitration as provided in Section 31.3. If the Fixed Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, Tenant shall pay Fixed Rent in an amount equal to the Fair Market Value for the Premises as determined by Landlord (the “Interim Rent”).  Upon final determination of the Fixed Rent for the Renewal Term, Tenant shall commence paying such Fixed Rent as so determined, and within 10 days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

Section 31.3                             Arbitration.  If Tenant timely disputes Landlord’s determination of Fair Market Value pursuant to Section 31.2, Tenant shall give notice to Landlord of such dispute within 10 Business Days after delivery of the Rent Notice (provided a failure to so timely dispute shall be deemed acceptance of Landlord’s determination of Fair Market Value), and such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:

(a)                                 In its demand for arbitration Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf.  The arbitrator shall be a real estate broker with at least 10 years full-time commercial brokerage experience who is familiar with the fair market value of first-class office space in the Borough of Brooklyn, City of New York, New York. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Fixed Rent shall be as set forth in the Rent Notice.  Within 10 Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified.  If Landlord fails to notify Tenant of the appointment of its arbitrator within such 10 Business Day period, and such failure continues for 5 Business Days after Tenant delivers a second notice to Landlord,  then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Premises.

(b)                                 If two arbitrators are chosen pursuant to Section 31.3(a), the arbitrators so chosen shall meet within 10 Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within 20 Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 31.3(a).  If they are unable to agree upon such appointment within 5 Business Days after expiration of such 20 Business Day period, the third arbitrator shall be selected by the parties themselves.  If the parties do not agree on the third arbitrator within 5 Business Days after expiration of the foregoing 5 Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Real Estate Board of New York.  The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 31.3(c).  Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator.  Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(c)                                  Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures.  Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor.  The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within 30 days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value.  The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations.  The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties.  The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the Renewal Term and confirming the Fixed Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(d)                                 In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

ARTICLE 32
LANDLORD TAKE-OVER OBLIGATIONS

Section 32.1                             Tenant represents and warrants to Landlord:

(a)                                 Tenant is now the lessee under a certain Sublease, dated as of November 11, 2009 between Chelsea Piers L.P., as sublessor (“Original Guarantor Lessor”) and 2tor, Inc. (Guarantor’s previous name), as sublessee (“Guarantor”), for 8,000 rsf at Pier 59 — level 2 (the “Original Sublease” and such premises, the “Pier 59 Premises”), as amended by (i) a First Amendment to Sublease, dated as of July 26, 2011, between Original Guarantor’s Lessor’s successor, Waterfront Services, Inc. (“Guarantor’s Present Lessor”) and Guarantor, which. among other changes, added approximately 8,402 rsf in Pier 60 (the “Pier 60 Premises”), (ii) a Second Amendment to Sublease, dated September 19, 2013, between Guarantor’s Present Lessor and Guarantor, as sublessee, which among other changes, added 2,632 rsf in Pier 62 identified as Suite 203 (the “Suite 203 Premises”), (iii) a Third Amendment to Sublease, dated December 31, 2014, between Guarantor’s Present Lessor and Guarantor, which, among other changes, added 1,974 rsf in Pier 62, identified as M100 (the “M100 Premises” and together with the Pier 59 Premises, the Pier 60 Premises and the Suite 203 Premises, the “Guarantor’s Present Space”) and (iv) a Fourth Amendment to Sublease, dated September 30, 2016, which among other changes, extended the term for the Pier 59 Premises from December 31, 2016 to December 31, 2017 (as so amended, “Guarantor’s Present Letting Agreement”). All annual fixed rent and rental payable by Guarantor under Guarantor’s Present Letting Agreement (which agreement shall not be modified without Landlord’s consent) on account of utility expenses, operating expenses and taxes, without taking into account holdover penalty, interest or late charges unless attributable to Landlord’s wrongful acts (“Escalation Payments”) are collectively referred to herein as the “Takeover Rent”;

(b)                                 Guarantor has entered into the following sub-subleases of the Guarantor’s Present Space: Sublease dated December 16, 2011 between Guarantor, as sub-sublessor, and Noodle Education, Inc with respect to all of the Pier 59 Premises (the “Noodle Sub-sublease”) which sub-sublease expires on December 31, 2016;

(c)                                  With the exception of Guarantor’s sublease of the Pier 59 Premises, Guarantor’s Present Letting Agreement expires December 31, 2019;

(d)                                 Guarantor’s Present Letting Agreement has not been modified or supplemented except as described above;

(e)                                  Tenant has provided Landlord a true and correct copy of the Guarantor’s Present Letting Agreement;

(f)                                   Tenant has provided Landlord a true and correct copy of the rental invoice to Guarantor under Guarantor’s Present Letting Agreement;

(g)                                  To Tenant’s knowledge, Guarantor is not in default under any of the terms, covenants or conditions of Guarantor’s Present Letting Agreement beyond applicable notice and cure periods;

(h)                                 Guarantor has not received any notice of default pertaining to Guarantor’s Present Letting Agreement, and

(i)                                     Except for the Noodle Sub-sublease, there are no subleases, licenses or other occupancy agreements or any other agreement except Guarantor’s Present Letting Agreement pertaining to Tenant leasing or occupancy of Guarantor’s Present Space and no other party occupies or has a right to occupy or use Guarantor’s Present Space.

Section 32.2                             Landlord represents and warrants to Tenant that:

(a)                                 Landlord has reviewed Guarantor’s Present Letting Agreement.

Section 32.3                             Tenant desires to relocate its business to the Premises; however, because Guarantor’s Present Letting Agreement does not expire prior to the Commencement Date of this Lease, Landlord has agreed to reimburse Tenant for the Takeover Rent in an aggregate amount up to (but not exceeding) $1,500,000 (the “Takeover Amount”), subject to and in accordance with the terms of this Article 32.  For the avoidance of doubt, in no event shall Landlord be responsible to reimburse Tenant for the Takeover Rent in an aggregate amount which exceeds $1,500,000. Notwithstanding the foregoing, if the Commencement Date does not occur on or prior to August 15, 2017, then for each day after such date until the Commencement Date occurs, all references to $1,500,000 in this Section shall be reduced by $1,728.11 for each day thereafter until the Commencement Date occurs.

Section 32.4                             Commencing as of the date that Guarantor and its affiliates have vacated Guarantor’s Present Space and Tenant has commenced occupancy of the Premises for the normal conduct of its business (the “Takeover Date”):

(a)                                 Guarantor shall not perform any alterations or other work in Guarantor’s Present Space nor enter into any agreements to provide any party with any rights to such space, without in any event, Landlord’s consent (not to be unreasonably withheld, conditioned or delayed);

(b)                                 Guarantor shall not, without Landlord’s consent (not to be unreasonably withheld, conditioned or delayed), at any time hereafter commit or suffer, any act, deed, matter or thing whatsoever whereby Guarantor’s Present Space or any part thereof shall at any time hereafter in any way be impeached, charged, affected, or encumbered by Guarantor or Tenant;

(c)                                  Guarantor shall submit to Landlord, promptly after receipt by Guarantor, true copies of any notices, bills, invoices, statements or other documents received by Guarantor from and after the date hereof in connection with Guarantor’s Present Letting Agreement and/or Tenant’s occupancy in Guarantor’s Present Space;

(d)                                 Subject to the provisions of this Article 32, Landlord agrees to provide Guarantor with the monthly installment of Takeover Rent that Guarantor is required to pay to Guarantor’s Present Lessor with respect to the period commencing on the first day of the calendar month following the Takeover Date and ending on  the date of the expiration of the term of Guarantor’s Present Letting Agreement (or sooner termination thereof provided such termination includes a release of Guarantor from any Takeover Rent obligations under Guarantor’s Present Letting Agreement accruing after such termination date or the termination of this Lease, whichever occurs first. Promptly following Guarantor’s receipt of the same, Guarantor shall provide Landlord with a copy of the rent bill for the month preceding the Takeover Date and Landlord shall include in each monthly installment of the Takeover Rent an amount on account of Escalation Payments based on the amounts so shown on such rent bill, subject to the terms of this Article 32. Each monthly installment of the Takeover Rent if applicable, shall at Guarantor’s option, either be paid to Guarantor monthly, in advance, on or before the twenty-fifth (25th) day of the month immediately preceding the month for which such sums are due or in the form of a credit against Fixed Rent payable under this Lease, except that if the Takeover Date occurs towards the end of the calendar month, then the payment of Takeover Rent by Landlord on account of the first month following the Takeover Date shall be paid by Landlord to Guarantor within ten (10) business days of the Takeover Date. In furtherance of the foregoing, the Takeover Rent shall not include amounts billed to Guarantor after the Takeover Date that relate in any manner to the period prior to the Takeover Date.  In the event that there shall be an abatement of fixed rent and/or Escalation Payments under Tenant’s Present Letting Agreement, the Takeover Amount shall be equitably reduced to reflect such abatement (provided that the term of the Tenant’s Present Letting Agreement is not automatically extended as the result of such abatement).  No payment or credit shall be required by Landlord for periods during which an Event of Default exists; provided that upon Tenant’s cure of any such defaults, such payments or credits shall be immediately paid or credited to Guarantor. Landlord shall not be responsible for any additional rent, costs or other charges or payments attributable to Tenant’s default, negligence, or misconduct under Guarantor’s Present Letting Agreement unless caused by Landlord’s Subtenants (as hereinafter defined).

Section 32.5                             In the event that the monthly rental amounts Guarantor must pay to Guarantor’s Present Lessor shall be modified on account of changes in the Escalation Payments, Guarantor shall advise Landlord and deliver to Landlord a copy of the rent bill from Guarantor’s Present Lessor evidencing such modification and the monthly installment of Takeover Rent to be paid by Landlord shall be adjusted to reflect such modification. Tenant acknowledges that Landlord may desire to cause an audit of operating expenses for escalation years occurring any time after the Takeover Date to the extent such audits are permitted by the Tenant’s Present Letting Agreement.  Tenant shall promptly provide Landlord with a copy of any operating expense statement provided to Tenant after its receipt thereof and, at Landlord’s request, shall exercise its right to cause an audit of the same.  Any audit shall be performed by personnel selected by Landlord at Landlord’s sole cost and expense (but subject to the limitations set forth in Tenant’s Present Letting Agreement).  Any refund of Escalation Payments on account of the period preceding the first calendar month following the Takeover Date shall be for the benefit of Guarantor and any refunds on account of the period commencing with such month following the Takeover Date shall be for the benefit of Landlord.

Section 32.6                             During the period after the Takeover Date, Guarantor agrees, upon request of Landlord, (i) to enter into one or more agreements with Guarantor’s Present Lessor surrendering all or any portions of Guarantor’s Present Space (including pursuant to Guarantor’s Present Lessor’s recapture rights), and/or (ii) subject to the approval of Guarantor’s Present Lessor, to assign its interest in and to Guarantor’s Present Letting Agreement to any assignee or assignees designated by Landlord, and/or (iii) subject to the approval of Guarantor’s Present Lessor, and the terms of Guarantor’s Present Letting Agreement, enter into one or more subleases affecting all or any portions of Guarantor’s Present Space with any sublessee or sublessees designated by Landlord (“Landlord Subtenants”) at any rental and upon any other terms which Landlord may designate in said request, provided said terms do not violate any of the provisions of Guarantor’s Present Letting Agreement and provided that Guarantor’s obligations under Guarantor’s Present Letting Agreement shall not be increased without Guarantor’s consent. Any payments to Guarantor’s Present Lessor in connection with any of the aforesaid agreements and/or other transactions costs shall be borne by Landlord and not credited against the Takeover Amount (and Landlord agrees to indemnify Tenant and Guarantor in connection with such payments), but such amounts shall be deemed to be Transaction Costs (as hereinafter defined). Guarantor further agrees (i) to reasonably cooperate with Landlord to bring about any such proposed surrender agreement, assignment or sublease and obtain Guarantor’s Present Lessor’s agreement or consent thereto, including without limitation by delivering a notice to commence the recapture process in the Present Letting Agreement upon Landlord’s request provided that no such notice shall be delivered prior to the Takeover Date, and (ii) to timely deliver or cause to be delivered, at any time subsequent to the Takeover Date, the premises affected by any such surrender agreement, assignment or sublease to Guarantor’s Present Lessor in the condition required by the surrender agreement or the Present Letting Agreement. Once consummated, Guarantor shall not amend any such transaction documents without Landlord’s consent. Landlord shall indemnify, defend and hold Guarantor harmless from and against any direct out-of-pocket loss, cost and expenses, including reasonable attorneys’ fees and disbursements (but not holdover costs or consequential damages payable to Guarantor’s Present Lessor except as expressly provided below) arising out of a breach of or default under Guarantor’s Present Letting Agreement or any damage to the Guarantor’s Present Space solely caused by or attributable to any Landlord’s Subtenant for failure to comply with the terms of its occupancy agreement with Tenant.  Landlord does not need to obtain Guarantor’s consent to any proposed Landlord’s Subtenant, provided that (i) if Landlord does not obtain Guarantor’s consent (or Guarantor is asked by Landlord to consent and Guarantor refuses to consent), Landlord will retain all Sublease Profits (as hereinafter defined), if any, and bear all holdover costs (including consequential damages) incurred by Guarantor under the Present Letting Agreement in connection with such Landlord’s Subtenant holdover after the expiration of the applicable term and (ii) if Landlord does obtain Guarantor’s consent, Landlord and Guarantor will share the Sublease Profits (50/50) and each bear 50% of the holdover costs (including consequential damages) incurred in connection with such Landlord’s Subtenant’s holdover.

Section 32.7

(a)                                 In the event that a surrender of all Guarantor’s Present Space shall be consummated, Landlord shall have no further obligation to make payments of the Takeover Amount and in the event that a partial surrender is effectuated the Takeover Amount shall be equitably reduced to reflect such surrender taking into account the proportion of the Takeover Rent which is no longer payable.

(b)                                 In the event that Tenant shall receive any consideration as a result of an early termination of Tenant’s Present Letting Agreement in excess of the outstanding balance of the Takeover Amount, upon Tenant’s actual receipt thereof, Tenant shall promptly reimburse Landlord for any Present Letting Agreement Transaction Costs (as hereinafter defined) up to the then outstanding and unreimbursed Present Letting Agreement Transaction Costs, and any excess consideration may be retained by Tenant.

(c)                                  In the event that any Landlord’s Subleases shall be consummated, all fixed and escalation rent and utility payments payable by the subtenants thereunder shall be applied by Guarantor to reduce the balance of the Takeover Amount payable by Landlord to

Tenant. Upon the balance of the Takeover Amount being reduced to zero, then within five (5) business days of Guarantor’s receipt of any monthly rental payments in excess of the Takeover Rent and other amounts then payable by Guarantor to Guarantor’s Present Lessor under Guarantor’s Present Letting Agreement (including any profit sharing if required by Guarantor’s Present Letting Agreement) (such amount, “Guarantor’s Monthly Rent Obligation” and such funds in excess thereof, the “Excess Monthly Sublease Rent”), (i) Guarantor shall remit such Excess Monthly Sublease Rent on a monthly basis until Landlord has received a full reimbursement for all Present Letting Agreement Transaction Costs actually incurred by Landlord.

(d)                                 Once Landlord has received a full reimbursement of any Present Letting Agreement Transaction Costs actually incurred by Landlord, all funds in excess thereof  (“Sublease Profits”) shall be payable as follows: (i) if Guarantor has previously approved such Landlord’s Sublease, Guarantor and Landlord shall share such Sublease Profits equally (50/50) and (ii) if Guarantor has not previously approved such Landlord’s Sublease, Landlord shall retain all such Sublease Profits

(e)                                  As aforesaid, Guarantor shall not cancel, amend or supplement any sublease without Landlord’s consent and Guarantor also shall not waive any right to receive any payment from any subtenant. Guarantor shall use reasonable efforts to enforce the provisions of any such sublease(s) and upon Landlord’s request shall take such actions or institute proceedings and diligently pursue the same as directed by Landlord to enforce the provisions of such sublease(s) and to enforce the provisions of Guarantor’s Present Letting Agreement, using Landlord’s counsel or, at Landlord’s election, using Guarantor’s counsel at Landlord’s reasonable cost and expense (which reasonable costs and expenses shall either be billed directly to Landlord or shall be reimbursed by Landlord to Guarantor). At Landlord’s option and to the extent permissible, Guarantor shall assign to Landlord its right to institute, at Landlord’s sole cost and expense, proceedings against such subtenant(s) to enforce the provisions of such sublease(s) and/or regain possession of the space affected by such sublease(s).

(f)                                   As used herein, the term “Present Letting Agreement Transaction Costs” shall mean any and all reasonable third party costs related to a sublease, assignment, or early termination of Guarantor’s Present Letting Agreement incurred by Landlord, including, without limitation, (i) any tenant improvement work allowance or any construction costs paid or to be paid in connection with such transaction, (ii) in the case of any sublease, any actual costs incurred in separately demising the sublet space, (iii) any  brokerage payment due to a broker in connection with an assignment, sublease, or early termination of the Present Letting Agreement (which payment shall be paid by Landlord), and (v) any termination fees paid to Guarantor’s Present Lessor. Provided Present Letting Agreement Transaction Costs shall not include any indemnification paid or payable to Guarantor or Tenant in connection with Landlord’s Subleases.

Section 32.8                             In the event that Landlord shall fail to timely pay or reimburse Guarantor for any Takeover Rent or any other amounts payable or reimbursable by Landlord to Guarantor pursuant to this Article 32 (and not in reasonably in dispute by Landlord) and such failure continues for thirty (30) days after Guarantor’s notice thereof to Landlord and Guarantor’s payment of such outstanding amounts to Guarantor’s Present Lessor, Tenant shall have the right, without further notice, so offset such amounts from any Rent payable by Tenant hereunder, provided no Event of Default then exists.

Section 32.9                             Guarantor and Tenant shall not cause a default under the Guarantor’s Present Letting Agreement.  In the event of any such default caused by Tenant or Guarantor, Tenant shall indemnify Landlord and hold Landlord harmless from and against any loss or liability (including, but not limited to, reasonable attorney’s fees and expenses) which Landlord may pay or incur by reason of such default.

ARTICLE 33

EXPANSION PREMISES

Section 33.1                             Commencing on the Expansion Premises Commencement Date and ending on the Expiration Date, Landlord shall lease to Tenant, and Tenant shall hire from Landlord, the Expansion Premises, and such Expansion Premises shall be added to the Premises, upon and subject to the terms of this Article 33 and Exhibit M.  Landlord shall be deemed to have tendered possession of the Expansion Premises to Tenant, and Tenant shall be deemed to have accepted possession of the Expansion Premises, on the Expansion Premises Commencement Date, subject to Landlord’s obligation hereunder to complete Punch List Items and to correct Expansion Premises Latent Defects (as defined in Exhibit M and subject to the terms thereof).

Section 33.2                             The Fixed Rent payable in respect of the Expansion Premises shall be as set forth on “Schedule A-2” annexed hereto and made a part hereof.

Section 33.3                             Landlord shall not be obligated to perform any work with respect to the Expansion Premises or make any contribution to Tenant to prepare such Expansion Premises for Tenant’s continued occupancy, other than Landlord’s Expansion Premises Work, as set forth in Section 33.6 below.

Section 33.4                             Following the Expansion Premises Commencement Date, the Expansion Premises shall be added to and be deemed to be a part of the Premises for all purposes of this Lease (except as otherwise provided in this Article 33 and in respect of Landlord obligations relating to the Premises which accrued prior to the Expansion Premises Commencement Date).

Section 33.5                             Tenant has inspected the Expansion Premises and agrees (a) to accept possession of the Expansion Premises in its then condition on the Expansion Premises Commencement Date, subject to the terms of this Lease (including without limitation Section 4.2, as applicable to the Expansion Premises) and Landlord agreeing to  Substantially Complete Landlord’s Expansion Premises Work, and (b) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Expansion Premises or the Building in order to prepare the same for Tenant’s initial occupancy on the Expansion Premises Commencement Date other than Landlord’s Expansion Premises Work and the Base Building Work with respect to the Expansion Premises. Subject to Landlord’s obligation to complete any Punch List Items in respect of the Expansion Premises and Expansion Premises Latent Defects, Tenant’s occupancy of any portion of the Expansion Premises shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Expansion Premises, in its then current condition and at the time such possession was taken, the Expansion Premises was in the condition required hereby.

Section 33.6                             Landlord will commence the performance of the Landlord’s Expansion Premises Work reasonably promptly following the Expansion Premises Final Plans Approval

Date (as defined in Exhibit M attached hereto), subject to Tenant’s compliance with the provisions of this Lease, and, will complete Landlord’s Expansion Premises Work in a good and workmanlike manner consistent with the standards applicable to the Building.  Landlord and its employees, contractors and agents shall have access to the Expansion Premises at all reasonable times for the performance of Landlord’s Expansion Premises Work and for the storage of materials reasonably required in connection therewith (and for such time as may be reasonably required). Landlord shall diligently pursue completion of any and all Punch List Items within 60 days after Substantial Completion of Landlord’s Expansion Premises Work (subject to Tenant Delay and Unavoidable Delay); provided that Landlord shall not unreasonably and materially interfere with Tenant’s access to or installations or operations within the Expansion Premises.   Except as otherwise expressly set forth herein to the contrary, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from the performance of Landlord’s Expansion Premises Work or the storage of any materials in connection therewith.

Section 33.7                             Landlord’s performance of Landlord’s Expansion Premises Work shall be performed pursuant to and in accordance with the terms and conditions of Exhibit M attached hereto. For purposes of Exhibit M, the “Expansion Premises Contribution” shall mean an amount in dollars which is obtained by multiplying (x) the quotient obtained by dividing (A) the number of full months and the fractional portion of any portion of a month in the period commencing on the Expansion Premises Commencement Date and ending on the Expiration Date and by (B) 141 by (y) $75.00 by (z) 26,500; provided, however, that if the Expansion Premises Commencement Date occurs after the Expansion Premises Outside Date, due solely to delays in the Substantial Completion of the Landlord’s Expansion Premises Work caused solely by Landlord (and not caused by Tenant Delay and/or Unavoidable Delay), then the Expansion Premises Commencement Date for the purpose only of the calculation of the Expansion Premises Contribution described in this sentence shall deemed to be the date on which the Expansion Premises Commencement Date would have occurred but for the aforesaid delays caused by Landlord.

Section 33.8                             Notwithstanding anything to the contrary contained in this Article 33, provided no Event of Default then exists, then:

(a)                                 if the Landlord’s Expansion Premises Work is Substantially Completed on or prior to the twelve (12) month anniversary of the Commencement Date, Tenant shall receive a credit in the aggregate amount of $1,252,125 (the “Expansion Premises Rent Credit”) to be applied in equal monthly installments against Fixed Rent in respect of the Expansion Premises next due hereunder (i.e., such amount shall be applied to Fixed Rent for the Expansion Premises only); and

(b)                                 if the Landlord’s Expansion Premises Work is substantially completed after the twelve (12) month anniversary of the Commencement Date but prior to the three (3) year anniversary of the Commencement Date, then Tenant shall receive a credit in the aggregate amount equal to the Pro Rata Share Expansion Premises Rent Credit (as hereinafter defined) to be applied in equal monthly installments against Fixed Rent in respect of the Expansion Premises next due hereunder.   The “Pro Rata Share Expansion Premises Rent Credit” shall mean the product of (x) $1,715.24 multiplied by (y) the amount of days which occurs during the period commencing on the Expansion Premises Commencement Date and ending on the date which is the three (3) year anniversary of the Commencement Date.

ARTICLE 34
EXPEDITED ARBITRATION

(a)                                 In the event of any dispute under this Lease or a Work Letter with respect to (a) any circumstance hereunder where Landlord agreed not to unreasonably withhold, delay or condition its consent, and Tenant claims that Landlord has in fact unreasonably withheld consent, delayed or conditioned it consent, (b) whether Landlord has Substantially Completed Landlord’s Premises Work, the Roof Work or Landlord’s Expansion Premises Work, as applicable, or any restoration of the Premises, (c) whether any particular items of Landlord’s Premises Work, Landlord’s Expansion Premises Work, or Roof Work as applicable, are Punch List Items, (d) whether there has been a Tenant Delay or Unavoidable Delay (including the commencement and duration thereof), (e) whether a new Rule and Regulation is reasonable, or (f) in any arbitration which, pursuant to the express provisions of this Lease, is governed by this Article 34, either party may submit the dispute for resolution by arbitration in the City of New York in accordance with the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except that the terms of this Article 34 shall supersede any conflicting or otherwise inconsistent rules; provided, however, that with respect to any such arbitration under a Work Letter or with respect to Landlord’s Premises Work, the Roof Work or Landlord’s Expansion Premises Work (including whether there has been a Tenant Delay or Unavoidable Delay with respect to such work (including the commencement and duration thereof and whether such work has been Substantially Completed and whether an item is a Punch List item) (a “Construction Dispute”), (i) the arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years’ experience in the New York City commercial office market in a calling connected with the matter of the dispute, (ii) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator meeting the requirements set forth in the following paragraph, (iii) the arbitration hearing shall commence two (2) Business Days after the selection of the arbitrator, (iv) the hearing shall be limited to a maximum duration of two (2) Business Days, with each party having no more than (A) two (2) hours to present its case, (B) two (2) hours to cross examine or interrogate persons supplying information or documentation on behalf of the other party, and (C) one (1) hour to summarize in a closing statement such party’s case and (v) the arbitrator shall make a determination within three (3) Business Days after the conclusion of the hearing which determination shall be limited to a decision upon (1) whether Landlord acted reasonably in withholding its consent or approval or otherwise acted in an arbitrary or capricious manner where Landlord had a duty to act reasonably as expressly required by the terms hereof, or (2) the specific dispute presented to the arbitrator, as applicable. For all other disputes that are not Construction Disputes, provided the rules and regulations of the AAA so permit, (i) the AAA shall, within 2 Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in New York City in leasing (with respect to disputes related to failure to give consents to assignments or subleases) or with respect to all other matters experience in the New York City commercial office market in a calling connected with the matter of the dispute management of commercial properties similar to the Building, (ii) the arbitration hearing shall commence 2 Business Days thereafter and shall be limited to a total of seven hours on the date of commencement until completion, with each party having no more than a total of two hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (iii) the arbitrator shall make a determination within 3 Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon (A) whether Landlord acted reasonably in withholding its consent or approval, or (B) the specific dispute presented to the arbitrator, as applicable (and the arbitrator shall not be permitted to modify any of the terms of this Lease).

(b)                                 In all cases, the arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than 5 Business Days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.  The arbitrator shall not be entitled to award monetary damages.

(c)                                  This Section 34 shall survive the expiration or sooner termination of this Lease.

[signature page follows]

SCHEDULE “A-1”
FIXED RENT SCHEDULE - INITIAL PREMISES

Period	Annual Rent	Monthly Rent
Commencement Date through and including the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (the “First Date”).	$3,339,000.00	$278,250.00

Day immediately following the First Date through and including the Expiration Date.	$3,604,000.00	$300,333.33

Schedule “A” - 1

SCHEDULE “A-2”

FIXED RENT SCHEDULE - EXPANSION PREMISES

Period	Annual Rent	Monthly Rent
Expansion Premises Commencement Date through and including the First Date.	$1,669,500.00	$139,125.00

Day immediately following the First Date through and including the Expiration Date.	$1,802,000.00	$150,166.67

Schedule “A” - 1

SCHEDULE “B”
FORM OF INSURANCE CERTIFICATE

See Immediately Following Page

Schedule “B” - 1

Schedule “B” - 2

SCHEDULE “C”
HVAC DESIGN SPACE CONDITIONS

Landlord shall provide interior space temperatures of 70 degrees F +/- degrees that will be maintained during the heating seasons throughout the Premises without utilizing interior heat load, on (1) person per 150 rentable square feet and outside dry bulb temperature of 13.0 degrees.  Landlord shall provide base building air conditioning capable of maintaining space temperatures 74 degrees F +/- 2 degrees and 50% relative humidity with an interior head load of 5.0 watts/rsf, no interior shading one (1) person per 150 rentable square feet, and outside mean coincident temperatures of 90 degrees F dry bulb, 73 degrees F wet bulb.  Minimum 78 degrees F wb on the on the cooling tower.

Landlord shall provide a minimum ventilation of 75 CFM of toilet exhaust per fixture within the bathrooms based on Building standard open installation and one person per 150 rentable square feet.

*The foregoing specifications are subject to, and conditioned upon, Tenant’s compliance with provisions of Section 10.3 of this Lease and Unavoidable Delays.

Schedule “C” - 1

EXHIBIT A-1
FLOOR PLAN OF THE PREMISES

The floor plan which follows is intended solely to identify the general location of the Premises (without exact dimensions and locations) and should not be used for any other purpose.

Exhibit A - 1

EXHIBIT A-2
FLOOR PLAN OF THE EXPANSION PREMISES

The floor plan which follows is intended solely to identify the general location of the Expansion Premises (without exact dimensions and locations) and should not be used for any other purpose.

Exhibit A - 2

EXHIBIT B
DEFINITIONS

Additional Rent: all sums other than Fixed Rent due and payable by Tenant to Landlord under this Lease.

Affiliate:  Any person or entity which controls, is under common control with, or which is controlled by, the person or entity in question. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the beneficial voting interests of such entity or the ability to direct the management thereof.

Base Rate:  The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Building Systems:  The mechanical, electrical, plumbing, sanitary, sprinkler (including vertical standpipes), heating, ventilation air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within or exclusively serving the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panel boards, etc. for provision of such services to the Premises).

Building Standard: comparable office buildings in the close vicinity to the Building.

Business Days:  All days, excluding Saturdays, Sundays and Observed Holidays.

Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days except Observed Holidays (and all other times are considered “Overtime Periods”).

Code:  The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, sidewalk areas, and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings:  Office buildings in the Manhattan Midtown South area that are of comparable age and quality to the Building, taking into account all relevant factors.

Cost Per Kilowatt Hour:  (a) The total cost for electricity incurred by Landlord to service the Building during a particular billing period (including energy charges, demand charges, surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes, rebates and any other factors used by the public utility company or other provider in computing its charges to Landlord) during such period, divided by (b) the total kilowatt hours purchased by Landlord to provide electricity to the Building during such period.

Exhibit B - 1

CPI:  the  Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. - Northeastern N.J. Area, All Items (1982-84=100), or any successor index thereto, appropriately adjusted.

Deficiency:  The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term, and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all expenses reasonably incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, reasonable attorneys’ fees and disbursements.

Environmental Requirement: means any present and future Requirement and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Real Property and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 33 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Requirement requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Requirements, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

Governmental Authority:  The United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property, the Building or any portion thereof.

Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Requirement or any other applicable Requirement as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (c) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Real Property or hazardous to health or the environment.

Exhibit B - 2

HVAC System:  The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees:  Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, servants, agents, and representatives.

Landlord Party: Landlord and its agents, contractors, subcontractors, employees, invitees or licensees.

Lessor:  A lessor under a Superior Lease.

Losses:  Any and all actual losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all reasonable and actual costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s):  Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefore, and advances made thereunder.

Mortgagee(s):  Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Prohibited Use:  Any use or occupancy of the Premises (except the Permitted Use) and Tenant’s Roof Deck Area (except the RDA Permitted Use) that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any Building Systems ; (b) interfere with the efficient and economical maintenance, operation and repair of the Building or the Building Systems; (c) adversely affect any service provided to, and/or the use and occupancy by, any tenant or occupants of the Building; (d) violate the certificate of occupancy issued for the Premises or the Building, subject to Tenant’s right to obtain, at Tenant’s cost, an amendment or modification of the same for Tenant’s Permitted Use and the RDA Permitted Use, subject to Landlord’s reasonable approval provided such amendment does not adversely affect Landlord, the Building or other occupants in any such case beyond a de minimus extent; or (e) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) intentionally omitted; (ii) the preparation, consumption, storage, manufacture or sale of liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) intentionally omitted; (v) lodging or sleeping; (vi) the operation of a savings and loan association or off-the-street retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office (except payroll for Tenant’s own personnel); (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing (unless any sovereign or diplomatic immunity has been waived in a manner satisfactory to Landlord in

Exhibit B - 3

Landlord’s sole and absolute discretion); (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes.

RDA Permitted Use: means the following uses of Tenant’s Roof Deck Area by Tenant (which, in all cases, are not open to the general public): lounge areas, corporate or corporate sponsored events, meeting and gathering areas, dining area, and any customary lawful ancillary purposes reasonably related to any of the foregoing; provided, in all cases, (a) Tenant obtains (at its cost and expense but with Landlord’s reasonable cooperation, if needed at not cost of liability or adverse effect to Landlord) any and all required permits, licenses and certificates for such use (including, without limitation, any changes to the certificate of occupancy for the Building necessitated by such RDA Permitted Uses), (b) Tenant shall perform and pay for any necessary extermination, exhaust or ventilation and excess cleaning necessitated by the use of such space for such RDA Permitted Uses, (c) such uses shall be in compliance with the terms of this lease and Requirements (including, without, limitation, the TCO and/or CO, as applicable), and (d) such roof uses are customarily found in Comparable Buildings with comparable rooftop use.

Requirements:  All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, (A)  the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.) (“ADA”), New York City Local Law 58 of 1987, and (B) any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks preservation, (ii) any applicable fire rating bureau or governing insurance body or other body exercising similar functions, affecting the Building or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same.  “Requirements” shall also include the terms and conditions of any certificate of occupancy issued for the Premises or the Building (as such may be amended or replaced).

Rules and Regulations:  The rules and regulations annexed to and made a part of this Lease as Exhibit E, as they may be modified from time to time for the use, operation and maintenance of the Building, provided that notice thereof is given and such rule is not materially inconsistent with the provisions of this Lease. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations then in effect; provided, however, that such additional Rules and Regulations shall not materially adversely affect Tenant’s rights or obligations hereunder, and provided, further that in the event of any conflict between such additional Rules and Regulations and the terms of this Lease, the terms of this Lease shall prevail.

Substantial Completion: As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, in accordance with (a) the provisions of this Lease or a Work Letter applicable thereto, (b) the approved plans and specifications for such work (as such may have been properly modified and approved by Landlord if applicable), and (c) all applicable Requirements (except for the Primary Base Building Roof Work which shall be deemed to be Substantially Completed notwithstanding that Tenant’s Roof Deck Area may not comply with all Requirements related thereto until all of the Roof Work is Substantially Complete), except for minor details of construction, decoration

Exhibit B - 4

and mechanical adjustments, if any, the non-completion of which does not interfere with Tenant’s use of the Premises or Tenant’s Roof Deck Area or which in accordance with good construction practice should be completed after the completion of other work in the Premises or the Building (“Punch List Items”).

Superior Lease(s):  Any ground or underlying lease of the Building or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Party:  Tenant, its agents and employees, and any subtenants and occupants of the Premises, other than a Landlord Party, and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property:  Tenant’s movable fixtures and movable partitions, telephone and other movable equipment, computer systems, telecommunications data and other cabling, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Buildings.

Unavoidable Delays: Either party’s inability to fulfill or delay in fulfilling any of its non-monetary obligations under this Lease expressly or impliedly to be performed by such party or such party’s inability to make or delay in making any repairs, additions, Alterations, improvements or decorations or such party’s inability to supply or delay in supplying any equipment or fixtures, if such party’s inability or delay is due to or arises by reason of strikes, labor troubles, or by any cause whatsoever beyond such party’s reasonable control, including governmental preemption in connection with a national emergency, or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by the other party or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty (but specifically excluding delays caused by such party’s financial difficulties).

Work Letter: shall mean collectively or individually, the Work Letter contained in Exhibit C with respect to the initial Premises and the Roof Deck Area and the Expansion Premises Work Letter contained in Exhibit M with respect to the Expansion Premises.

Exhibit B - 5

EXHIBIT C
WORK LETTER

1.                                      General.

1.1                               As used herein “Landlord’s Premises Work” shall mean, collectively the Premises Build-Out Work, the Base Building Work, the Primary Base Building Roof Work and “Landlord’s Secondary Roof Work” shall mean, collectively the Tenant’s Roof Work and the Secondary Base Building Roof Work. The purpose of this Work Letter is to set forth (i) how the interior improvements to the 9th and 10th Floor Premises which Tenant desires to have completed in connection with Tenant’s initial occupancy of the 9th and 10th Floor Premises including, if selected by Tenant as part of Tenant’s Plans, the construction of a sky light (the “Skylight”) on Tenant’s Roof Deck Area as part of the 10th Floor Premises ceiling (“Premises Build-Out Work”) are to be constructed, (ii) who will do the construction of Landlord’s Premises Work and the Secondary Roof Work, and (iii) who will pay for the construction of Landlord’s Premises Work and Landlord’s Secondary Roof Work. Landlord’s Premises Work shall include the Base Building Work and (i) the construction of an internal hydraulic lift and stairwell (collectively, the “Stairway/Lift”) from the 10th floor to Tenant’s Roof Deck Area with a slab cut (the “Slab Cut”) to fit Stairway/Lift, (ii) the relocation of toilet exhaust that is on the way of path of egress to the left side fire stair, (iii) the construction of the Skylight, if applicable (i.e., if the applicable plans related thereto are timely submitted and approved by Landlord), (iv) the installation of a roof membrane (collectively, (i), (ii), (iii) (if applicable), and (iv) the “Primary Base Building Roof Work”). Landlord’s Secondary Roof Work shall also include (i) the installation of a glass extension of the existing parapet wall, in the location set forth on Exhibit K, which will comply with Requirements on the day such walls are installed, (ii) the installation of a barrier (the type of such barrier, including materials, height, color, etc. to be reasonably determined by Landlord in consultation with Tenant) between Tenant’s Roof Deck Area and the remainder of the roof of the Building, (iii) the installation of a barrier (the type of such barrier including materials, height, color, etc. to be reasonably determined by Landlord in consultation with Tenant) between the Tenant Roof Deck Area and the Building equipment currently located on the roof of the Building, and (iv) the installation of pavers to cover the portion of the Tenant Roof Deck which will allow egress between Fire Stair A and Fire Stair B in the location set forth on Exhibit K (collectively, (i), (ii), (iii), and (iv), the “Secondary Base Building Roof Work” and together with the Primary Base Building Roof Work, the “Base Building Roof Work”).  For the avoidance of doubt, the Skylight, and all work related thereto, if applicable, shall be at Tenant’s sole cost (but subject to reimbursement from Landlord’s Contribution in accordance with the terms hereof).

1.2                               The terms, conditions and requirements of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

2.                                      Plans.

2.1                               In accordance with the provisions of this Work Letter, Landlord’s Architect shall submit to Landlord complete and detailed architectural, structural, mechanical and engineering plans and specifications (including, without limitation, sprinkler plans) for Landlord’s Premises Work (the “Proposed Plans”), the cost and expense of which shall be paid for by Landlord (but subject to the terms and conditions of this Work Letter, including, without limitation, reimbursement from the Landlord’s Contribution), by Gensler (“Landlord’s Architect”) which has been engaged by Landlord to prepare the Proposed Plans for Tenant.

Exhibit C - 1

The Proposed Plans shall be based upon the layout plan attached hereto as Exhibit C-1 (the “Layout Plan”), which Layout Plan shall include drawings related to the Premises Build-Out work (on the 9th and 10th Floors of the Building) and the Roof Work, provided that Tenant may, in its sole discretion, modify the Layout Plan from time to time (subject to the procedure below for Change Orders and identification by Landlord of any Tenant Delays pursuant to the procedures set forth in Section 4 of this Work Letter). If applicable, the Proposed Plans shall include all information reasonably necessary to reflect Tenant’s requirements for ductwork, heating, electrical, plumbing and other mechanical systems and all work necessary to connect any special or non-standard facilities to the base-Building mechanical, electrical and structural systems which were communicated to Landlord and Landlord’s Architect in accordance with the terms hereof. For the avoidance of doubt, the plans incorporating the Slab Cut, the Stairway/Lift (and any other Base Building Roof Work) shall be prepared by Landlord’s Architect at Landlord’s sole cost and expense. The Proposed Plans shall, as applicable, include the following:

(a)                                 locations and structural design of the floor area;

(b)                                 indication of the density of occupancy in large work areas;

(c)                                  identification of the location of any food service areas or vending equipment rooms;

(d)                                 identification of areas requiring 24-hour air conditioning;

(e)                                  indication of any partitions that are to extend from floor to underside of structural slab above;

(f)                                   identification of location of rooms for telephone equipment and data;

(g)                                  indication of locations and types of plumbing, if any, required for toilets (other than core facilities), sinks, drinking fountains, and similar installations;

(h)                                 indication of light switching of offices, conference rooms, etc.;

(i)                                     layouts for specially installed equipment, including computers, size and capacity of mechanical and electrical services required, and heat generation of equipment;

(j)                                    indication of dimensioned location of: (i) submeters for measurement of Tenant’s consumption of electrical energy pursuant to Section 10.1 of the Lease (the cost of the submeters shall be a Landlord sole cost), (ii) electrical receptacles (120 volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (iii) electrical receptacles for use in the operation of Tenant’s business equipment which requires 208 volts or separate electrical circuits, and (iv) special audio-visual requirements;

(k)                                 indication of number and location of sprinklers;

(l)                                     indication of special fire protection equipment and raised flooring;

(m)                             reflected ceiling plan;

Exhibit C - 2

(n)                                 information concerning air conditioning loads, including, but not limited to, air volume amounts at all supply vents;

(o)                                 non-building standard ceiling heights and/or materials;

(p)                                 materials, colors and designs of wall coverings and finishes;

(q)                                 painting and decorative treatment required to complete all construction;

(r)                                    swing of each door;

(s)                                   schedule for doors (including dimensions for undercutting of doors to clear carpeting) and frames complete with hardware; and

(t)                                    all other information necessary to make the Premises complete and in all respects ready for operation.

2.2                               The development of the Proposed Plans by Landlord’s Architect is expected to be a collaborative process among Landlord, Tenant and Landlord’s Architect, with Landlord reasonably approving progressive stages of plan completion (i.e., 25%, 50% and 75% CDs) at reasonable intervals before April 25, 2017 (and at each interval giving Landlord at least ten (10) Business Days to review each such stage of drawings). Within ten (10) Business Days after Landlord receives a stage of Proposed Plans, Landlord shall either approve or disapprove same (or provide a request for more information), which approval or disapproval shall be in accordance with the standards set forth in Section 5.1(a) of the Lease with respect to Landlord’s approval or disapproval of Alterations (and any reasons for disapproval shall be referred to as, a “Design Problem”); provided that the failure of Landlord to respond to an initial submission within ten (10) Business Days or a resubmission after Landlord’s comment within seven (7) Business Days shall be a Landlord Delay. If Landlord determines that a Design Problem exists, it shall return the Proposed Plans to Tenant together with a reasonably specific explanation of the applicable Design Problem. In such event, Tenant shall be required to make the revisions necessary (which revisions shall not expand the scope of the work but shall only be responses or corrections to Landlord’s comments and/or the Design Problem(s) in question) in order to address Landlord’s comments and correct the Design Problem(s) in full and, within five (5) Business Days thereafter, return the revised Proposed Plans to Landlord, which Landlord shall then approve or disapprove (or provide a request for more information) within seven (7) Business Days after receipt.  Each subsequent stage of plans provided to Landlord shall be a logical progression of the immediately preceding stage of plans approved by Landlord (subject to Change Orders).

2.3                               Landlord’s standards for approval of a Change Order (as hereinafter defined) shall be subject to the standards set forth in Section 2.2 above. Landlord and Tenant shall exercise all reasonable diligence to cooperate in the expeditious pursuit of plan and contractor approval and the award of the construction contract and subcontracts in connection with Landlord’s Premises Work and the Secondary Roof Work, including awarding portions of the construction contracts and obtaining permits based upon partially complete Proposed Plans. Landlord’s Architect and the general contractor and construction manager shall have no obligation to self-certify permit applications and/or inspections.

2.4                               Other than as specified above in Section 1.1 of this Work Letter and the

Exhibit C - 3

Layout Plan (and the natural extension of such work into other structural components and/or the roof area) and any permitted exterior signage as set forth in the Lease, Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require any material modification to the Building Systems or other Building installations outside the Premises, (ii) not comply with all applicable Requirements, and/or (iii) be incompatible with either the temporary or permanent certificate of occupancy issued for the Building (provided the same shall not limit Tenant’s right to obtain an amendment to the temporary or permanent certificate of occupancy for the Intended Use and the RDA Permitted Use) or the Building’s status as a first-class office building. Any changes required by any Governmental Authority affecting the Premises Build-Out Work or Tenant’s Roof Work shall be performed by Landlord, at Tenant’s sole cost (subject to reimbursement from Landlord’s Contribution or the Roof Contribution) provided that any changes orders required to effect such compliance shall be subject to Tenant’s reasonable approval to be granted or withheld within four (4) Business Days after request or such consent is deemed granted (the parties agreeing to work cooperatively to arrive at a mutually satisfactory resolution). Landlord shall give notice to Tenant of any material change in the Proposed Plans required by any Governmental Authority promptly after Landlord receives notice thereof.

2.5                               Tenant shall cooperate in the completion of final and mutually acceptable Proposed Plans (the “Final Proposed Plans”) based on preliminary plan submissions previously reviewed and approved and shall cause Landlord’s Architect to submit the same to Landlord for final approval on or before May 1, 2017 (the date such Final Proposed Plans are actually delivered to Landlord, the “Final Proposed Plans Delivery Date”). Within ten (10) Business Days after Landlord receives the Final Proposed Plans, Landlord shall approve or disapprove the same pursuant to the procedures set forth above in Section 2.2 (and such finally approved Final Proposed Plans by Landlord with written approval delivered to Tenant, the “Final Plans”), and the date such Final Plans are approved by Landlord shall be the “Final Plans Approval Date”.  Notwithstanding anything to the contrary contained herein, in order for the Skylight (and the roof membrane) to be Substantially Completed with rest of Landlord’s Premises Work, Landlord must receive final architectural and engineering plans related thereto on or prior to February 15, 2017. Landlord shall either approve or disapprove of such plans pursuant to the procedures set forth above in Section 2.2.

2.6                               Tenant shall not make any material changes to logical progression of the Proposed Plans nor any changes in the Final Plans without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, except for the work described in Section 1.1 of this Work Letter and the Layout Plans in accordance with the terms above, Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, any of the Building Systems, or the exterior appearance or value of the Building (provided that Tenant shall be permitted to make material changes to Proposed Plans to remove the Skylight (or substitute the Skylight with additional stairs, provided that any delay to the Substantial Completion of Landlord’s Premises Work caused by such changes shall be deemed to be a Tenant Delay).

3.                                      Work and Costs.

3.1                               Landlord has engaged Benchmark Builders, Inc. (“Construction Manager”) to act as construction manager for the planning and performance of Landlord’s Premises Work.

3.2                               Subject to the provisions of Section 2 and this Section 3, Landlord shall perform or cause to be performed all of the work depicted on the Final Plans. Landlord shall be

Exhibit C - 4

responsible for all the costs and expenses to design and complete the Base Building Work and the Base Building Roof Work. Landlord shall also pay for the Premises Build-Out Work and the Tenant Roof Work depicted on the Final Plans (and all architectural costs, engineering costs, general contractor costs, and the cost of all local and state filing fees and permits required to be obtained in order to perform such work) to the extent and only to the extent of an aggregate expenditure with respect to all the aforementioned costs in an amount not to exceed $3,975,000.00 (“Landlord’s Contribution”). Tenant shall pay for the cost of any work or materials depicted on the Final Plans and/or other costs directly related to the Premises Build-Out Work, including, without limitation all architectural costs of Landlord’s Architect, engineering costs, project management fees, general contractor costs, and the costs of all filing fees and permits required by any Governmental Authority and incurred by Landlord in connection with the Premises Build-Out Work and Tenant’s Roof Work, which are in excess of Landlord’s Contribution or the Roof Work Contribution, as applicable (“Tenant’s Contribution”), which excess shall be paid in accordance with the following: (1) 34% of the then estimated (based upon the sum of the winning bids or the amount of the fixed priced or GMP type contract as reasonably determined by Landlord) Tenant’s Contribution shall be paid within ten (10) days after submission to Tenant of a reasonably detailed summary with applicable supporting documentation from Landlord or Construction Manager but no earlier than the earlier of  awarding or selecting the winning bids for substantially all the Premises Build-Out Work (excluding the Expansion Premises) or sooner finalizing of a fixed price or GMP type contract between Landlord and the Construction Manager or general contractor, (2) 33% of the then estimated (based upon the sum of the winning bids or the amount of the fixed priced or GMP type contract as reasonably determined by Landlord) Tenant’s Contribution shall be paid within ten (10) days after 50% of Landlord’s Premises Work is Substantially Completed (as reasonably determined Landlord and certified by Landlord’s Architect), and (3) the balance of Tenant’s Contribution shall be paid within ten (10) days after the earlier of (x) Substantial Completion of Landlord’s Premises Work and (y) Tenant’s occupancy of the Premises for the conduct of business. The payments to be made by Tenant as provided in this Section 3.2 shall be collectible in the same manner as Additional Rent under the Lease, whether or not the Term of the Lease shall have commenced. The Tenant Contribution shall be immediately payable upon an Event Default. All Change Costs shall be paid as set forth in Section 6 below.

3.3                               Landlord shall submit to Tenant, as soon as reasonably practicable, the total estimated cost of the Premises Build-Out Work and Tenant’s Roof Work (which shall be updated regularly during the development of the Proposed Plans as provided above).

3.4                               To the extent that the Final Plans include any work to the roof which is not Base Building Roof Work (“Tenant Roof Work”), Landlord shall perform such Tenant Roof Work as part of Landlord’s Premises Work. Upon Tenant’s written request made within fifteen (15) days following approval of the Proposed Plans, Landlord shall make available to Tenant up to an additional amount equal to $300,000.00 (the “Roof Work Contribution”) and in such event Landlord’s Contribution shall include the Roof Work Contribution, provided, however, that the Roof Work Contribution shall be applied to the costs of Tenant Roof Work and the design, purchase and construction of the Skylight only (and any amount not so applied shall be deducted from Landlord’s Contribution). The Primary Base Building Roof Work, Secondary Base Building Roof Work, and the Tenant Roof Work, and the shall be collectively referred to herein as the “Roof Work”.

3.5                               Landlord has hired, and Tenant approves of, CBRE, Inc. to act as project manager (“Project Manager”) to assist with the planning and performance of Landlord’s Premises Work. Project Manager shall be paid an amount equal to 3% of the cost of the Premises Build-Out Work and Tenant’s Roof  Work (the “Project Manager Fee”), which shall be

Exhibit C - 5

deducted from (as applicable) Landlord’s Contribution or the Roof Work Contribution. For the avoidance of doubt, it is agreed that Landlord shall not receive a supervisory or override fee in respect of the performance of Landlord’s Premises Work and Tenant’s Roof Work.

3.7                               Notwithstanding anything to the contrary contained herein or in the Lease, during the performance of Landlord’s Premises Work or Tenant’s Roof Work, the cost of any overtime freight elevator use shall be limited to the actual costs Landlord incurs for the use thereof (i.e., there shall be no additional mark-up in addition to such actual costs). In that regard, Landlord shall use the services of the overtime freight elevators in a reasonable and customary manner and for reasonable and customary needs in connection with prudent construction practices for similar projects.

3.8.                            Tenant shall be responsible for $100,000.00 of the cost and expense for any hoists, exterior cranes or sidewalk bridges with respect to Landlord’s Premises Work or the Roof Work that is erected or installed in connection with Landlord’s Premises Work or the Roof Work (collectively, “Hoist Costs”).  Landlord shall be responsible for Hoist Costs in excess of $100,000.00.

3.9                               Subject to the Hoist Costs and other costs specifically and expressly provided for herein (e.g., costs related to Change Orders as provided herein), Landlord shall be solely responsible for all costs and expense incurred in connection with designing and completing the Base Building Work and the Base Building Roof Work (other than the design and construction of the Skylight which, except for the cost of the roof membrane and its interface with the Skylight, shall be at Tenant’s cost, subject to the following sentence), including, without limitation, hard costs, engineering fees, Landlord’s Architect’s fees, and the Construction Management Fee. Subject to Landlord’s Contribution (with respect to the Premises Build-Out Work) and Landlord’s Roof Contribution (with respect to Tenant’s Roof Work), Tenant shall be solely responsible for the cost and expense of completing the Premises Build-Out Work and Tenant’s Roof Work, including, without limitation, hard costs, engineering fees, Landlord’s Architect’s fees, and the Construction Management Fee related thereto, in addition to the design and construction fees related to the Skylight. Landlord shall be solely responsible for performing all of the foregoing.  For the avoidance of doubt, any incremental costs incurred by Landlord in in connection with the cost of the roof membrane and its interface with the Skylight which would not have been incurred had a Skylight not been part of Landlord’s Premises Work, shall be at Tenant’s cost.

3.10.                     Within 30 days following the Substantial Completion of Landlord’s Work and Landlord’s Roof Work and 60 days after final completion of the same, Landlord, upon Tenant’s request, shall provide Tenant with a preliminary accounting and then final accounting in reasonable detail, together with all reasonable backup and supporting materials reasonably requested by Tenant, prepared by or for Landlord for all amounts incurred in connection with such Landlord’s Work and Landlord’s Roof Work (but excluding the Base Building Work and the Primary Base Building Roof Work).  Upon mutual agreement of the finality thereof, there shall be adjustments between Landlord and Tenant to the end that Landlord or Tenant has underpaid or overpaid any amount due from such party pursuant to the terms of this Work Letter. Any overpayment by Tenant shall be payable by Landlord to Tenant within thirty (30) days after the determination thereof. In the event that Tenant and Landlord are unable to agree on the finality of any adjustments after using good faith efforts to resolve the same for at least thirty (30) days and after Tenant sends in writing a reasonably detailed explanation of the amounts in dispute, then Tenant and Landlord shall appoint an Approved Examiner to resolve any such adjustments, whose determination shall be binding upon the parties. Any underpayment by

Exhibit C - 6

Tenant shall be due and payable within thirty (30) days after determination thereof. “Approved Examiner” means a certified public accountant or other qualified professional who is a member of a reputable, independent certified public accounting firm or other reputable, qualified professional services firm having at least fifty (50) accounting professionals who are certified public accountants and who is mutually acceptable to Landlord and Tenant; provided that if Landlord and Tenant are unable to agree upon an Approved Examiner then Landlord and Tenant shall each appoint a certified public accountant and each appointee shall appoint a single certified public accountant or other qualified professional meeting the qualifications set forth above to be the Approved Examiner. Each of Landlord and Tenant shall bear the costs of its appointee hereunder and share equally the costs of the Approved Examiner.

4.                                      Tenant Delay.

4.1                               If Landlord shall be delayed in Substantially Completing Landlord’s Premises Work as a result of any act, neglect, failure or omission of Tenant, its agents, servants, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall be a “Tenant Delay” to the extent such delay actually results in a delay in the Substantial Completion of Landlord’s Premises Work:

(a)                                 Tenant’s delay in supplying or failure to supply information or to approve plans, drawings and specifications in accordance with and at the times referred to herein, including Sections 2 hereof; or

(b)                                 Tenant’s request for materials, finishes or installations which are not readily available at the time Landlord is ready to install same (e.g., long lead items); or

(c)                                  Tenant’s changes in drawings, plans or specifications submitted to or prepared by Landlord or Landlord’s Architect (including, without limitation, any Change Orders, as hereinafter defined); or

(d)                                 the performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation; or

(e)                                  Tenant’s failure to timely pay for the cost of Tenant’s Contribution pursuant to Section 3.4; or

(f)                                   The failure of Landlord to receive the Final Proposed Plans in compliance with the terms hereof by the Final Proposed Plans Delivery Date; or

(g)                                  Any material deviation between the Layout Plans and the Final Proposed Plans.

If the Substantial Completion Date (as hereinafter defined) shall be delayed by reason of Tenant Delay, the Landlord’s Premises Work shall be deemed Substantially Completed for the purposes of determining the Commencement Date as of the date that the Landlord’s Premises Work would have been Substantially Completed but for any such Tenant Delay as determined by Landlord in its reasonable discretion (provided that Landlord shall continue to use all diligent efforts to complete such Landlord’s Premises Work).

Exhibit C - 7

To the extent that Tenant submits design drawings or other reasonably detailed to plans to Landlord prior to the submission of the Proposed Plans, Landlord shall use reasonable efforts to delineate items depicted thereon which may be reasonably expected to be long lead items. If long lead items are identified by Landlord, Landlord agrees to use reasonable efforts to mitigate the length of time required to obtain and/or install such items, as applicable, or suggest reasonable alternatives and materials that may not be long lead items.

Tenant acknowledges and agrees that notwithstanding which party engages Landlord’s Architect to prepare construction drawings for Landlord’s Premises Work, the time periods and dates for which plans are required to be delivered shall be binding upon the parties even if delays are attributable to Landlord’s Architect, but subject to delays caused solely by Landlord’s wrongful or negligent acts or material changes unilaterally requested by Landlord to Tenant’s Premises Work and not in response to Tenant’s changes.

4.2                               Tenant shall pay to Landlord a sum equal to any actual out-of-pocket incremental additional cost to Landlord in completing Landlord’s Premises Work resulting from (i) any Tenant Delay, and/or (ii) on account of any Change Orders (but not any increase in Hoist Costs). Any such sums shall be in addition to any sums payable pursuant to Sections 3.3, 3.4 and 3.5 hereof and shall be paid to Landlord within 10 Business Days after Landlord submits an invoice to Tenant therefor.

4.3                               No Tenant Delay shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that constitutes a Tenant Delay, except to the extent that Tenant has actual notice or constructive notice (e.g., response time frames pursuant to the terms hereof or circumstances for which the Lease expressly states same is a Tenant Delay) of Tenant Delay, in which case no such notice is required. If such action or inaction is not cured within two (2) Business Days after receipt of such notice, then a Tenant Delay as set forth in such notice shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the substantial completion of Landlord’s Premises Work was in fact delayed as a result of such action or inaction (and if no notice is required as aforesaid, then the applicable Tenant Delay shall be deemed to have occurred commencing as of the date of such occurrence of Tenant Delay and continue for the number of days the substantial completion of Landlord’s Premises Work was in fact delayed as a result of such action or inaction).

5.                                      Entry by Tenant and Its Agents; Designation of Tenant’s Construction Agent.

5.1                               Except for Early Access Work, as provided in Section 7 of this Work Letter or as otherwise permitted by Landlord, neither Tenant nor its agents, employers, invitees or independent contractors shall enter the Premises during the performance of Landlord’s Premises Work within the 9th Floors and 10th Floors. Tenant hereby designates Jason Peterman as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders and for the purpose of consulting with Landlord as to any and all aspects of Landlord’s Premises Work.

5.2                               If Tenant shall enter upon the Premises or any other part of the Building prior to the Commencement Date, as may be above permitted by Landlord, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act (where Tenant had a duty to

Exhibit C - 8

act) of Tenant or anyone entering the Premises or Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s entry upon the Premises or Building.

6.                                      Change Orders.  If Tenant requests any change, addition or deletion to the Final Plans (collectively referred to as a “Change Order”), then a request for such Change Order shall be submitted to Landlord for Landlord’s approval. Landlord shall not unreasonably withhold its consent to any requested Change Order in accordance with the standards set forth in Section 2.2 of this Work Letter, and grant or deny its consent thereto within (x) five (5) Business Days after Landlord’s receipt of a Change Order which satisfies all of the Reasonable Alteration Conditions, or (y) ten (10) Business Days after Landlord’s receipt of a Change Order which does not satisfy all of the Reasonable Alteration Conditions and if such change is material or extensive, such additional time as may be reasonably required to respond based on the magnitude of such change. Any Design Problem shall be handled in accordance with the correction procedures established therefor in Section 2.2 of this Work Letter. If a Change Order is approved by Landlord, Landlord shall, together with its notice of approval, notify Tenant of its reasonable, good faith estimate (collectively, “Landlord’s Change Estimate”) of: (i) the cost (or savings) which will be chargeable to Tenant as a result of such Change Order, which cost (or savings) shall the actual additional out-of-pocket incremental cost (or savings) of the Change Order (without additional mark-up paid directly to Landlord), taking into account any costs savings as the result of such Change Order and payable by Tenant to Landlord in connection with such Change Order (“Change Cost”) and (ii) the delay, if any, in Substantial Completion of Landlord’s Premises Work (which shall include, without limitation, any additional time taken to renew such Change Order and revised plans and/or to obtain required permits or file documents with the NYC DOB, which Landlord shall diligently pursue) by reason of such Change Order (and shall be deemed a Tenant Delay for such delay period subject to Landlord’s ). Such Change Cost shall include, without limitation, all actual out of pocket costs reasonably incurred by Landlord as a result of any such delay in completion of the Landlord’s Premises Work directly resulting from such Change Order, if any, and so specified in Landlord’s Change Estimate. Tenant shall within two (2) Business Days after Landlord’s delivery to Tenant of Landlord’s Change Estimate, notify Landlord in writing whether it desires to proceed with such Change Order. Tenant shall not make any changes to (or that affect beyond a de minimis extent) Landlord’s Base Building Work. If such Change Orders increase the cost of constructing the Landlord’s Premises Work shown on the Final Plans, such cost shall be added to the cost of Landlord’s Premises Work and paid by the parties in accordance with this Exhibit C, subject in all events to the Landlord’s Contribution. Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed Change Orders which do not satisfy all of the Reasonable Alteration Conditions. All reasonable and actual delays to the Substantial Completion Landlord’s Premises Work resulting from a Change Order submission review (whether or not Landlord proceeds with such change) shall be deemed a Tenant Delay.

7.                                      Construction Process.                      It is intended that performance of Landlord’s Premises Work be pursuant to a so-called “Open Book” process, whereby representatives of Landlord, Landlord’s Construction Manager and Tenant if same are provided (collectively, the “Work Parties”) will work jointly and in good faith to timely prosecute the construction process to completion in accordance with the terms of the Lease. The Work Parties shall endeavor to meet not less than bi-weekly to review the progress of Landlord’s Premises Work and promptly resolve any issues that arise during the course thereof. Minutes shall be recorded at all meetings of the Work Parties and cover, to the extent applicable the following:

(i)                                     review of contractor’s work schedule to anticipate items of contractor’s work next falling due;

Exhibit C - 9

(ii)                                  review of shop progress and shop drawing process submitted by contractor;

(iii)                               tracking of contractor’s long-lead items;

(iv)                              logging of Change Orders;

(v)                                 preparation of detailed minutes of each meeting; and

(vi)                              review of invoicing process, updating of schedule of value of Landlord’s Premises Work and Tenant’s Roof Work, excluding Base Building Work.

8.                                      Substantial Completion.         The determination of the date on which Landlord’s Work shall be Substantially Complete, and Punch List Items, shall be handled in accordance with Article 4 of the Lease.

9.                                      Miscellaneous.

9.1                               This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

9.2                               The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within 10 Business Days (or such longer period, if applicable) of the date due shall be deemed an Event of Default under the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent and Landlord, may, if it so elects, discontinue construction of Landlord’s Work until all such sums are paid and Tenant has otherwise cured such Event of Default (and any delay in the performance of Landlord’s Premises Work resulting therefrom shall be deemed to be a Tenant Delay). All late payments shall bear interest at the Interest Rate.

9.3                               Landlord’s Work shall be performed by Landlord in material compliance with all Requirements, in a good and workman manner, and in material compliance with the Final Plans.

9.4                               Upon Tenant’s written request made within fifteen (15) days following the date the Final Plans are approved, TIME BEING OF THE ESSENCE, Landlord shall make available to Tenant up to an additional amount equal to $1,987,500.00 (the “Additional Landlord’s Contribution”) and in such event Landlord’s Contribution shall include the Additional Landlord’s Contribution. If Tenant requests the Additional Landlord’s Contribution, then Tenant shall pay to Landlord a monthly sum, which shall be deemed Additional Rent and paid together with Tenant’s payment of Fixed Rent (without abatement) each month during the Term, equal to the amount necessary to amortize Additional Landlord’s Contribution on a straight line basis over the then remaining Term in equal monthly installments with interest thereon at eight percent (8%) per annum. Upon the termination of this Lease prior to the Expiration Date, the entire unamortized portion of the Additional Landlord’s Contribution shall immediately become due and owing.

9.5                               Any defect in Landlord’s Work and the Roof Work (i) of which Tenant has notified Landlord within 12 months after the Premises and the Tenant’s Roof Deck Area has

Exhibit C - 10

been respectively delivered to Tenant with all of Landlord’s Work and Roof Work (as applicable) substantially complete (each, a “Work Delivery Date”), and (ii) that had not been caused by a Tenant Party (which for the purposes of this Section 9.5, shall not include Gensler), shall be referred to herein as a “Latent Defect”. Landlord shall remedy any Latent Defects provided Tenant notifies Landlord thereof within one year of the Applicable Work Delivery Date. If a defect in Landlord’s Work or Roof Work is discovered which is not a Latent Defect, and such defect is covered by a warranty for Landlord’s Work and the Roof Work which warranty has not been assigned to Tenant, then Landlord, at its cost, so long as such defect was not caused by a Tenant Party, shall use commercially reasonable efforts to enforce such warranty (but shall have no obligation to commence a lawsuit related thereto).

9.6                               Landlord shall use commercially reasonable efforts to obtain market equipment and construction warranties from suppliers supplying materials and equipment as part of Landlord’s Work and the Roof Work and contractors performing Landlord’s Work and the Roof Work to the extent such warranties are typically provided by such trades To the extent obtained as part of Landlord’s Work and Roof Work and assignable, Landlord shall assign to Tenant any  warranties from contractors or suppliers to the extent Tenant is responsible for maintaining and repairing the equipment, materials or work the subject of such warranty, pursuant to the terms of the Lease.

10.                               Base Building Work.

10.1                        Landlord’s Work shall include the following work (the “Base Building Work”), which shall be performed at Landlord’s sole cost, in accordance with the terms hereof:

1.             Landlord shall construct Building standard men’s and women’s ADA compliant bathrooms in each floor of the 9th and 10th Floor Premises.

2.             The floors of the 9th and 10th Floor Premises shall be repaired or patched as reasonably required (as determined by Landlord) and Landlord will use reasonable efforts to remove any significant and material imperfections to accommodate Tenant’s floor covering.

3.             Landlord shall perform required and necessary fireproofing (including to penetrations) and enclosure any exposed structural steel.

4.             Landlord shall ensure all columns within the 9th and 10th Floor Premises are reasonably repaired and fireproofed or appropriately protected, per code, and ready to accept Tenant finishes.

5.             Landlord shall install new windows which shall be in good working order and weather sealed.

6.             Landlord shall cause the core walls located on each floor of the 9th and 10th Floor Premises to be reasonably patched and ready to receive Tenant’s finishes.

7.             Landlord shall demolish all existing sprinkler piping downstream of each floor control valve and provide a temporary construction sprinkler loop on each floor of the Premises which is operational and code compliant. Landlord shall ensure that the temporary loop is connected to the fire alarm system and that water flow tamper switches are in place and operational. For the avoidance of doubt, Tenant, at Tenant’s cost shall be responsible for distribution of

Exhibit C - 11

sprinkler heads and any modifications to the sprinkler infrastructure as part of Tenant’s buildout or to accommodate Tenant’s use.

8.             Landlord shall provide a hot water piping riser system (supply and return piping) through the Premises (and the location of the risers shall be along the perimeter of the 9th and 10th Floor Premises) and perimeter heat in good working order.

9.             Landlord shall deliver the main HVAC supply and return ductwork through perimeter wall of MER only, complete with smoke and fire dampers at the core of each floor of the 9th and 10th Floor Premises, including wiring to fire alarm and BMS system as required.

10.      Landlord shall cause the perimeter heating elements in the Premises to be in working order.

11.      Landlord shall deliver the Premises legally demised.

12.      Landlord shall ensure that the Building shall have a code compliant fire alarm and life safety system infrastructure with the necessary components (speaker/strobes, manual pulls, smoke detectors, water flows and tamper switches) installed in core common areas. Landlord shall provide a typical life safety infrastructure (including panels and power sources with adequate capacity within the base building fire alarm system to provide for Tenant’s reasonable fire life safety requirements on the leased floor(s)).

13.      Landlord shall cause the each floor of the Premises to contain valved and capped condenser water outlets.

Exhibit C - 12

EXHIBIT C-1

LAYOUT PLAN

The floor plan which follows is intended solely to identify the general location of the Premises (without exact dimensions and locations) and should not be used for any other purpose.

Exhibit C - 1

EXHIBIT D
CLEANING SPECIFICATIONS

The Common Areas and sidewalks of the Building used by Tenant shall be cleaned in a commercially reasonable manner, Monday — Friday, except Observed Holidays.

The exterior windows of the Premises shall be cleaned two (2) times per year.

The Loading docks, including recycle bins will be cleaned in a commercially reasonable manner.

Exhibit D - 1

EXHIBIT E
RULES AND REGULATIONS

(1)                                 All tenants are required to present their Building Identification Card to security personnel upon entering the Building at all times.

(2)                                 Except as expressly set forth in the Lease, the sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and halls in the Common Areas shall not be obstructed or encumbered by Tenant or used for any purpose other than access to the Premises and for delivery of supplies and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

(3)                                 No awnings, air condition units, fans or other projections shall be attached to the outside walls of the Building (unless approved by Landlord).

(4)                                 No curtains, blinds, shades or screens, other than those conforming to Building standards as reasonably established by Landlord from time to time, shall be attached to our hung in, or used in connection with, any windows or door of the Premises.  All electrical fixtures hung in offices of spaces along the perimeter of the Premises must be of a quality, type, design and bulb color reasonably approved by Landlord.

(5)                                 Except as permitted by the Lease, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without in each case the prior written consent of Landlord.

(6)                                 The exterior windows and doors that reflect or admit light and air into the Premises or the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant.

(7)                                 No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air conditioning supply or exhaust without the prior written consent of Landlord.

(8)                                 The water and janitors closets and other plumbing fixtures shall not be sued for any purposes other than those for which they were designed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein.  All damages resulting from any misuses of the fixtures shall be borne by Tenant.

(9)                                 Tenant shall not make, or permit to be made, any unseemly or disturbing notices or disturb or interfere with occupants of neighboring buildings or those having business with them.

(10)                          Tenant, or any of Tenant’s employees, agents, visitors or licensees, shall not at any time bring or keep upon the Premises any inflammable, combustible, or explosive fluid, chemical or substance except as may be expressly provided in the Lease.

(11)                          No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, unless Tenant promptly provides Landlord with the key, passcard or combination

Exhibit E - 1

thereto.  Tenant shall, upon the termination of its tenancy, return to Landlord all keys for locks in the Premises and for all toilet rooms, and in the event of the loss of any keys furnished at Landlord’s expense, Tenant shall pay to Landlord the cost thereof.

(12)                          No vehicles (except bicycles which are permitted) shall be brought into or kept by Tenant in or about the Premises or the Building.

(13)                          Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations.

(14)                          Tenant shall not occupy or permit any portion of the Premises to be occupied for the possession, storage, manufacture or sale of narcotics.

(15)                          Landlord shall have the right to prohibit any advertising by Tenant which references the Building, in Landlord’s reasonably opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall immediately refrain or discontinue such advertising.  Notwithstanding the foregoing, Tenant may advertise, market and otherwise refer to the Premises in a manner consistent with Tenant’s marketing (online and otherwise) of its other properties.

(16)                          Tenant shall be responsible for all persons for whom a pass is issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

(17)                          Tenant shall, at its cost and expense, provide electricity and light for the employees of Landlord doing janitor service or other cleaning, or making repairs or alterations in the Premises

(18)                          The requirements of Tenant will be attended to only upon written application at the Office of the Building.  Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

(19)                          Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

(20)                          There shall not be used in the Building, either by Tenant or by jobbers or others, any hand trucks except those equipped with rubber tires and side guards.  Carts and had trucks of any kind are prohibited in all passenger elevators.  All damages resulting from any misuse of the elevators shall be borne by Tenant.

(21)                          Except as otherwise expressly set forth in the Lease, Tenant shall not do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises; provided, however, that Tenant may have one (1) or more pantries in the Premises and may use therein an ordinary kitchen (as opposed to industrial or commercial) grade dishwasher, refrigerators, sinks, toaster ovens and microwave ovens (collectively referred to herein as “Permitted Equipment”), provided that no such use shall require use of a flue or other means of venting, a rotoclone, or similar type equipment. Tenant may use Permitted Equipment to warm, heat, or re-heat foods that are cooked off-site.

Exhibit E - 2

(22)                          Tenant shall keep the entrance door to the Premises closed at all times.

(23)                          Tenant shall comply with Landlord’s rules as promulgated from time to time and delivered in writing to Tenant regarding separation of various types of trash.  The amount of any fines incurred by Landlord by reason of Tenant’s failure to comply with such rules delivered to Tenant in writing shall be paid by Tenant to Landlord promptly upon demand as Additional Rent.

(24)                          Smoking within the Building is prohibited

(25)                          There shall be no storage of any kind allowed in the freight elevator lobby at any time.  Storage of any kind in the freight elevator lobby is prohibited by law and is subject to monetary penalties.

(26)                          Roller blades are prohibited in the Common Areas.

In the case of any conflict between the Rules and Regulations set forth in this Exhibit and the terms and conditions set forth in the main body of the Lease, the provisions of the main body of the Lease shall govern.

Exhibit E - 3

EXHIBIT F

INTENTIONALLY DELETED

Exhibit F - 1

EXHIBIT G

FORM LETTER OF CREDIT

NAME OF BANK

DATE:

LANDLORD’S NAME
ADDRESS

GENTLEMEN:

BY ORDER AND FOR THE ACCOUNT OF OUR CLIENT, WE HEREBY OPEN OUR IRREVOCABLE LETTER OF CREDIT                    IN YOUR FAVOR FOR AN AMOUNT OF US $                AS FOLLOWS:

1)            FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT ON US TOGETHER WITH A COPY OF THIS ORIGINAL LETTER OF CREDIT ON OR BEFORE THE EXPIRATION DATE IN THE EVENT YOU RECEIVE NOTICE THAT THIS LETTER OF CREDIT IS NOT EXTENDED.

2)            FUNDS UNDER THIS LETTER OF CREDIT SHALL ALSO BE AVAILABLE TO YOU AT ANY TIME ON OR BEFORE THE EXPIRATION DATE HEREOF AGAINST YOUR SIGHT DRAFT ON US ACCOMPANIED BY A COPY OF THIS LETTER OF CREDIT AND YOUR SIGNED STATEMENT TO THE EFFECT THAT YOU ARE ENTITLED TO DRAW AND WE WILL HONOR SUCH STATEMENT WITHOUT QUESTION OR INQUIRY.  DRAFTS MAY BE PRESENTED IN PERSON, BY OVERNIGHT COURIER TO THE FOLLOWING ADDRESS OR BY FACSIMILE TRANSMISSION TO:                                         .

3)            EACH DRAFT MUST BEAR UPON ITS FACE THE STATEMENT “DRAWN UNDER LETTER OF CREDIT” No:                 ISSUED BY                     .

4)            THIS CREDIT SHALL EXPIRE ON               [THE DATE WHICH SHALL BE THE 1 ANNIVERSARY OF THE DATE OF THIS LETTER OF CREDIT] BUT IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE EXTENDED AUTOMATICALLY FOR A PERIOD OF 1 YEAR FROM SAID EXPIRATION DATE AND ANY SUBSEQUENT EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY SUCH EXPIRATION DATE, YOU HAVE RECEIVED WRITTEN NOTIFICATION FROM US BY REGISTERED OR OVERNIGHT COURIER OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, THAT WE ELECT NOT TO EXTEND THIS CREDIT FOR ANY SUCH ADDITIONAL PERIOD.  UPON RECEIPT BY YOU OF SUCH NOTICE, YOU MAY DRAW THE AMOUNT OF THIS CREDIT AS SET FORTH IN PARAGRAPH 1 ABOVE. [THE FINAL EXPIRY DATE OF  THIS LETTER OF CREDIT SHALL BE 60 DAYS IMMEDIATELY FOLLOWING THE EXPIRATION DATE OF THE LEASE]

5)            DRAWINGS IN WHOLE OR IN PART AND TRANSFERS BY BENEFICIARY  ARE PERMISSIBLE HEREUNDER WITHOUT CHARGE.

Exhibit G - 1

6)    WE HEREBY ENGAGE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE ONLY HONORED UPON PROPER PRESENTATION TO US AT OUR COUNTERS BY HAND, OVERNIGHT COURIER OR FACSIMILE:

(YOUR ISSUING BANK)

7)    THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007) REVISION) OF THE INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600.

Exhibit G - 2

EXHIBIT H

Guarantor Competitors

1.              All Campus

2.              Bisk

3.              Blackboard

4.              Coursera

5.              DeVry University

6.              edX

7.              Everspring

8.              Hot Chalk

9.              Instructure (Canvas)

10.       Noodle

11.       Pearson

12.       udacity

13.       udemy

14.       University of Phoenix

15.       Walden University

16.       Wiley

Exhibit G - 3

EXHIBIT I

INTENTIONALLY DELETED

Exhibit G - 4

EXHIBIT J

RESTRICTED SIGNAGE LOCATIONS

Exhibit G - 5

EXHIBIT K

TENANT’S ROOFTOP AREA

Exhibit G - 6

EXHIBIT L

FORM OF MEMORANDUM OF LEASE

Exhibit G - 7

FORM OF MEMORANDUM OF LEASE MEMORANDUM OF LEASE 55 Prospect Owner LLC c/o Kushner Companies 666 Fifth Avenue, 15th Floor New York, New York 10103 NAME AND ADDRESS OF LANDLORD NAME AND ADDRESS OF TENANT: 2UNYC,LLC 8201 Corporate Drive, Suite 900 Landover, MD 20785 DATE OF EXECUTION OF LEASE: As ofFebruary 13, 2017 DESCRIPTION OF LEASED PREMISES: The Leased Premises consist ofthe entire rentable area of the 8th, 9th and IO'h floors of the building located at 55 Prospect Street, Brooklyn, New York (the "Building"). The Building is located in the City of New York, County of Brooklyn and State of New York, on the parcel of land that is more particularly described on Exhibit A annexed hereto and made a part hereof. TERM OF LEASE: The term of the Lease commences on the date that certain conditions as set forth in Article I of the Lease are satisfied, and the initial term thereof is scheduled to expire on (x) if the nine (9) month anniversary of the Commencement Date (the "Rent Commencement Date") is the first day of a calendar month, the date which is the day immediately preceding the eleventh (lith) year anniversary of the Rent Commencement Date, or (y) otherwise, the last day of the month in which the eleventh (II th) year anniversary of the Rent Commencement Date occurs., as applicable. RENEWAL OPTIONS: Subject to the provisions of Article 31 of the Lease, the Lease contains one (I) five (5) year extension option. The extension option is more particularly described in Article 31 of the Lease. TERM OF LEASE GOVERN: The rights, obligations and remedies of Landlord and Tenant, respectively, with reference to each other and the Leased Premises shall be fixed, determined and governed solely by the terms of the Lease, this being a Memorandum of Lease executed by the parties hereto solely for the purpose of providing an instrument for recording pursuant to Section 291-c of the Real Property Law, in lieu of recording the Lease. [SIGNATURES APPEAR ON IMMEDIATELY FOLLOWING PAGE] 885849.0JA-NYCSROSA-MSW 1809639.2 29203-0021-000

IN WITNESS WHEREOF, the parties hereto have duly executed this Memorandum of Lease as of the date set forth above. LANDLORD: TENANT: 55 PROSPECT OWNER LLC By: Name: Title: By: Name: Title: 885849_01A-NYCSR05A-MSW 1809639.2 29203-0021-000

State ofNew York } SS: County of On the day of in the year 201_ before me, the undersigned, a Notary Public in and for said State, , personally known to me or proved to me on the basis of satisfactory evidence to ·personally appeared be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument. Notary Public State ofNew York } SS: County of On the day of in the year 201_ before me, the undersigned, a Notary Public in and for said State, , personally known to me or proved to me on the basis of satisfactory evidence to personally appeared be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument. Notary Public 885849.01 A-NYCSROSA-MSW 1809639.2 29203-0021·000

MEMORANDUM OF LEASE 55 Prospect Owner LLC, Landlord 2UNYC,LLC, Tenant County: Kings Section: Block: 63 Lot: 1 RECORD AND RETURN TO: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Christy L. McElhaney, Esq. 885849.01A-NYCSR05A-MSW 1809639.2 29203-0021-000

EXHIBIT M

EXPANSION PREMISES WORK LETTER

1.                                      General.

1.1                               As used herein “Landlord’s Expansion Premises Work” shall mean, collectively the Expansion Premises Build-Out Work and the Expansion Premises Base Building Work.  The purpose of this Work Letter is to set forth (i) how the interior improvements to the Expansion Premises which Tenant desires to have completed in connection with Tenant’s initial occupancy of the Expansion Premises are to be constructed (“Expansion Premises Build-Out Work”), (ii) who will do the construction of Landlord’s Expansion Premises Work, and (iii) who will pay for the construction of Landlord’s Expansion Premises Work.

1.2                               The terms, conditions and requirements of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

2.                                      Plans.

2.1                               In accordance with the provisions of this Expansion Premises Work Letter, an architect engaged by Tenant and approved by Landlord (“Tenant’s Architect”) shall submit to Landlord for Landlord’s approval complete and detailed architectural, structural, mechanical and engineering plans and specifications (including, without limitation, sprinkler plans) for Landlord’s Expansion Premises Work (the “Expansion Premises Proposed Plans”), the cost and expense of which shall be paid for by Landlord (but subject to the terms and conditions of this Expansion Premises Work Letter, including, without limitation, reimbursement solely from the Expansion Premises Contribution).  If applicable, the Proposed Plans shall include all information reasonably necessary to reflect Tenant’s requirements for ductwork, heating, electrical, plumbing and other mechanical systems and all work necessary to connect any special or non-standard facilities to the base-Building mechanical, electrical and structural systems. Tenant’s submission of the Proposed Plans shall include not less than 5 sets of sepias and 5 sets of black and white prints (or other forms which are customary and are reasonably acceptable to Landlord). The Proposed Plans shall also include the following:

(a)                                 locations and structural design of the floor area;

(b)                                 indication of the density of occupancy in large work areas;

(c)                                  identification of the location of any food service areas or vending equipment rooms;

(d)                                 identification of areas requiring 24-hour air conditioning;

(e)                                  indication of any partitions that are to extend from floor to underside of structural slab above;

(f)                                   identification of location of rooms for telephone equipment and data;

(g)                                  indication of locations and types of plumbing, if any, required for toilets (other than core facilities), sinks, drinking fountains, and similar installations;

Exhibit G - 8

(h)                                 indication of light switching of offices, conference rooms, etc.;

(i)                                     layouts for specially installed equipment, including computers, size and capacity of mechanical and electrical services required, and heat generation of equipment;

(j)                                    indication of dimensioned location of: (i) submeters for measurement of Tenant’s consumption of electrical energy pursuant to Section 10.1 of the Lease (the cost of the submeters shall be a Landlord sole cost), (ii) electrical receptacles (120 volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (iii) electrical receptacles for use in the operation of Tenant’s business equipment which requires 208 volts or separate electrical circuits, and (iv) special audio-visual requirements;

(k)                                 indication of number and location of sprinklers;

(l)                                     indication of special fire protection equipment and raised flooring;

(m)                             reflected ceiling plan;

(n)                                 information concerning air conditioning loads, including, but not limited to, air volume amounts at all supply vents;

(o)                                 non-building standard ceiling heights and/or materials;

(p)                                 materials, colors and designs of wall coverings and finishes;

(q)                                 painting and decorative treatment required to complete all construction;

(r)                                    swing of each door;

(s)                                   schedule for doors (including dimensions for undercutting of doors to clear carpeting) and frames complete with hardware; and

(t)                                    all other information necessary to make the Expansion Premises complete and in all respects ready for operation.

2.2                               The development of the Expansion Premises Proposed Plans by Tenant’s Architect is expected to be a collaborative process among Landlord, Tenant and Tenant’s Architect, with Landlord reviewing and reasonably approving progressive stages of plan completion (i.e., 25%, 50% and 75% CDs) at reasonable intervals (and at each interval giving Landlord at least ten (10) Business Days to review each such stage of drawings). Within ten (10) Business Days after Landlord receives a stage of Proposed Plans, Landlord shall either approve or disapprove same (or provide a request for more information), which approval or disapproval shall be in accordance with the standards set forth in Sections 5.1(a) of the Lease with respect to Landlord’s approval or disapproval of Alterations (and any reasons for disapproval shall be referred to as, a “Design Problem”); provided that the failure of Landlord to respond to an initial submission within ten (10) Business Days or a resubmission after Landlord’s comment within seven (7) Business Days shall be a Landlord Delay. If Landlord determines that a Design Problem exists, it shall return the Expansion Premises Proposed Plans to Tenant together with a reasonably specific explanation of the applicable Design Problem. In such event, Tenant shall be required to make the revisions necessary (which

Exhibit G - 9

revisions shall not expand the scope of the work but shall only be responses or corrections to Landlord’s comments and/or the Design Problem(s) in question) in order to address Landlord’s comments and correct the Design Problem(s) in full and, within five (5) Business Days thereafter, return the revised Proposed Plans to Landlord, which Landlord shall then approve or disapprove (or provide a request for more information) within seven (7) Business Days after receipt.  Each subsequent stage of plans provided to Landlord shall be a logical progression of the immediately preceding stage of plans approved by Landlord (subject to Change Orders as hereinafter defined).  Landlord hereby approves Gensler as Tenant’s Architect for purposes of this Workletter.

2.3                               Landlord’s standards for approval to the Expansion Premises Proposed Plans or a Change Order shall be subject to the standards set forth in Section 2.2 above.  Landlord and Tenant shall exercise all reasonable diligence to cooperate in the expeditious pursuit of plan and contractor approval and the award of the construction contract and subcontracts in connection with Landlord’s Expansion Premises Work, including awarding portions of the construction contracts and obtaining permits based upon partially complete Expansion Premises Proposed Plans. The general contractor and construction manager shall have no obligation to self-certify permit applications and/or inspections.

2.4                               Other than as specified above in Section 1.1 of this Expansion Premises Work Letter and any permitted exterior signage as set forth in the Lease, Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require any material modification to the Building Systems or other Building installations outside the Premises, (ii) not comply with all applicable Requirements, and/or (iii) be incompatible with either the temporary or permanent certificate of occupancy issued for the Building (provided the same shall not limit Tenant’s right to obtain an amendment to the temporary or permanent certificate of occupancy for the Intended Use and the RDA Permitted Use) or the Building’s status as a first-class office building. Any changes required by any Governmental Authority affecting the Expansion Premises Build-Out Work shall be performed by Landlord, at Tenant’s sole cost (subject to reimbursement from Landlord’s Expansion Premises Contribution) provided that any changes orders required to effect such compliance shall be subject to Tenant’s reasonable approval to be granted or withheld within three (3) Business Days after request or such consent is deemed granted (the parties agreeing to work cooperatively to arrive at a mutually satisfactory resolution). Landlord shall give notice to Tenant of any material change in the Expansion Premises Proposed Plans required by any Governmental Authority promptly after Landlord receives notice thereof.

2.5                               Tenant shall diligently pursue completion and approval of the complete set of Expansion Premises Proposed Plans (the “Final Expansion Premises Proposed Plans”) based on preliminary plan submissions previously reviewed and approved and to submit the same to Landlord for approval on or before July 1, 2019. Within ten (10) Business Days after Landlord receives the Final Expansion Premises Proposed Plans, Landlord shall either approve or disapprove same pursuant to the procedures set forth above in Section 2.2 (as finally approved by Landlord with written approval delivered to Tenant, the “Final Expansion Premises Plans”), and the date such Final Expansion Premises Plans are approved by Landlord shall be the “Final Expansion Premises Plans Approval Date”.

2.6                               Tenant shall not make any material changes to logical progression of the Proposed Plans nor any changes in the Final Expansion Premises Plans without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any

Exhibit G - 10

proposed changes adversely affecting the Building’s structure, any of the Building Systems, or the exterior appearance or value of the Building.

3.                                      Work and Costs.

3.1                               Landlord will engage a construction manager (“Construction Manager”) to act as construction manager for the planning and performance of Landlord’s Premises Work, which Construction Manager shall be subject to Tenant’s reasonable approval (which approval shall be granted or denied within three (3) business days after request therefor, and the failure to respond within such time period shall be deemed to mean that Tenant has approved the Construction Manager in question).

3.2                               Subject to the provisions of Section 2 and this Section 3, Landlord shall perform or cause to be performed all of the work depicted on the Final Expansion Premises Plans. Landlord shall be responsible for all the costs and expenses to design and complete the Expansion Premises Base Building Work. Landlord shall also pay for the Expansion Premises Premises Build-Out Work on the Expansion Premises Final Plans (and all architectural costs, engineering costs, general contractor costs, and the cost of all local and state filing fees and permits required to be obtained in order to perform such work) to the extent and only to the extent of an aggregate expenditure with respect to all the aforementioned costs in an amount not to exceed Landlord’s Expansion Premises Contribution (as defined above in the Lease). Tenant shall pay for the cost of any work or materials depicted on the Expansion Premises Final Plans and/or other costs directly related to the Expansion Premises Build-Out Work, including, without limitation all architectural costs of Tenant’s Architect, engineering costs, project management fees, general contractor costs, and the costs of all filing fees and permits required by any Governmental Authority and incurred by Landlord in connection with the  Expansion Premises Build-Out Work, which are in excess of Landlord’s Expansion Premises Contribution (“Tenant’s Expansion Premises Contribution”), which excess shall be paid in accordance with the following: (1) 34% of the then estimated (based upon the sum of the winning bids or the amount of the fixed priced or GMP type contract as reasonably determined by Landlord) Tenant’s Expansion Premises Contribution shall be paid within ten (10) days after submission to Tenant of a reasonably detailed summary with applicable supporting documentation from Landlord or Construction Manager but no earlier than the earlier of  awarding or selecting the winning bids for substantially all the Expansion Premises Build-Out Work or sooner finalizing of a fixed price or GMP type contract between Landlord and the Construction Manager or general contractor, (2) 33% of the then estimated (based upon the sum of the winning bids or the amount of the fixed priced or GMP type contract as reasonably determined by Landlord) Tenant’s Expansion Premises Contribution shall be paid within ten (10) days after 50% of Landlord’s Expansion Premises Work is Substantially Completed (as reasonably determined Landlord and certified by Landlord’s Architect), and (3) the balance of Tenant’s Expansion Premises Contribution shall be paid within ten (10) days after the earlier of (x) Substantial Completion of Landlord’s Expansion Premises Work and (y) Tenant’s occupancy of the Expansion Premises for the conduct of business. The payments to be made by Tenant as provided in this Section 3.2 shall be collectible in the same manner as Additional Rent under the Lease, whether or not the Term of the Lease shall have commenced. The Tenant Expansion Premises Contribution shall be immediately payable upon an Event Default. All Change Costs shall be paid as set forth in Section 6 below.

3.3                               Landlord shall submit to Tenant, as soon as reasonably practicable, the total estimated cost of the Expansion Premises Build-Out Work (which shall be updated regularly during the development of the Proposed Plans as provided above).

Exhibit G - 11

3.4                               Intentionally Deleted.

3.5                               Tenant approves of CBRE, Inc. (or another project manager selected by Landlord and approved by Tenant (which approval shall be granted or denied within three (3) business days after request therefor, and the failure to respond within such time period shall be deemed to mean that Tenant has approved the project manager in question)) to act as project manager (“Project Manager”) to assist with the planning and performance of Landlord’s Expansion Premises Work. Project Manager shall be paid an amount equal to 3% of the cost of the Expansion Premises Build-Out Work (the “Project Manager Fee”), which shall be deducted from Landlord’s Expansion Premises Contribution. For the avoidance of doubt, it is agreed that Landlord shall not receive a supervisory or override fee in respect of the performance of Landlord’s Expansion Premises Work.

3.7                               Notwithstanding anything to the contrary contained herein or in the Lease, during the performance of Landlord’s Expansion Premises Work, the cost of any overtime freight elevator use shall be limited to the actual costs Landlord incurs for the use thereof (i.e., there shall be no additional mark-up in addition to such actual costs). In that regard, Landlord shall use the services of the overtime freight elevators in a reasonable and customary manner and for reasonable and customary needs in connection with prudent construction practices for similar projects.

3.8                               Intentionally Deleted.

3.9                               Subject to costs specifically and expressly provided for herein (e.g., costs related to Change Orders as provided herein), Landlord shall be solely responsible for all costs and expense incurred in connection with designing and completing the Expansion Premises Base Building Work, including, without limitation, hard costs, architect’s fees, and any construction management fee (or the Construction Management Fee, if applicable). Subject to Tenant’s receipt of Landlord’s Expansion Premises Contribution (with respect to the Expansion Premises Build-Out Work), Tenant shall be solely responsible for the cost and expense of completing the Expansion Premises Build-Out Work, including, without limitation, hard costs, engineering fees, Tenant’s Architect’s fees, and the Construction Management Fee.  Landlord shall be solely responsible for performing all of the foregoing work described in this Section 3.9.

3.10                        Within 30 days following the Substantial Completion of Landlord’s Expansion Premises and 60 days after final completion of the same, Landlord, upon Tenant’s request, shall provide Tenant with a preliminary accounting and then final accounting in reasonable detail, together with all backup and supporting materials reasonably requested by Tenant, prepared by Landlord for all amounts incurred in connection with such Landlord’s Work and Landlord’s Roof Work (but excluding the Expansion Premises Base Building Work.  Upon mutual agreement of the finality thereof, there shall be adjustments between Landlord and Tenant to the end that Landlord or Tenant has underpaid or overpaid any amount due from such party pursuant to the terms of this Work Letter. Any overpayment by Tenant shall be payable by Landlord to Tenant within thirty (30) days after the determination thereof. In the event that Tenant and Landlord are unable to agree on the finality of any adjustments after using good faith efforts to resolve the same for at least thirty (30) days and after Tenant sends in writing a reasonably detailed explanation of the amounts in dispute, then Tenant and Landlord shall appoint an EP Approved Examiner to resolve any such adjustments, whose determination shall be binding upon the parties. Any underpayment by Tenant shall be due and payable within thirty (30) days after determination thereof. “EP Approved Examiner” means a certified public accountant or other qualified professional who is a member of a reputable, independent certified

Exhibit G - 12

public accounting firm or other reputable, qualified professional services firm having at least fifty (50) accounting professionals who are certified public accountants and who is mutually acceptable to Landlord and Tenant; provided that if Landlord and Tenant are unable to agree upon an EP Approved Examiner then Landlord and Tenant shall each appoint a certified public accountant and each appointee shall appoint a single certified public accountant or other qualified professional meeting the qualifications set forth above to be the EP Approved Examiner. Each of Landlord and Tenant shall bear the costs of its appointee hereunder and share equally the costs of the EP Approved Examiner.

4.                                      Tenant Delay.

4.1                               If Landlord shall be delayed in Substantially Completing Landlord’s Expansion Premises Work as a result of any act, neglect, failure or omission of Tenant, its agents, servants, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall be a Tenant Delay to the extent such delay actually results in a delay in the Substantial Completion of Landlord’s Expansion Premises Work:

(a)                                 Tenant’s delay in supplying or failure to supply information or to approve plans, drawings and specifications in accordance with and at the times referred to herein, including Sections 2 hereof; or

(b)                                 Tenant’s request for materials, finishes or installations which are not readily available at the time Landlord is ready to install same (e.g., long lead items); or

(c)                                  Tenant’s changes in drawings, plans or specifications submitted to or prepared by Landlord or Landlord’s Architect (including, without limitation, any Change Orders, as hereinafter defined); or

(d)                                 the performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation; or

(e)                                  Tenant’s failure to timely pay for the cost of Tenant’s Expansion Premises Contribution pursuant to Section 3.4; or

(f)                                   Tenant’s failure to supply Final Expansion Premises Proposed Plans in compliance with the terms hereof by July 1, 2019.

If the Expansion Premises Substantial Completion Date (as hereinafter defined) shall be delayed by reason of Tenant Delay, the Landlord’s Expansion Premises Work shall be deemed Substantially Completed for the purposes of determining the Commencement Date as of the date that the Landlord’s Expansion Premises Work would have been Substantially Completed but for any such Tenant Delay as determined by Landlord in its reasonable discretion (provided that Landlord shall continue to use all diligent efforts to complete such Landlord’s Expansion Premises Work).

To the extent that Tenant submits design drawings or other reasonably detailed to plans to Landlord prior to the submission of the Expansion Premises Proposed Plans, Landlord shall use reasonable efforts to delineate items depicted thereon which may be reasonably expected to be long lead items. If long lead items are identified by Landlord, Landlord agrees to use reasonable

Exhibit G - 13

efforts to mitigate the length of time required to obtain and/or install such items, as applicable, or suggest reasonable alternatives and materials that may not be long lead items.

4.2                               Tenant shall pay to Landlord a sum equal to any actual out-of-pocket incremental additional cost to Landlord in completing Landlord’s Expansion Premises Work resulting from (i) any Tenant Delay, and/or (ii) on account of any Change Orders. Any such sums shall be in addition to any sums payable pursuant to Sections 3.3, 3.4 and 3.5 hereof and shall be paid to Landlord within 10 Business Days after Landlord submits an invoice to Tenant therefor.

4.3                               No Tenant Delay in respect of Landlord’s Expansion Premises Work shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that constitutes a Tenant Delay, except to the extent that Tenant has actual notice or constructive notice (e.g., response time frames pursuant to the terms hereof or circumstances for which the Lease expressly states same is a Tenant Delay) of Tenant Delay, in which case no such notice is required. If such action or inaction is not cured within two (2) Business Days after receipt of such notice, then a Tenant Delay as set forth in such notice shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the substantial completion of Landlord’s Expansion Premises Work was in fact delayed as a result of such action or inaction (and if no notice is required as aforesaid, then the applicable Tenant Delay shall be deemed to have occurred commencing as of the date of such occurrence of Tenant Delay and continue for the number of days the substantial completion of Landlord’s Expansion Premises Work was in fact delayed as a result of such action or inaction).

5.                                      Entry by Tenant and Its Agents; Designation of Tenant’s Construction Agent.

5.1                               Except for Expansion Premises Early Access Work, as provided in Section 7 of this Work Letter or as otherwise permitted by Landlord, neither Tenant nor its agents, employers, invitees or independent contractors shall enter the Premises during the performance of Landlord’s Expansion Premises Work within the Expansion Premises. Tenant hereby designates Jason Peterman as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders and for the purpose of consulting with Landlord as to any and all aspects of Landlord’s Expansion Premises Work (which designation may be changed by written notice to Landlord).

5.2                               If Tenant shall enter upon the Expansion Premises prior to the Expansion Premises Commencement Date, as may be above permitted by Landlord, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act (where Tenant had a duty to act) of Tenant or anyone entering the Expansion Premises or Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s entry upon the Premises or Building.

6.                                      Change Orders.       If Tenant requests any change, addition or deletion to the Final Plans (collectively referred to as a “Change Order”), then a request for such Change Order shall be submitted to Landlord for Landlord’s approval. Landlord shall not unreasonably withhold its consent to any requested Change Order in accordance with the

Exhibit G - 14

standards set forth in Section 2.2 of this Work Letter, and grant or deny its consent thereto within (x) five (5) Business Days after Landlord’s receipt of a Change Order which satisfies all of the Reasonable Alteration Conditions, or (y) ten (10) Business Days after Landlord’s receipt of a Change Order which does not satisfy all of the Reasonable Alteration Conditions and if such change is material or extensive, such additional time as may be reasonably required to respond based on the magnitude of such change. Any Design Problem shall be handled in accordance with the correction procedures established therefor in Section 2.2 of this Work Letter. If a Change Order is approved by Landlord, Landlord shall, together with its notice of approval, notify Tenant of its reasonable, good faith estimate (collectively, “Landlord’s Change Estimate”) of: (i) the cost which will be chargeable to Tenant as a result of such Change Order, which cost shall the actual additional out-of-pocket incremental cost of the Change Order (without additional mark-up paid directly to Landlord), taking into account any costs savings as the result of such Change Order and payable by Tenant to Landlord in connection with such Change Order (“Change Cost”) and (ii) the delay, if any, in Substantial Completion of Landlord’s Expansion Premises Work (which shall include, without limitation, any additional time taken to renew such Change Order and revised plans and/or to obtain required permits or file documents with the NYC DOB, which Landlord shall diligently pursue) by reason of such Change Order (and shall be deemed a Tenant Delay for such delay period subject to Landlord’s ). Such Change Cost shall include, without limitation, all actual out of pocket costs reasonably incurred by Landlord as a result of any such delay in completion of the Landlord’s Expansion Premises Work directly resulting from such Change Order, if any, and so specified in Landlord’s Change Estimate. Tenant shall within two (2) Business Days after Landlord’s delivery to Tenant of Landlord’s Change Estimate, notify Landlord in writing whether it desires to proceed with such Change Order. Tenant shall not make any changes to (or that affect beyond a de minimis extent) Landlord’s Base Building Work. If such Change Orders increase the cost of constructing the Landlord’s Expansion Premises Work shown on the Final Plans, such cost shall be added to the cost of Landlord’s Expansion Premises Work and paid by the parties in accordance with this Exhibit M, subject in all events to the Landlord’s Contribution. Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed Change Order which do not satisfy all of the Reasonable Alteration Conditions.  All reasonable and actual delays to the Substantial Completion Landlord’s Expansion Premises Work resulting from a Change Order submission review (whether or not Landlord proceeds with such change) shall be deemed a Tenant Delay.

7.                                      Construction Process.                      It is intended that performance of Landlord’s Expansion Premises Work be pursuant to a so-called “Open Book” process, the Work Parties (as defined in Exhibit C) will work jointly and in good faith to timely prosecute the construction process to completion in accordance with the terms of the Lease. The Work Parties shall endeavor to meet not less than bi-weekly to review the progress of Landlord’s Expansion Premises Work and promptly resolve any issues that arise during the course thereof. Minutes shall be recorded at all meetings of the Work Parties and cover, to the extent applicable the following:

(vii)                           review of contractor’s work schedule to anticipate items of contractor’s work next falling due;

(viii)                        review of shop progress and shop drawing process submitted by contractor;

(ix)                              tracking of contractor’s long-lead items;

(x)                                 logging of Change Orders;

(xi)                              preparation of detailed minutes of each meeting; and

Exhibit G - 15

(xii)                           review of invoicing process, updating of schedule of value of Landlord’s Expansion Premises Work, excluding Expansion Premises Base Building Work.

8.                                      Substantial Completion.         The determination of the date on which Landlord’s Expansion Premises Work shall be Substantially Complete, and Punch List Items, shall be handled in accordance with Article 4 of the Lease.

9.                                      Miscellaneous.

9.1                               This Expansion Premises Work Letter shall not be deemed applicable to any additional space added to the original Premises (other than the Expansion Premises) at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto (other than the Expansion Premises)  in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

9.2                               The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within 10 Business Days (or such longer period, if applicable) of the date due shall be deemed an Event of Default under the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent and Landlord, may, if it so elects, discontinue construction of Landlord’s Expansion Premises Work until all such sums are paid and Tenant has otherwise cured such Event of Default (and any delay in the performance of Landlord’s Expansion Premises Work resulting therefrom shall be deemed to be a Tenant Delay). All late payments shall bear interest at the Interest Rate.

9.3                               Landlord’s Expansion Premises Work shall be performed by Landlord in material compliance with all Requirements, in a good and workman manner, and in material compliance with the Expansion Premises Final Plans.

9.4                               Intentionally Deleted.

9.5                               Any defect in Landlord’s Expansion Premises Work (i) of which Tenant has notified Landlord within 12 months after the Expansion Premises Commencement Date, and (ii) that had not been caused by a Tenant Party, shall be referred to herein as a “Latent Defect”. Landlord shall remedy any Latent Defects provided Tenant notifies Landlord thereof within one year of the Expansion Premises Commencement Date. If a defect in Landlord’s Expansion Premises Work is discovered which is not a Latent Defect, and such defect is covered by a warranty for Landlord’s Expansion Premises Work and which warranty has not been assigned to Tenant, then Landlord, at its cost, so long as such defect was not caused by a Tenant Party, shall use commercially reasonable efforts to enforce such warranty (but shall have no obligation to commence a lawsuit related thereto).

9.6                               Landlord shall use commercially reasonable efforts to obtain market equipment and construction warranties from suppliers supplying materials and equipment as part of Landlord’s Expansion Premises Work and contractors performing Landlord’s Expansion Premises Work to the extent such warranties are typically provided by such trades. To the extent obtained as part of Landlord’s Expansion Premises Work and assignable, Landlord shall assign to Tenant any warranties from contractors or suppliers to the extent Tenant is

Exhibit G - 16

responsible for maintaining and repairing the equipment, materials or work the subject of such warranty, pursuant to the terms of the Lease.

10.                               Expansion Premises Base Building Work.

10.1                        Landlord’s Expansion Premises Work shall include the following work (the “Expansion Premises Base Building Work”), which shall be performed at Landlord’s sole cost, in accordance with the terms hereof:

1.             Landlord shall construct Building standard men’s and women’s ADA compliant bathrooms on the floor of the Expansion Premises

2.             The Expansion Premises floor shall be repaired or patched as reasonably required (as determined by Landlord) and Landlord will use reasonable efforts to remove any significant and material imperfections to accommodate Tenant’s floor covering.

3.             Landlord shall perform required and necessary fireproofing (including to penetrations) and enclosure any exposed structural steel in the Expansion Premises.

4.             Landlord shall ensure all columns within Expansion Premises are reasonably repaired and fireproofed or appropriately protected, per code, and ready to accept Tenant finishes.

5.             Landlord shall install new windows in the Expansion Premises which shall be in good working order and weather sealed.

6.             Landlord shall cause the core walls located in the Expansion Premises to be reasonably patched and ready to receive Tenant’s finishes.

7.             Landlord shall demolish all existing sprinkler piping downstream of each floor control valve and provide a temporary construction sprinkler loop on the floor of the Expansion Premises which is operational and code compliant. Landlord shall ensure that the temporary loop is connected to the fire alarm system and that water flow tamper switches are in place and operational. For the avoidance of doubt, Tenant, at Tenant’s cost shall be responsible for distribution of sprinkler heads and any modifications to the sprinkler infrastructure as part of Tenant’s buildout or to accommodate Tenant’s use.

8.             Landlord shall provide a hot water piping riser system (supply and return piping) through the Expansion Premises (and the location of the risers shall be along the perimeter of the Expansion Premises) and perimeter heat in good working order.

9.             Landlord shall deliver the main HVAC supply and return ductwork through perimeter wall of MER only, complete with smoke and fire dampers at the core of the Expansion Premises, including wiring to fire alarm and BMS system as required.

10.      Landlord shall cause the perimeter heating elements in the Expansion Premises to be in working order.

11.      Landlord shall deliver the Expansion Premises legally demised

Exhibit G - 17

12.      Landlord shall provide a typical life safety infrastructure (including panels and power sources with adequate capacity within the base building fire alarm system to provide for Tenant’s reasonable fire life safety requirements on the leased floor(s)).

13.      Landlord shall cause the Expansion Premises to contain valved and capped condenser water outlets.

Exhibit G - 18

EXHIBIT N

APPROVED SNDA FORM

Exhibit G - 19

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT THIS SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT ("Agreement") is entered into as of February 2017 (the "Effective Date") by and between NATIXIS REAL ESTATE CAPITAL LLC, a Delaware limited liability company (the "Mortgagee") and 2U NYC, LLC, a Delaware limited liability company, having its office at 8201 Corporate Drive, Suite 900, Landover, MD 20785 (hereinafter, collectively the "Tenant"), with reference to the following facts: 55 Prospect Owner LLC, as landlord ("Landlord''), a Delaware liability company, having an office at c/o Kushner Companies, 666 Fifth Avenue, 15th Floor, New York, New York 10103 (the "Landlord'') owns fee simple title or a leasehold interest in the real property described in Exhibit "A" attached hereto (the "Property"). Mortgagee is acting as administrative agent under, and Mortgagee and certain other lenders have made available to Borrower, certain loan facilities in the aggregate principal amount of up to Three Hundred Eighteen Million Eight Hundred Forty Thousand and No/100 Dollars ($318,840,000.00) (the "Loan"). To secure the Loan, Landlord has encumbered the Property by entering into certain mortgages (individually and collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Mortgage"). Pursuantto the Lease, dated the date hereof(the"Lease"), Landlord demised to Tenantthe following property (collectively, the "Leased Premises"): the entire 9'" and 10'" Floors of the building known as 55 Prospect, Brooklyn, New York (the ("Building") and located on the Property together with the right to expand into to the entire 8'" Floor of the Building and together with exclusive right to use portions of the roof and shaft space of the Building as described in the Lease. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur. NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree: 1. Definitions. The following terms shall have the following meanings for purposes of this Agreement. {a) Foreclosure Event. A "Foreclosure Event" means: (i) foreclosure under the Mortgage; (ii) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as administrative agent for the holders of the Loan and/or the Mortgage, as a result of which a Successor Landlord becomes owner of the Property; or (iii) delivery by Former Landlord to, and acceptance by, Mortgagee (or its designee or nominee) of a deed, assignment or other conveyance of Former Landlord's interest in the Property in lieu of any of the foregoing. {b) Former Landlord. A "Former Landlord" means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement. {c) Olfset Right. An "Offset Right" means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and 16100912_3 performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant's payment of Rent or performance of Tenant's other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease; provided that in no event shall the term Offset Right mean any rental abatement, offsets and rent credits against Rent that is specifically identified in the Tenant's Rights Section of this Agreement. (d) Rent. The "Rent" means any fixed rent, base rent or additional rent under the Lease. (e) Successor Landlord. A "Successor Landlord" means any party that becomes owner of the Property as the result of a Foreclosure Event. (f) Other Capitalized Terms. If the initial letter of any other term used in this Agreement is capitalized and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease. · 2. Consent. Mortgagee hereby consents to Landlord entering into the Lease. 3. Subordination. The Lease shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgage, and all advances made under the Mortgage. 4. Nondisturbance. Recognition and Attornment. (a) No Exercise o(Mortgage Remedies Against Tenant.So long as the Tenant is not in default under the Lease beyond any applicable notice and cure periods (an "Event of Defaulf'), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee's rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant's rights under the Lease or this Agreement in such action. Nondisturbance and Attornment. If an Event of Default by Tenant is not (b) then continuing on the date when Successor Landlord takes title to the Property (the "Succession Date") then: (i) Successor Landlord shall not terminate, disturb, interfere with or deprive Tenant of its leasehold estate or right (or the right of any party claiming by or through Tenant) to use, occupy and possess the Leased Premises or utilize other portions of the Building under or by virtue of the terms of the Lease (including, without limitation, all rights, privileges, access rights, expansion and renewal options) except in accordance with the terms of the Lease and this Agreement; (ii) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (iii) Tenant shall recognize and attorn to Successor Landlord as Tenant's direct landlord under the Lease, subject to the terms of this Agreement; and (iv) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant acknowledges notice of the Mortgage and assignment of rents, leases and profits from the Landlord to the Mortgagee. Tenant agrees to continue making payments of rents and other amounts owed by Tenant under the Lease·to the Landlord and to otherwise recognize the rights of Landlord under the Lease until notified otherwise in writing by the Mortgagee (as provided in the Mortgage), and after receipt of such notice Tenant agrees thereafter to make all such payments to the Mortgagee, without any further inquiry on the part of the Tenant, and Landlord consents to the foregoing. In such event, Landlord hereby expressly authorizes Tenant to make such payments to Mortgagee and further agrees that any sums paid to Mortgagee shall be in satisfaction of Tenant's obligations under the Lease. 16100912_3

(c) Further Documentation. The provisions of this Article 4 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article 4 in writing upon request by either of them within ten (I 0) days of such request. 5. Protection o(Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, but subject to Section S(f) hereof, hereof, Successor Landlord shall not be liable for or bound by any of the following matters: (a) Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the Succession Date, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the Succession Date. (b) Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the Succession Date other than, and only to the extent that, either (i) the Lease expressly required such a prepayment, or (ii) such payment was actually delivered to Successor Landlord. (c) Payment: Security Deposit. Any obligation: (i) to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been delivered to Mortgagee by way of an assumption of escrow accounts or otherwise; or (ii) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee; to commence or complete any initial construction of improvements in the Leased Premises or any expansion or rehabilitation of existing improvements thereon; (iv) to reconstruct or repair improvements following a fire, casualty or condemnation unless Successor Landlord actually receives insurance proceeds to reconstruct or repair the same; and (v) to perform date to day maintenance and repairs (except to the extent expressly required pursuant to the terms of the Lease). (d) Modification. Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee's written consent, but only if the consent of Mortgagee to such amendment or modification was required pursuant to the terms of the Mortgage or any other loan document; it being agreed that, notwithstanding anything to the contrary contained in the Mortgage or such other loan document, no such consent shall be required for any an amendment or modification which is (i) entered into to confirm the unilateral exercise by Tenant of a specific right or option granted to Tenant under the Lease (including, without limitation, rights of renewal and expansion options notwithstanding Landlord's participation in such exercise as provided in the Lease), (ii) non-material and expressly contemplated to be entered into under the provisions of the Lease, uch as to · confirm the commencement date, rent commencement date, or other dates. or fa!.'ts, or (iii) to address an administrative matter (such as a change of a notice address); nothing contained in this Agreement shall require Mortgagee's consent to any approvals under the Work Agreement (including without limitation, approval of plans and alterations to the Building and the Leased Premises as described in the Work Agreement or change orders thereto) provided the same is occurs in accordance with the Work Agreement; and provided further that the foregoing shall not be construed, or be deemed to affect, modify or waive in any respect Mortgagee's rights under the Mortgage or the other loan documents. (e) Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease. 16100912_3

(f) Tenant's Rights. Notwithstanding anything to the contrary contained herein or the Mortgage, Tenant may assert any claims for rental abatement, offsets and rent credits permitted under the terms of the Tenant's Rights Sections (as hereinafter defined) whether arising on, before or after the Succession Date (i) against Former Landlord and (ii) to the extent such rent credits, offsets or abatements have not been fully exhausted as of the Succession Date or continue to accrue after the Succession Date, against Mortgagee or any Successor Landlord; and the foregoing shall not be construed to relieve Successor Landlord of liability under the Lease first arising and accruing after the Succession Date; and provided further for purposes of clarity, it is hereby acknowledged and agreed that as of the Succession Date, subject to the terms of this Agreement, Mortgagee and any Successor Landlord shall be bound by all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining, including but not limited to the following obligations, each to the extent expressly required under the Lease; provided, however, in no event shall Mortgagee or Successor Landlord incur any liability beyond Mortgagee or Successor Landlord's then equity interest, if any, in the Property, and Tenant shall look exclusively to such equity interest of Lender, if any, in the Property for the payment and discharge of any obligations or liability imposed upon Mortgagee hereunder or under the Lease: (w) the balance of Tenant's Contribution or Tenant's Expansion Premises Contribution to the extent delivered by Tenant to Former Landlord and not applied, as applicable toLandlord's Work or Landlord's Expansion Premises' Work but only to the extent Mortgagee or Successor Landlord actually receives Tenant's Contribution or Tenant's Expansion Premises Contribution; (x) any rent credits, offsets, abatements or reductions of Rent to which Tenant may be entitled as set forth in is expressly set forth in the Lease, including, without limitation, the abatement of Rent through the Rent Commencement Date (andany extension of the Rent Commencement Date pursuant to Section 4.2), rent credits, offsets, refunds, abatements of or reduction of Rent set forth in Section 4.2(e), Section 4.2(f), Section 5.1(d)(iii), Section S.l(d)(iv), , Section 7.2(b), Section 7.4(a), Section 8.1(e), Section 10.1 J(b), Section 11.3, Section 12.l(b), Section 12.3, Section 26.18(c), Section 26.19(b), Section 26.22(a), Section 3 I .2, Section 32.4, Section 32.8, and Section 33.8 which, in any case, have not yet been fully applied, credited, offset or exhausted against amounts payable by Tenant under the Lease as of the Succession Date (collectively referred to as the "Tenant's ights Sections"); and (y) any options or rights ofTenant under the Lease to the Expansion Premises and any Renewal Terms. 6. Exculpation o[Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord's obligations and liability under the Lease shall never extend beyond Successor Landlord's (or its successors' or assigns') interest, if any, in the ·Leased Premises from time to time, including insurance and condemnation proceeds, security deposits, escrows, Successor Landlord's interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the "Successor Landlord's Interest"). Tenant shall look exclusively to Successor Landlord's Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with . respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord's Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord. 16100912_3

7. Notice to Mortgagee and Right to Cure. Tenant shall notify Mortgagee of any default by Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Mortgagee shall have received notice of default giving rise to such cancellation and (i) in the case of any such default that can be cured by the payment of money, until thirty (30) days shall have elapsed following the giving of such notice or (ii) in tbe case of any otber such default, Former Landlord shall have failed to remedy same within the time period stated in tbe Lease for effecting such cure (or, if no such time period is specified, within no more than thirty (30) days after receipt of such written notice) and Mortgagee shall not have cured such default within such time period for Landlord's cure plus ninety (90) days (but in no event in excess of 180 days); provided this Article 7 shall not apply to or limit in any way, Tenant's termination rights or otherwise extend tbe time period for the exercise of such termination rights (nor the date any termination is effective), under Section 10.11(b) oftbe Lease (provided Tenant shall have delivered an Untenantabily Notice (as defined in tbe Lease) to Mortgagee with respect to the applicable service interruption at approximately the same time such notice was delivered to Landlord). Notwithstanding tbe foregoing, Mortgagee shall have no obligation to cure any such default. 8. Miscellaneous. (a) Notices. Any notice or request given or demand made under tbis Agreement by one party to the other shall be in writing, and may be given or be served by hand delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to tbe party to be notified, with return receipt requested or by fax transmission, witb tbe original machine-generated transmit confirmation report as evidence of transmission. Notice deposited in the mail in the manner hereinabove described shall be effective from and after tbe expiration of three (3) days after it is so deposited; however, delivery by overnight courier service shall be deemed effective on the next succeeding business day after it is so deposited and notice by personal service or fax transmission shall be deemed effective when delivered to its addressee or within two (2) hours after its transmission unless given after 3:00p.m. on a business day, in which case it shall be deemed effective at 9:00 a.m. on tbe next business day. For purposes of notice, the addresses and telefax number of tbe parties shall, until changed as herein provided, be as follows: If to the Mortgagee, at: Natixis Real Estate Capital LLC 1251 Avenue of the Americas New York, New York 10020 Attention: Real Estate Administnition TelecopyNo.: (212) 891-6101 If to the Tenant, at: 2UNYC,LLC 8201 Corporate Drive, Suite 900 Landover, MD 20785 Attention: Chief Financial Officer With a copy to: General Counsel (b) Successors and Assigns. This Agreement shall bind and benefit the parties hereto, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee's written assumption of all obligations under this Agreement, all liability of the assignor shall terminate. (c) Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination oftbe Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement. 16100912_3

Interaction with Lease and with Mortgage. If this Agreement conflicts (d) with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage. (e) Mortgagee's Rights and Obligations.Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. (f) Interpretation; Governing Law.The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State in which the Leased Premises are located, excluding such State's principles of conflict oflaws. (g) Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged. (h) Due Authorization. Tenant represents to Mortgagee that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Mortgagee represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. (i) Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. [TillS SPACE INTENTIONALLY LEFT BLANK] 16100912_3

IN WITNESS WHEREOF, the Mortgagee and Tenant have caused this Agreement to be executed as of the date first above written. ATTEST: MORTGAGEE: NATIXIS REAL ESTATE CAPITAL LLC, a Delaware limited liability company By: Name: _ Name: Title: Title:. _ ByN:am:e:_:_: -_--__-_--_-- -_--__-_--_-__-Name: Title: Title:. ------TENANT: 2UNYC,LLC By: ---------------------------- Name: Name: Title: Title: · -----------------------16100912 3

LANDLORD'S CONSENT Landlord consents and agrees to the foregoing Agreement, including without limitation the provisions of the last two sentences of Section 4(b) of this Agreement, which was entered into at Landlord's request. The foregoing Agreement shall not alter, waive or diminish any of Landlord's obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord shall be deemed a party to the Agreement for the purpose of Landlord's agreement set forth in Section 4(b) of this Agreement. LANDLORD: 55 PROSPECT OWNER, LLC By: Name: Title: Dated: 16100912_3

MORTGAGEE'S ACKNOWLEDGMENT STATE OF _ : ss COUNTY OF---------On this, the_ day of before me a Notary Public in and for the State of theundersigned officer, personally appeared to bea a whoacknowledged himself/herself of :------::--:-------=--'' and that he/she, being author-ized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the himself/herself as such officer. by I certifY that I am not an officer or director of tbe above-named bank, banking institution or trust company. [Strike if inapplicable] In witness whereof,I hereunto set my hand and official seal. -------------[SEAL] Notary Public My Commission Expires: ,, 20 STATEOF - ------ : ss COUNTY OF.---------On this, tbe _ day of before me a Notary Public in and for the State of tbeundersigned officer, personally appeared whoacknowledgedhimself/herself to be a a of :------::--:-------:---:---' and that he/she, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing tbe name of the himself/herself as such officer. by I certifY that I am not an officer or director of the above-named bank, banking institution or trust company. [Strike if inapplicable] In witness whereof, I hereunto set my hand and official seal. ------------[SEAL] Notary Public My Commission Expires: , 20

TENANT'S ACKNOWLEDGMENT STATE OF----------: ss COUNTY OF ---------On this, the_ day of --:-;-----',--,----J before me a Notary Public in and for the State of the undersigned officer, acknowledged personally appeared is the a who that he/she -;:-----,--:--,-------;;--' and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such officer. In witoess whereof, I hereunto set my hand and official seal. cc:----c-:--c---------'[SEAL) Notary Public My Commission Expires: ., 20_

LIST OF EXHIBITS If any exhibit is not attached hereto at the time of execution of this Agreement, it may thereafter be attached by written agreement of the parties, evidenced by initialing said exhibit. Exhibit "A" - Legal Description of the Land